    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             TRITON ENERGY LIMITED
             (Exact name of registrant as specified in its charter)

                  CAYMAN ISLANDS                                           NONE
    (State or jurisdiction of incorporation or             (I.R.S. employer identification no.)
                   organization)
                 CALEDONIAN HOUSE                                    THOMAS J. MURPHY
                  JENNETT STREET                                 TRITON ENERGY CORPORATION
                   P.O. BOX 1043                         6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400
                    GEORGE TOWN                                     DALLAS, TEXAS 75206
           GRAND CAYMAN, CAYMAN ISLANDS                               (214) 691-5200
                  (345) 949-0500                            (Name, address, including zip code,
           (Address, including zip code,                and telephone number, including area code,
    and telephone number, including area code,                     of agent for service)
   of Registrant's principal executive offices)

                             ---------------------

                                   Copies to:
                            MICHAEL S. WORTLEY, ESQ.
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                           TELEPHONE: (214) 220-7732
                             ---------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable
            after the effective date of this Registration Statement
                             ---------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED           PER NOTE(1)              PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
8 7/8% Senior Notes Due 2007...........    $300,000,000              100%               $300,000,000            $79,200
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

TRITON LOGO
                             TRITON ENERGY LIMITED

                            OFFER TO EXCHANGE UP TO
                   $300,000,000 8 7/8% SENIOR NOTES DUE 2007
                                      FOR

                   $300,000,000 8 7/8% SENIOR NOTES DUE 2007
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          TERMS OF THE EXCHANGE OFFER

     - We are offering to exchange up to $300,000,000 of our outstanding 8 7/8% Senior Notes due 2007 for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

     - We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

     - The exchange offer expires at 5:00 p.m., New York City time, on
                   , 2000, unless extended. We do not currently intend to extend the exchange offer.

     - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

       TERMS OF THE NEW 8 7/8% SENIOR NOTES OFFERED IN THE EXCHANGE OFFER

MATURITY

     - The new notes will mature on October 1, 2007.

INTEREST

     - Interest on the new notes is payable on April 1 and October 1 of each year, beginning April 1, 2001.

     - Interest will accrue from October 4, 2000.

REDEMPTION

     - We may redeem some or all of the new notes at any time on or after October 1, 2004.

     - We may also redeem up to $105 million of the new notes using the proceeds of certain equity offerings completed before October 1, 2003.

CHANGE OF CONTROL

     - If we experience a change of control, we must offer to purchase the new notes.

RANKING

     - The new notes are unsecured. The new notes rank equally with all of our other existing and future senior unsecured debt and senior to all of our existing and future subordinated debt.

PORTAL

     - We expect that the new notes will be eligible for trading in the PORTAL market.

     SEE "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NEW NOTES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October   , 2000

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   13
Exchange Offer..............................................   21
Use of Proceeds.............................................   31
Capitalization..............................................   32
Selected Consolidated Historical Financial Data.............   33
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   35
Business....................................................   45
Management..................................................   59
Certain Relationships and Transactions......................   62
Description of Other Indebtedness...........................   64
Description of New Notes....................................   66
Tax Considerations..........................................  110
Book-Entry; Delivery and Form...............................  111
Plan of Distribution........................................  112
Legal Matters...............................................  114
Experts.....................................................  114
Enforceability of Civil Liabilities Against Foreign
  Persons...................................................  114
Where You Can Find More Information.........................  115
Incorporation by Reference..................................  115
Certain Definitions.........................................  116
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, and the documents to which we have referred you to before making an investment decision. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements include forward-looking information which involves risks and uncertainties. See "Disclosure Regarding Forward-Looking Information."

     Unless this prospectus otherwise indicates or the context otherwise requires, the terms "we," "our," "us," "Triton" or the "Company" as used in this prospectus refer to Triton Energy Limited and its subsidiaries. We have defined certain technical terms used in this prospectus in the glossary that is included at the end of this prospectus.

                                  THE COMPANY

GENERAL

     We are an international oil and gas exploration and production company. Our core operating areas and oil and gas reserves are located in Colombia, Equatorial Guinea and Malaysia-Thailand. We explore for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East. We believe that our acreage portfolio offers significant opportunity for growth and diversifies our exposure to any one region. Since 1989, we have discovered three major fields through our exploration program which has allowed us to grow and diversify our reserve base. For the latest twelve months ended June 30, 2000 we had revenues of $293.1 million and EBITDA of $212.4 million.

     We have achieved substantial growth in proved reserves, production, revenues and EBITDA over the past five years. Our proved reserves increased from
139.4 MMboe in 1995 to 265 MMboe at December 31, 1999. We also increased production over this time period from 7.2 MMboe in 1995 to 12.5 MMboe in 1999. Oil and gas revenues and EBITDA also have grown significantly, increasing from $106.8 million and $57.9 million, respectively, in 1995 to $247.9 million and $160.9 million in 1999. At December 31, 1999, our future net revenue from proved reserves had an estimated pre-tax present value (discounted at 10%) of $1,945 million. Oil comprised 64% of our proved reserves while natural gas comprised 36%. At December 31, 1999, approximately 35% of our proved reserves were classified as proved developed.

     Net proved reserves at December 31, 1999, were:

                                PROVED DEVELOPED            PROVED UNDEVELOPED               TOTAL PROVED
                           --------------------------   ---------------------------   ---------------------------
                             OIL      GAS       BOE       OIL       GAS       BOE       OIL       GAS       BOE
                           (Mbbls)   (MMcf)   (MMboe)   (Mbbls)   (MMcf)    (MMboe)   (Mbbls)   (MMcf)    (MMboe)
                           -------   ------   -------   -------   -------   -------   -------   -------   -------
Colombia(1)..............  91,803    11,566   93,731    33,712        --    33,712    125,515   11,566    127,443
Malaysia-Thailand(2).....      --       --        --    13,223    553,862   105,533   13,223    553,862   105,533
Equatorial Guinea........      --       --        --    32,033        --    32,033    32,033        --     32,033
                           ------    ------   ------    ------    -------   -------   -------   -------   -------
        Total............  91,803    11,566   93,731    78,968    553,862   171,278   170,771   565,428   265,009
                           ======    ======   ======    ======    =======   =======   =======   =======   =======

---------------

(1) Includes liquids to be recovered from Empresa Colombiana de Petroleos, the Colombian national oil company, as reimbursement for pre-commerciality expenditures and excludes reserves attributable to the Liebre field, which was sold in 2000.

(2) As of December 31, 1999, gas sales had not yet commenced. The proved gas reserves are calculated using the base price in the gas sales agreement of $2.30. The base price is subject to annual adjustments based on various indices. We cannot assure you what the actual price will be when gas sales commence.

CORE OIL AND GAS PROPERTIES

  Colombia

  Cusiana and Cupiagua Fields

     We hold a 12% interest in the Santiago de Las Atalayas, Tauramena and Rio Chitamena contract areas, covering approximately 66,000, 36,300 and 6,700 acres, respectively. The areas are located approximately 160 kilometers (100 miles) northeast of Bogota in the Andean foothills of the Llanos Basin area in eastern Colombia. Our net revenue interest is approximately 9.6% after governmental royalties. Gross production from the Cusiana and Cupiagua fields has reached over 500 million barrels of oil since production commenced, and averaged approximately 430,000 BOPD during 1999. Based on a revised production forecast we received in September 2000 from the operator, we expect that average gross oil production for these fields in 2000 will be approximately 340,000 BOPD. We have been advised by the operator that production in 2001 is expected to decline approximately 15% from the 2000 level.

  Recetor Contract Area

     In 1999, we acquired a 20% interest in the Recetor contract area, covering approximately 70,215 acres, subject to certain government royalties. Ecopetrol has the right to acquire up to a 50% interest in the Recetor contract area, pro rata from each participant, upon declaration of commerciality. This area is located adjacent to and north of the Santiago de Las Atalayas contract area and includes an extension of the Cupiagua field. In January 2000, we and our working interest partners completed the Liria YD-2 well on the extension of the Cupiagua field in the Recetor contract area. The well reached a total depth of 16,953 feet and is producing into the Cupiagua central processing facility. Currently one drilling rig is operating in the Recetor contract area. We expect at least two additional wells to be drilled in the Recetor contract area in 2001.

  Equatorial Guinea

     We have an interest in production-sharing contracts covering two contiguous offshore blocks, Blocks F and G, with the Republic of Equatorial Guinea. The contracts give us the right to explore and develop an area covering approximately 1.3 million acres located offshore and southwest of the town of Bata in water depths of up to 5,200 feet. We are the operator and have an 85% interest in Blocks F and G, subject to a 5% carried participating interest held by the government. In October 1999, we announced the discovery of the Ceiba oil field, located on Block G. We recently completed a 3-D seismic survey covering
1.025 million acres in Blocks F and G that identified a number of what we believe to be highly attractive prospects for exploration and exploitation. Our acreage, which is equal to approximately 260 Gulf of Mexico blocks, offers us the potential for significant continued growth.

     We are implementing an accelerated appraisal and development program with two drilling rigs to enable early production from the Ceiba field. The field is located in approximately 2,200 to 2,600 feet of water, approximately 22 miles off the continental coast of Africa. Our first production from the field is scheduled for the end of 2000. The current plan of development provides for initial or phase one production of 52,000 BOPD, although we cannot assure you that actual production will be at this level. We have contracted for a FPSO vessel that we expect to provide storage for up to two MMbbls of oil and initial processing capacity of up to 60,000 BOPD from a single production unit. We can add production capacity cost effectively through the installation of additional processing units. We also plan to drill up to six exploration wells by the middle of 2001, the first of which we spudded on October 2, 2000.

  Malaysia-Thailand

     We own a 25% interest in Block A-18 of the Malaysia-Thailand Joint Development Area in the Gulf of Thailand. We and our partners have discovered eight natural gas fields -- known as the Bulan, Bumi, Bumi East, Cakerawala, Samudra, Senja, Suriya and Wira fields. In October 1999, we and the other parties to the production-sharing contract for Block A-18 executed a gas sales agreement providing for the sale of the first phase of gas to Malaysia. Construction has begun with first production scheduled to commence by June 30, 2002. Our share of the capital costs for the first phase of the exploration and development is being funded by BP Amoco p.l.c.

COMPETITIVE STRENGTHS

     We believe that we have certain strengths that provide us with significant competitive advantages, including the following:

     - Proven Growth Record. Over the past five years, on a compound annual basis, we have increased reserves by 18%, production by 15% and EBITDA by 29%. We expect continued growth as a result of the development of the first phase of the Ceiba field and Block A-18.

     - Diversified International Portfolio. We have diversified our core areas beyond our initial interest in the Cusiana and Cupiagua fields in Colombia to include the Gulf of Thailand and West Africa. First production from phase one development of the Ceiba field in Equatorial Guinea is expected by the end of 2000 and first production from Block A-18 in the Gulf of Thailand is scheduled to begin by June 30, 2002. We believe these three core areas will diversify our exposure to technical, geological and political risks in any one region while increasing the stability of our production and cash flow.

     - Extensive Exploitation and Exploration Potential. Our core properties contain large oil and gas fields in various stages of development. The size of these fields and our extensive acreage holdings afford us the potential to significantly increase our reserves, production and cash flow. In Colombia we are focused on full exploitation of the Cusiana and Cupiagua fields and development of our Recetor concession. We believe considerable development potential remains on Block A-18, although we will need to negotiate additional phases of gas deliveries under the existing gas sales agreement. Capitalizing on our recent success in Equatorial Guinea, we have accelerated our drilling program to begin to pursue full development of the Ceiba field and further exploration of our concession.

     - Experienced Management. Our management team and technical staff have an average of 20 years of experience in the oil and gas industry. We have been very successful in identifying, acquiring, exploring and developing international oil and gas properties as evidenced by our record in Colombia, Equatorial Guinea and Malaysia-Thailand.

BUSINESS STRATEGY

     The key elements of our strategy are as follows:

     - Exploit Existing Core Asset Base. We are focused on continuing to exploit our existing core asset base utilizing technical solutions to accelerate production and maximize reserve recovery in order to increase our returns on invested capital. This is demonstrated by our experience with the Ceiba field, with production expected to commence within 15 months after our initial discovery well via a sub-sea development program tied back to an FPSO vessel.

     - Capitalize on Extensive Exploration Opportunities. Our growth has primarily been a result of our successful exploration program. We are committed to continuing to pursue an active exploration program to capitalize on the experience we have gained and our extensive prospect inventory. In Equatorial Guinea we have acquired and processed 1 million acres of 3-D seismic data and have identified approximately 40 leads or prospects. We expanded our drilling program in Equatorial Guinea via the addition of a second drilling rig and are planning to drill up to six exploration wells by the middle of 2001, the first of which we spudded on October 2, 2000. Our recently announced farm-in in Gabon, which has similar geologic characteristics to our Equatorial Guinea concession, reflects our desire to utilize the knowledge and experience from Equatorial Guinea to expand our activities in West Africa.

     - Maintain a Low Cost Structure. We have lowered our operating costs significantly, both in absolute terms and on a boe basis, over the last two years. General and administrative expenses before capitalization have been reduced from $47 million, or $3.83 per boe, in 1998 to $31 million, or $2.02 per boe, in 1999. Operating costs have been reduced from $74 million, or $5.97 per boe, in 1998 to $68 million, or $4.50 per boe, in 1999. We plan to maintain a low cost structure to maximize cash flow and earnings.

     - Maintain Financial Flexibility. We have undertaken a number of steps since mid 1998 to strengthen our financial position and improve our financial flexibility. In August 1998, we sold one half of our interest in Block A-18 to ARCO for $150 million and financing of all costs on the block up to $377 million or until first gas production from a gas field. In September 1998, we sold $350 million in 8% Convertible Preference Shares, substantially all of which was sold to HM4 Triton, L.P., a limited partnership controlled by Thomas O. Hicks and Hicks, Muse, Tate & Furst Incorporated. As a result of these activities and increased financial discipline, we have increased our liquidity and diversified our capital base. These actions enabled us to pursue an aggressive exploration and development schedule in Equatorial Guinea. We are committed to maintaining the financial flexibility we have established in order to pursue exploration and development activities and to take advantage of other opportunities that may arise.

RECENT DEVELOPMENTS

     Gross production from the Cusiana and Cupiagua fields averaged approximately 331,000 BOPD during the third quarter of 2000. Based on a revised production forecast we received in September 2000 from the operator, we expect that average gross production for the fields will be approximately 340,000 BOPD for the year, and production is expected to decline approximately 15% from the estimated 2000 level.

     In September 2000, we surrendered our interest in our Aitoloakarnania onshore lease in Greece after drilling two dry holes, and we expect to record a writedown of approximately $19 million ($17 million net of tax) in the third quarter of 2000.

     In September 2000, we announced that the Ceiba-6 well offshore Equatorial Guinea will be plugged and abandoned, having not encountered oil and gas. The Ceiba-6 well was a significant step-out well located outside and southeast of the Ceiba field.

PRINCIPAL EXECUTIVE OFFICES AND CONTACT INFORMATION

     Our principal executive offices are located at Caledonian House, Jennett Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands, and our telephone number is (345) 949-0050.

                               THE EXCHANGE OFFER

     On October 4, 2000, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer within 210 days after the date we issued the old notes.

Exchange Offer.............  We are offering to exchange new notes for old notes.

Expiration Date............  The exchange offer will expire at 5:00 p.m. New
                             York City time, on             , 2000, unless we
                             decide to extend it.

Condition to the Exchange
  Offer....................  The registration rights agreement does not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. A minimum aggregate principal amount of old notes being tendered is not a condition to the exchange offer.

Procedures for Tendering
  Old Notes................  To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the old notes that you wish to exchange, to The Chase Manhattan Bank, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your old notes by following the procedures for book-entry transfer described in this prospectus.

                             If your old notes are held through The Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                             If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old notes, we urge you to contact that person promptly to tender your old notes in the exchange offer.

                             For more information on tendering your old notes, please refer to the sections in this prospectus entitled "Exchange Offer -- Terms of the Exchange Offer," "-- Procedures for Tendering" and "-- Book Entry Transfer."

Guaranteed Delivery
  Procedures...............  If you wish to tender your old notes and you cannot get your required documents to the exchange agent on time, you may tender your old notes according to the guaranteed delivery procedures described in "Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal of Tenders......  You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m. New York City time on the expiration date of the exchange offer.

Acceptance of Old Notes and
  Delivery of New Notes....  If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the new notes as promptly as practicable after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled "Exchange Offer -- Terms of the Exchange Offer."

Fees and Expenses..........  We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer -- Fees and Expenses."

Use of Proceeds............  The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. Please refer to the sections entitled "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Requirements" for a discussion of our use of the proceeds from the issuance of the old notes.

Consequences of Failure to
  Exchange Old Notes.......  If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933 except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

U.S. Federal Income Tax
  Considerations...........  The exchange of new notes for old notes in the exchange offer will not be taxable event for U.S. federal income tax purposes. Please read "Tax Considerations."

Exchange Agent.............  We have appointed The Chase Manhattan Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent
                             addressed as follows:                     .
                             Eligible institutions may make requests by
                             facsimile at           .

                             TERMS OF THE NEW NOTES

     The new notes will be identical to the old notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

     The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled "Description of New Notes." References to "Triton," the "Company," "us," "we," and "our" in this section of the summary refer only to Triton Energy Limited and do not include our subsidiaries.

Issuer.....................  Triton Energy Limited.

Notes Offered..............  $300 million aggregate principal amount of 8 7/8%
                             Senior Notes due 2007.

Maturity...................  October 1, 2007.

Interest on the New
Notes......................  Annual Rate 8.875%.

Interest Payment Dates.....  April 1 and October 1 of each year, commencing on
                             April 1, 2001.

Sinking Fund...............  None.

Optional Redemption........  On or after October 1, 2004, we may redeem some or all of the new notes at the redemption prices listed in the section entitled "Description of New Notes -- Optional Redemption." We may not redeem the new notes before October 1, 2004, except that at any time on or before October 1, 2003, we may redeem up to $105 million of the new notes with the proceeds of offerings of common equity at a redemption price equal to 108.875%, together with accrued and unpaid interest, so long as $195 million of the new notes remain outstanding after each permitted redemption made with equity proceeds.

                             We may redeem all, but not fewer than all, of the new notes at their principal amount, plus accrued and unpaid interest, in the event of certain changes affecting tax laws, as described under "Description of New Notes -- Redemption for Changes in Withholding Taxes."

Change of Control..........  Upon the occurrence of a change of control, you will have the right to require us to repurchase all or a portion of your new notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of purchase.

Ranking....................  The new notes rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. Because we are a holding company that conducts all our operations through subsidiaries, the new notes will be effectively subordinated to all obligations of our subsidiaries. As of June 30, 2000, on a pro forma basis to give effect to the offering of old notes and the application of the proceeds thereof, our outstanding senior indebtedness would have been approximately $509 million, none of which would have been secured, and our subsidiaries would have had approximately $91 million of total liabilities (consisting of $9 million of Export-Import Bank supported bank indebtedness and $82 million of other liabilities, including accounts payable). The indenture that will govern the new notes permits us to incur a significant amount of senior indebtedness. Our subsidiaries may also have other liabilities, including contingent liabilities. The new notes will not be guaranteed by any of our subsidiaries.

Specified Covenants........  The indenture governing the new notes will contain, among other things, limitations on our ability and the ability of our subsidiaries to:

                             - borrow money;

                             - pay dividends on stock, redeem stock or redeem
                               subordinated debt;

                             - make investments;

                             - use assets as security in other transactions;

                             - create liens;

                             - enter into sale and leaseback transactions;

                             - sell assets;

                             - sell capital stock of subsidiaries;

                             - guarantee other indebtedness;

                             - enter into agreements that restrict dividends
                               from subsidiaries;

                             - merge or consolidate;

                             - enter into transactions with affiliates; and

                             - enter into different lines of business.

                             For the period during which the new notes receive an investment grade rating by either Standard & Poor's Ratings Services or Moody's Investors Service, Inc. and no default or event of default has occurred and is continuing under the indenture governing the new notes, we and our subsidiaries will not be required to comply with certain of the covenants, but we and our subsidiaries will be required to continue to comply with the covenants restricting our ability to create liens, enter into sale and leaseback transactions and merge or consolidate.

Transfer Restrictions;
  Absence of a Public
  Market for the Notes.....  The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We expect that the new notes will be eligible for trading in the PORTAL market. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth certain of our consolidated historical financial data. You should read the historical data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes included elsewhere in this prospectus. The historical results are not necessarily indicative of our future results.

                                               SIX MONTHS
                                             ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                            -----------------   ------------------------------------------------
                                              2000      1999     1999      1998       1997      1996      1995
                                            --------   ------   -------   -------   --------   -------   -------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER UNIT AMOUNTS)
STATEMENTS OF OPERATIONS:
REVENUES:
Oil and gas sales.........................  $  154.0   $108.8   $ 247.9   $ 160.9   $  145.4   $ 129.8   $ 106.9
Other operating revenues..................        --       --        --      67.7        4.1       4.2       0.6
                                            --------   ------   -------   -------   --------   -------   -------
                                               154.0    108.8     247.9     228.6      149.5     134.0     107.5
                                            --------   ------   -------   -------   --------   -------   -------
COSTS AND EXPENSES:
Operating.................................      31.3     38.2      68.1      73.5       51.4      36.7      35.3
General and administrative................      10.3      9.8      23.6      26.7       28.6      25.9      25.7
Depreciation, depletion and
  amortization............................      27.4     30.6      61.4      58.8       36.8      25.6      23.2
Writedown of assets.......................        --       --        --     328.6         --      43.0        --
Special charges...........................        --      1.2       2.9      18.3         --        --        --
                                            --------   ------   -------   -------   --------   -------   -------
                                                69.0     79.8     156.0     505.9      116.8     131.2      84.2
                                            --------   ------   -------   -------   --------   -------   -------
OPERATING INCOME (LOSS)...................      85.0     29.0      91.9    (277.3)      32.7       2.8      23.3
Interest income...........................       4.8      5.2      10.6       3.2        5.2       6.7       8.0
Interest expense, net.....................      (8.9)   (11.9)    (22.7)    (23.2)     (23.9)    (15.9)    (24.1)
Other income (expense), net...............      (0.5)     0.2      (3.6)     58.7        2.9      27.3       9.4
                                            --------   ------   -------   -------   --------   -------   -------
                                                (4.6)    (6.5)    (15.7)     38.7      (15.8)     18.1      (6.7)
                                            --------   ------   -------   -------   --------   -------   -------
  Earnings (loss) from continuing
    operations before income taxes and
    extraordinary
    item..................................      80.4     22.5      76.2    (238.6)      16.9      20.9      16.6
Income tax expense (benefit)..............      25.1      9.7      28.6     (51.1)      11.3      (2.9)     10.1
                                            --------   ------   -------   -------   --------   -------   -------
                                                55.3     12.8      47.6    (187.5)       5.6      23.8       6.5
Discontinued operations...................        --       --        --        --         --        --      (3.8)
                                            --------   ------   -------   -------   --------   -------   -------
  Earnings (loss) before extraordinary
    item..................................      55.3     12.8      47.6    (187.5)       5.6      23.8       2.7
Extraordinary item -- extinguishment of
  debt....................................        --       --        --        --      (14.5)     (1.2)       --
                                            --------   ------   -------   -------   --------   -------   -------
  Net earnings (loss).....................      55.3     12.8      47.6    (187.5)      (8.9)     22.6       2.7
Accumulated dividends on preference
  shares..................................      14.7     14.0      28.7       3.1        0.4       1.0       0.8
                                            --------   ------   -------   -------   --------   -------   -------
  Earnings (loss) applicable to ordinary
    shares................................  $   40.6   $ (1.2)  $  18.9   $(190.6)  $   (9.3)  $  21.6   $   1.9
                                            ========   ======   =======   =======   ========   =======   =======
STATEMENT OF CASH FLOWS DATA:
Cash flows from operating activities......  $   66.2   $ 49.8   $ 116.5   $   1.5   $  (97.4)  $  80.7   $ 149.1
Cash flows from investing activities......  $ (163.1)  $(46.5)  $(118.5)  $  84.2   $ (212.7)  $(105.5)  $(159.8)
Cash flows from financing activities......  $  (10.0)  $190.8   $ 170.1   $ (80.1)  $  313.4   $ (13.0)  $  38.9
OTHER FINANCIAL DATA:
EBITDA(a).................................  $  116.9   $ 65.4   $ 160.9   $  54.9   $   74.4   $  87.2   $  57.9
EBITDA to interest expense................      6.0x     3.4x      4.2x      1.1x       1.4x      1.8x      1.3x
Ratio of earnings to fixed charges(b).....      4.6x     1.8x      2.6x        --         --        --      1.1x
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit).................  $   58.3   $182.1   $ 161.3   $ (21.6)  $ (115.2)  $(182.2)  $  85.6
Property, plant and equipment, net........     582.9    571.0     524.2     470.9      835.5     676.8     524.4
Total assets..............................   1,015.7    937.7     974.5     754.3    1,098.0     914.5     824.2
Long-term debt, including current
  maturities(c)...........................     409.2    418.0     413.5     427.5      573.7     416.6     402.5
Shareholders' equity......................     514.6    444.6     463.1     223.8      296.6     300.6     246.0

---------------

(a) EBITDA consists of consolidated net earnings (loss), plus interest expense, income taxes, depreciation expense, amortization of intangibles, exploration and abandonment expense and other non-cash charges reducing consolidated net earnings (loss) to the extent deducted in calculating consolidated net earnings (loss). Net earnings associated with barrels delivered in connection with our forward oil sale in May 1995 have not been deducted in the calculation of EBITDA. EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.

(b) For purposes of computing the ratio of earnings to fixed charges, earnings consist of consolidated earnings (loss) from continuing operations before income taxes and extraordinary items, excluding undistributed equity earnings of affiliates whose debt is not guaranteed, plus fixed charges. Fixed charges consists of interest expense on indebtedness and capitalized interest, plus amortization of debt issuance costs, discounts and premiums, plus that portion of rental expense which is deemed to be representative of an interest factor. Earnings were inadequate to cover fixed charges for the years ended December 31, 1998, 1997, and 1996 by $261.8 million, $8.9 million, and $6.3 million, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the years ended December 31, 1998, 1997, and 1995 by $39.4 million, $15.2 million, and $9.9 million, respectively.

(c) Includes current maturities totaling $9.1 million and $9.0 million at June 30, 2000 and 1999, respectively, and $9.0 million, $14.0 million, $130.4 million, $199.6 million, and $1.3 million at December 31, 1999, 1998, 1997, 1996, and 1995, respectively.

                      SUMMARY RESERVE AND PRODUCTION DATA

     The following table sets forth certain of our consolidated historical reserve and operating data. You should read the historical data in conjunction with our historical consolidated financial statements and notes included elsewhere in this prospectus. The historical results are not necessarily indicative of our future results.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999       1998        1997
                                                              --------   --------   ----------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER
                                                                       UNIT AMOUNTS)
ESTIMATED PROVED RESERVES (AT END OF PERIOD):
  Oil (MBbls)...............................................   170,827    143,344      175,799
  Gas (MMcf)................................................   565,428    582,596    1,238,419
  Oil equivalents (MBOE)....................................   265,065    240,443      382,202
Percent Oil.................................................        64%        60%          46%
Percent proved developed....................................        35%        37%          22%
FUTURE NET CASH FLOWS BEFORE INCOME TAXES (AT END OF
  PERIOD):
  Undiscounted..............................................  $  3,648   $  1,607   $    3,577
  Discounted................................................  $  1,945   $    669   $    1,280
RESERVE ADDITIONS (MBOE):
  Acquisitions..............................................     3,280        N/A          N/A
  Extensions, discoveries and revisions.....................    33,887    (12,263)      80,477
                                                              --------   --------   ----------
        Total additions.....................................    37,167    (12,263)      80,477
                                                              ========   ========   ==========
COSTS INCURRED:
  Acquisitions..............................................  $    6.4   $     .5   $      3.1
  Exploration and development costs.........................     117.6      153.8        154.3
                                                              --------   --------   ----------
        Total costs incurred................................  $  124.0   $  154.3   $    157.4
                                                              ========   ========   ==========
UNIT FINDING COST (PER BOE)(A)..............................  $   3.34   $    N/M   $     1.96

                                                          SIX MONTHS
                                                        ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                                        ---------------   --------------------------------------------
                                                         2000     1999     1999      1998      1997     1996     1995
                                                        ------   ------   -------   -------   ------   ------   ------
PRODUCTION:
  Oil (MBbls)(b)......................................   5,474    6,390    12,469     9,979    5,776    5,987    6,303
  Gas (MMcf)..........................................     220      215       459       503      802    2,517    5,312
        Total (MBOE)(b)...............................   5,511    6,426    12,546    10,063    5,910    6,407    7,188
AVERAGE SALES PRICE PER UNIT(C):
  Oil (per Bbl)(d)....................................  $24.65   $13.72   $ 15.95   $ 12.31   $17.54   $19.61   $16.60
  Gas (per Mcf).......................................  $ 1.25   $  .87   $   .88   $   .99   $ 1.15   $ 1.69   $ 1.64
  BOE.................................................  $24.55   $13.68   $ 15.89   $ 12.27   $17.37   $19.42   $16.19
EXPENSES PER BOE:
  Production costs, including production taxes........  $ 5.04   $ 5.03   $  4.50   $  5.97   $ 6.47   $ 5.77   $ 6.28
  Depletion...........................................  $ 4.21   $ 3.71   $  3.80   $  4.07   $ 3.67   $ 2.84   $ 2.81
AVERAGE RESERVE LIFE (YEARS)(E).......................     N/A      N/A      21.1      23.9     64.7     51.4     20.3

---------------

(a) Finding cost is calculated by dividing each year's costs incurred by the same year's reserve additions. Finding costs are not provided for 1998, since reserve additions were negative.

(b) Includes Ecopetrol reimbursement barrels and excludes .8 million and 1.5 million barrels of oil produced and delivered for the six months ended June 30, 2000 and 1999, respectively, and 3.1 million, 3.1 million, 2.5 million, .7 million and .4 million barrels of oil produced and delivered for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, in connection with our forward oil sale in May 1995.

(c) Includes barrels delivered under the forward oil sale through March 2000, which were recognized in oil and gas sales at $11.56 per barrel upon delivery.

(d)  Includes natural gas liquids and condensate.

(e) Average reserve life is calculated by dividing each year's total reserve by such year's production.

                                  RISK FACTORS

     You should carefully consider the risk factors beginning on page 13 of this prospectus, as well as the information included or incorporated by reference in this prospectus, before participating in the exchange offer. In addition, please read "Disclosure Regarding Forward-Looking Information" below, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

     Some statements in this prospectus and the documents we refer you to, as well as written and oral statements made from time to time by us and our representatives in reports, filings with the Securities and Exchange Commission, news releases, conferences, teleconferences, web postings or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. This information is subject to the "Safe Harbor" provisions of those statutes. Forward-looking statements include statements concerning Triton's and management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying these forward-looking statements. We use the words "anticipates," "estimates," "expects," "believes," "intends," "plans," "may," "will," "should" and similar expressions to identify forward-looking statements. These statements include information regarding:

     - drilling schedules;

     - expected or planned production capacity;

     - our interpretation of seismic data;

     - future production of the Cusiana and Cupiagua fields in Colombia, including the Recetor license;

     - future production of the Ceiba field in Equatorial Guinea, including volumes and timing of first production;

     - the acceleration of our exploration, appraisal and development activities in Equatorial Guinea;

     - the completion of development and the commencement of production in offshore Malaysia-Thailand;

     - our capital budget, future capital requirements and our ability to meet our future capital needs;

     - our ability to realize our deferred tax asset;

     - the level of future expenditures for environmental costs;

     - the outcome of regulatory and litigation matters; and

     - proved oil and gas reserves and discounted future net cash flows therefrom.

     We base these statements on our current expectations. These statements involve a number of risks and uncertainties, including those described in the context of the forward-looking statements, as well as those presented in "Risk Factors" below. Actual results and developments could differ materially from those expressed in or implied by these statements. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     In deciding whether to participate in the exchange offer, you should consider the following risks. You should consider carefully these risks along with the other information in this document and the documents to which we have referred you.

RISKS RELATED TO OUR BUSINESS

  Oil prices significantly impact our operating results.

     Currently, we derive substantially all of our revenues and operating cash flow from the sale of oil produced in Colombia. In general, we sell our oil production at prices based on the market price of oil on the date of sale, although from time to time we may sell production in advance at contractually fixed prices and we may enter into hedging transactions. The market price for oil historically has been volatile. For example, during 1999, WTI oil prices fluctuated between a low price of $11.37 per barrel and a high price of $27.07 per barrel, and was $33.75 per barrel as of October 20, 2000. Decreases in oil and natural gas prices will adversely affect our revenues, results of operations, and cash flows.

  If we determine that exploration results on one or more properties do not justify continuing to carry their capitalized costs, we may write down the properties' carrying value and incur a charge to earnings and a reduction in shareholders' equity.

     We follow the full cost method of accounting for exploration and development of oil and gas reserves. Under this method of accounting, all of our costs related to acquisition, holding and initial exploration of licenses in countries where we do not have any proved reserves are initially capitalized. We then periodically make assessments of these licenses for impairment on a country-by-country basis. Based on our evaluation of drilling results, seismic data and other information we deem relevant, we may write down the carrying value of the oil and gas licenses in that country. A writedown constitutes a charge to earnings that does not impact our cash flow from operating activities, but it does reduce our shareholders' equity. For example, in September 2000, we surrendered our interest in an onshore lease in Greece after drilling two dry holes and we expect to record a write down of about $19 million ($17 million net of tax) in the third quarter of 2000. In addition, in the second quarter of 1998, we recorded a $77.3 million ($72.6 million, net of tax) writedown of unevaluated oil and gas properties relating to our operations in China, Ecuador, Guatemala and other countries, and a corresponding reduction in shareholders' equity. We expect to complete our contractual obligations in Greece, Italy, Madagascar, and Oman over the next 12 months. If in the course of our exploration activities in any one or more of these countries, we determine that continuing to explore for hydrocarbons there is not justified, we may record a writedown during this period for any one of our cost pools related to these countries. Due to the unpredictable nature of exploration activities, we cannot predict the amount and time of impairment writedowns.

  If oil and gas prices decrease below specified levels, we may write down the carrying values of properties with proved reserves and incur a charge to earnings and a reduction in shareholders' equity.

     We may also write down the carrying value of properties where we have proved reserves as a result of the "full cost ceiling limitation" prescribed by the Securities and Exchange Commission. Under the full cost ceiling limitation, we must write down the carrying value of properties in any country where we have proved reserves to the extent that the net capitalized costs of the properties, less related deferred income taxes, exceeds the amount given by the following formula:

          (1) the estimated future net revenues from the properties, discounted at 10%; plus

          (2) unevaluated costs not being amortized; plus

          (3) the lower of cost or estimated fair value of unproved properties being amortized; minus

          (4) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties.

     The discounted future net revenues from the properties is determined based on the selling price of oil or gas as of the end of the accounting period, or when results of operations for that period are determined. For example, as a result of a decline in oil prices in 1998, we wrote down the carrying value of our evaluated oil and gas properties in Colombia by $105.4 million ($68.5 million, net of tax) in June 1998, and $135.6 million ($115.9 million, net of tax) in December 1998, because of the full cost ceiling limitation. To calculate the Securities and Exchange Commission full cost ceiling limitation, we used a net price of approximately $13 per barrel as of June 30, 1998, and $11 per barrel as of December 31, 1998.

  Substantially all of our operations are in foreign countries and we are subject to political, economic and other uncertainties.

     We conduct substantially all of our exploration and production operations, and derive substantially all of our revenues, outside the United States, including Colombia, Equatorial Guinea, Malaysia-Thailand, Gabon, Greece, Italy, Madagascar and Oman. Operations in foreign countries, particularly the oil and gas business, are subject to political, economic and other uncertainties, which include:

     - the risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

     - taxation policies, including royalty and tax increases and retroactive tax claims;

     - exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

     - laws and policies of the United States affecting foreign trade, taxation and investment; and

     - the possibilities of being subjected to the exclusive jurisdiction of foreign courts in connection with legal disputes and the inability to subject foreign persons to the jurisdiction of courts in the United States.

     Countries in Latin America and Africa, as well as other regions, have had a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a hostile attitude toward foreign investment. In an extreme case, such a change could result in the termination of our contract rights and expropriation of our assets.

  Our drilling operations are subject to certain other risks which could cause us to delay or cease our drilling.

     Numerous risks affect drilling activities, including the risk of drilling non-productive wells or dry holes. The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain. Also, our drilling could delay or cease because of any of the following:

     - title problems;

     - weather conditions;

     - noncompliance with or changes in governmental requirements or regulations;

     - shortage or delays in the delivery or availability of equipment; and

     - failure to obtain permits for our operations in a timely manner.

  Drilling oil and gas wells could involve blowouts, hurricanes, environmental and other operating hazards.

     The nature of the oil and gas business involves operating hazards such as well blowouts, explosions, uncontrollable flows of oil, gas or well fluids, pollution, earthquakes, formations with abnormal pressures, labor disruptions, fires, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses.

     In addition, we may be liable for environmental damages caused by previous owners of properties we have purchased. As a result, we could incur substantial liabilities to third parties or governmental entities. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions.

     In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks and losses. If an event occurs that is not fully covered by insurance, it could result in a financial loss and reduce our resources for capital expenditures. In addition, we cannot be sure that insurance will continue to be available, or that insurance will continue to be available at premium levels that justify its purchase.

  Guerrilla activity in Colombia could disrupt our operations.

     Our Colombia operation is currently responsible for substantially all of our revenues and operating cash flow. From time to time, guerrilla activity in Colombia has disrupted the operation of oil and gas projects. The guerrilla activity has increased over the last few years, causing delays in the development of our fields in Colombia. Their activity has from time to time slowed our ability to put workers in the field, and they have made attempts to disrupt the flow of production through the pipeline. BP Amoco, as operator of the fields, and we and the Colombian government have taken steps to maintain security and favorable relations with the local population. These steps have included the hiring of security to patrol our facilities, and programs to provide local communities with health and educational assistance. We expect that we will be required to continue these steps throughout the term of our interest there. We cannot assure you that these attempts to reduce or prevent guerrilla activity will be successful or that guerrilla activity will not disrupt operations in the future.

  Colombia could be denied certification as a country making progress in stemming the production and transit of illegal drugs, which could heighten the risks of our operations there.

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although the President has granted Colombia certification in 2000, Colombia was denied certification in two recent years and only received a national interest waiver for one of those years. We cannot assure you that, in the future, Colombia will receive certification or a national interest waiver. If the United States does not grant Colombia certification, or a national interest waiver, in the future, several adverse consequences could result, including the following:

     - all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended;

     - the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia;

     - U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia (although their votes would not constitute vetoes); and

     - the President of the United States and Congress would retain the right to apply future trade sanctions.

     Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there.

  We have experienced unexpected production declines in Colombia.

     Gross production from the Cusiana and Cupiagua fields averaged approximately 430,000 BOPD during 1999 and approximately 331,000 BOPD during the third quarter of 2000. Based on a revised production forecast we received in September 2000 from the operator, we expect that average gross production for the fields will be approximately 340,000 BOPD for the year. The operator has recommended certain actions to offset the decline in production in 2001, such as work overs and water flood projects, that would result in an expected production rate approximately 15% lower than in 2000. We cannot assure you that these attempts to offset the decline in production will be successful. These declines in gross production levels have been greater than the operator and our engineers projected. We cannot assure you that any attempts to increase production will be successful or that the Colombia fields will not continue to experience significantly less production than we and our engineers projected. As a result of the greater than expected decline in production from the Colombia fields, we expect that proved reserves at year end 2000 attributable to the fields will be decreased by more than the amount that would be attributable to production during the year.

  Estimates of our reserves and future net revenues may be unreliable.

     Numerous uncertainties exist in estimating quantities of proved reserves and future net revenues from those reserves. The estimates of proved reserves and related future net revenues provided in this prospectus are based on various assumptions, which may be inaccurate. Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses, geologic success and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates and could materially affect the estimated quantities and future net revenues of proved reserves set forth in this prospectus. In addition, we may be subject to downward or upward revisions based on production performance, purchases or sales of properties, results of future development, prevailing oil and gas prices and other factors. Therefore, you should not construe these estimates as estimates of the current market value of our proved reserves.

  Our property in Equatorial Guinea is in the development stage and we may not be able to meet our targets for first production or production levels, or for increased levels of production in future phases.

     Based on discussions held to date with development contractors, we are targeting first oil production to occur by year-end 2000, and the plan of development, as currently approved by the government, provides for initial or phase-one production of about 52,000 BOPD. We are highly dependent on third party contractors, including the company constructing, maintaining and operating the FPSO vessel. Our ability to meet our targets is subject to the timely drilling and completion of development wells and the timely performance by the development contractors of their commitments. We cannot assure you that we will meet these targets. Any phases of production beyond the initial or phase-one production level from the Ceiba field will depend on a successful delineation and appraisal program, including interpretation of seismic data and the drilling of successful appraisal wells. We cannot assure you that we will be successful in our efforts to increase production from the Ceiba field through appraisal.

  Our growth in Equatorial Guinea is dependent on our ability to discover additional oil or gas fields, and we have a limited time in which to explore.

     Under the terms of our production sharing contracts, we have the right to continue to explore the remaining acreage on our blocks in Equatorial Guinea for three additional one-year periods, provided that the we commit to drill at least two exploration wells during that year. Under the current terms of the contracts, we were required to relinquish 30% of each contract's original area in April 2000, and an additional 20% of the remaining contract area by the end of April 2002, provided that we will not be required to surrender an area that includes a commercial field or a discovery that has not then been declared commercial. We cannot assure you that we will be successful in discovering additional oil or gas fields.

     We have been negotiating with the Republic of Equatorial Guinea to retain the 30% of the original area that were required to relinquish in April 2000. There is a high degree of risk that these negotiations will be unsuccessful. We can designate the area or areas to be surrendered, provided that, where possible, each area must be of sufficient size and convenient shape to permit petroleum operations. We have informed the Republic of Equatorial Guinea that, if required, we would relinquish those areas of the blocks that we consider to be the least prospective. We cannot assure you that the government would agree that this relinquishment meets the terms of the contract.

  Sales of gas from our property in Malaysia-Thailand could be delayed by an environmental impact assessment, and we may have to pay compensation to BP Amoco and we may not receive incentive payments from BP Amoco if delays occur.

     The agreement for the sale of natural gas production from Block A-18 of the Malaysia-Thailand Joint Development Area contemplates that sales will begin by June 30, 2002. However, the buyers may delay their obligation to purchase the gas if they do not receive approval of an environmental impact assessment for the pipeline and processing facilities they plan to construct. A lengthy approval process, or significant opposition to the project, could delay construction and the commencement of gas sales. We cannot assure you that the buyers will receive approval of the environmental impact assessment or if they do receive approval, when that approval will occur. It is possible that if the environmental impact assessment process does result in a significant delay, the buyers could seek an alternate route for the delivery of the gas. We cannot assure you as to when any such alternate route could be completed or when gas sales could commence.

     When we sold one half of our interest in Block A-18 to BP Amoco in 1998, BP Amoco agreed to pay the future exploration and development costs attributable to our collective interest in Block A-18, up to $377 million or until first production from a gas field. BP Amoco also agreed to pay us specified incentive payments if the requisite criteria were met. The first $65 million in incentive payments is conditioned upon having the production facilities for the sale of gas from Block A-18 completed by June 30, 2002. If the facilities are completed after June 30, 2002 but before June 30, 2003, the incentive payment would be reduced to $40 million. A lengthy environmental approval process, or unanticipated delays in construction of the facilities, could result in our receiving a reduced incentive payment or possibly the complete loss of the first incentive payment. In addition, we have agreed to share with BP Amoco some of the risk that the environmental approval might be delayed by agreeing to pay to BP Amoco $1.25 million per month for each month, if applicable, that the first gas sales are delayed beyond the 30-month period following the award of the engineering, procurement and construction contract for the project in March 2000. Our obligation is capped at 24 months of these payments or $30 million.

  Environmental liabilities could adversely affect our financial condition.

     The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. A variety of stringent federal, state and foreign laws and regulations govern the environmental aspects of our business. Such laws and regulations impose strict requirements for, among other things, well creation, operation and abandonment, waste management, land reclamation, financial assurance under the Oil Pollution Act of 1990, and controlling air and water emissions from our production operations and gas treatment and processing plants. Any noncompliance with these laws and regulations could subject us to material civil or criminal penalties or other liabilities. Our compliance with these laws may, from time to time, result in increased costs to our operations, a decrease in production and have an affect on our costs of acquisitions.

     We do not believe that our environmental risks are materially different from those of comparable companies in the oil and gas industry. We cannot provide you any assurance however, that environmental laws will not, in the future, cause a decrease in our production or processing or cause an increase in our costs of production, development, exploration or processing. Pollution and similar environmental risks generally are not fully insurable.

RISKS RELATED TO THE EXCHANGE OFFER AND THE NEW NOTES

  If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected.

     We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to endure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

     If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register old notes under the Securities Act of 1933. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer old notes outstanding.

  If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell the new notes at a price that you deem sufficient.

     The new notes will be new securities for which there currently is no established trading market. Although we will register the new notes under the Securities Act of 1933, we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system. In addition, although the initial purchasers of the old notes have informed us that they intend to make a market in the new notes after the exchange offer, the initial purchasers may stop making a market at any time. Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these new notes.

  Our ability to satisfy our debt obligations, including the new notes, will depend upon our future growth, our operating performance and our ability to successfully implement our business strategy.

     Our business requires substantial capital. As a result, we now have and, after the exchange offer will continue to have, substantial amounts of outstanding debt, interest expense and principal repayment obligations under our credit facilities and the new notes. At June 30, 2000, as adjusted for the offering of the old notes and the application of the estimated net proceeds therefrom, our total debt would have been approximately $509 million on a consolidated basis. At June 30, 2000, as adjusted to give effect to the offering of the old notes and the application of the estimated net proceeds therefrom, we would have had $4.6 million of debt maturing in 2000, $4.6 million maturing in 2001 and zero maturing in 2002, in each case excluding amounts payable under credit facilities that, provided conditions are met, permit them to be reborrowed beyond those dates. Subject to the limitations contained in our credit facility, the indentures governing our 8 3/4% Senior Notes due April 15, 2002 and our 9 1/4% Senior Notes due April 15, 2005, the indenture governing the new notes and our shareholders agreement with HM4 Triton, L.P., we and our subsidiaries may incur substantial additional debt to finance our acquisitions, investments, projects and capital expenditures.

     Our existing and future debt could have important consequences to new note holders, such as

     - making it more difficult for us to satisfy our obligations with respect to the new notes and our other debt;

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to fund debt service;

     - limiting our ability to obtain additional financing to fund our strategy, working capital, capital expenditures, debt service requirements or for other purposes;

     - limiting our ability to react to changing market conditions, changes in our industry and adverse economic conditions; and

     - increasing our vulnerability to interest rate increases because borrowings under our credit facility are at variable interest rates.

     Our ability to pay interest on the new notes and to satisfy our other debt obligations will depend in part on our future growth, our future operating performance, the successful implementation of our business strategy and our ability to refinance our debt when necessary. Each of these factors depends on economic, financial, competitive and other factors beyond our control. If we do not generate sufficient cash from future operations to make scheduled payments on the new notes or to meet our other obligations, we will need to refinance our debt, reduce or delay capital expenditures, obtain additional financing, sell assets or liquidate Triton. In the past, we have borrowed under various credit facilities to meet interest obligations, and we may borrow to meet interest obligations in the future as well. We cannot assure you that our business will generate sufficient cash flow, or that we will be able to obtain adequate funding, to satisfy our debt service requirements over the term of the new notes. The new notes will not be secured by any of our assets. Please read "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Requirements" and "Description of Other Indebtedness."

  Restrictions in our debt agreements and in our shareholders agreement with HM4 Triton, L.P. could limit our growth and our ability to respond to changing conditions.

     The terms of our debt agreements, the indenture governing our 8 3/4% Senior Notes due April 15, 2002 and our 9 1/4% Senior Notes due April 15, 2005, the indenture governing the new notes and our shareholders agreement with HM4 Triton, L.P. contain a number of significant covenants. These covenants will limit our ability to, among other things:

     - incur debt above certain levels;

     - pay dividends, redeem or repurchase our shares or our 8 3/4% Senior Notes due April 15, 2002 and our 9 1/4% Senior Notes due April 15, 2005 or make other distributions;

     - make certain investments;

     - use assets as security in other transactions;

     - enter into transactions with affiliates;

     - merge, issue certain securities or enter into certain other business combination transactions;

     - dispose of certain asset sale proceeds;

     - create certain liens;

     - extend credit;

     - sell or discount receivables;

     - sell assets comprising more than 50% of our market value;

     - enter into certain leases; and

     - enter into speculative derivative positions.

     A breach of any of these covenants could result in a default under our debt agreements. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Please read "Description of Other Indebtedness" and "Description of New Notes -- Events of Default and Remedies."

  We are a holding company, so our ability to satisfy our debt obligations, including the new notes, will depend in large part on cash flows made available from our subsidiaries. Those distributions may be subject to substantial restrictions.

     We are a holding company and conduct substantially all our operations through our subsidiaries. Substantially all of our assets consist of equity in our subsidiaries. Our ability to make payments on the new notes will depend on our receiving sufficient funds from our current and future subsidiaries. Our subsidiaries are separate legal entities and, because they will not guarantee the new notes, they will have no obligation to make payments on the new notes or to make funds available for that purpose.

     Their ability to distribute funds to us in the form of dividends, management fees and expense reimbursements, principal, interest, loans or otherwise is restricted, and may in the future be restricted, by the terms of their subsidiary financing arrangements and regulatory schemes. Subject to restrictions described in this prospectus, the indenture governing the new notes permits us or our subsidiaries to incur additional secured debt or to pledge assets to secure new and existing debt. Under certain circumstances, the indenture also permits us and our subsidiaries to agree with the lenders to limit the ability of our subsidiaries to make distributions, loans, other payments or asset transfers to us. In the event of bankruptcy proceedings affecting a subsidiary, to the extent we are recognized as a creditor of that subsidiary, our claim would still be subordinate to any security interest in or other lien on any assets of that subsidiary and to any of its debt and other obligations that are senior to the payment of the new notes.

  The new notes will be effectively subordinated to our future secured debt and structurally subordinated to the existing and future debt of our subsidiaries.

     The new notes will not be secured by any of our assets or the assets of our subsidiaries. As a result, the new notes will be effectively subordinated to any of our secured debt to the extent of the security. For example, if we were to pledge some of our assets to secure debt and we were subsequently to become insolvent, our secured lenders generally would be entitled to exercise remedies available to secured lenders with respect to pledged assets.

     Further, our subsidiaries will not guarantee the new notes. As a result, the new notes will be structurally subordinated to the current and future debt of our subsidiaries. Regardless of whether a subsidiary pledges assets to secure its debt, if we became insolvent or were liquidated, creditors of our subsidiaries would generally be entitled to payment of their claims from the assets of those subsidiaries before any remaining assets are made available to us for payment on the new notes, except to the extent that we may have a claim as a creditor to our subsidiaries.

  Although the occurrence of specific change of control events affecting us will permit you to require us to repurchase your new notes, we may not be able to repurchase your new notes.

     Upon the occurrence of specific change of control events affecting us, you will have the right to require us to repurchase your new notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages. Our ability to repurchase your new notes upon such change of control event would be limited by our access to funds at the time and the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our credit facility. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control event to make any required repurchases of tendered new notes. Please read "Description of New Notes -- Change of Control."

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the issuance of the old notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

     - use our reasonable best efforts to file a registration statement with the Securities and Exchange Commission for an exchange of the new notes for the old notes under the Securities Act of 1933 and to keep such registration statement effective until the closing of such exchange offer;

     - use our reasonable best efforts to cause the exchange offer to be consummated within 210 days following the original issuance of the old notes;

     - keep the exchange offer open for acceptance for a period of not less than 20 business days after the date notice thereof is mailed to holders of the old notes, or longer if required by applicable law; and

     - accept for exchange all old notes duly tendered and not validly withdrawn in the exchange offer in accordance with the terms of the exchange offer registration statement and letter of transmittal.

     As soon as practicable after the exchange offer registration statement becomes effective, we will offer eligible holders of the old notes the opportunity to exchange their old notes for new notes registered under the Securities Act of 1933. Holders are eligible if they are not prohibited by any law or policy of the Securities and Exchange Commission from participating in this exchange offer. The new notes will be substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights or additional interest.

     Under limited circumstances, we agreed to use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement for the resale of the old notes. We also agreed to use our reasonable best efforts to cause the Securities and Exchange Commission to keep the shelf registration statement effective for up to two years after its effective date (or one year from the effective date of the shelf registration statement if the registration statement is filed upon the request of an initial purchaser, as described in the third bullet point below). The circumstances include if:

     - we are not permitted to effect the exchange offer as contemplated by the registration rights agreement because of any change in law or applicable interpretations of the law by the staff of the Securities and Exchange Commission;

     - any old notes validly tendered pursuant to the exchange offer are not exchanged for new notes within 210 days after October 4, 2000;

     - any initial purchaser of the old notes so requests with respect to old notes that are not eligible to be exchanged for new notes in the exchange offer;

     - any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer; or

     - any holder of old notes that participates in the exchange offer does not receive freely transferable new notes in exchange for tendered old notes.

     Under the registration rights agreement, additional interest accrues on the old notes at a rate of $0.192 per week per $1,000 principal amount of old notes in the following circumstances:

     - the exchange offer registration statement is not declared effective on or prior to the 180th day after October 4, 2000;

     - the exchange offer is not consummated on or prior to the 210th day after October 4, 2000;

     - a shelf registration statement, if required, is not filed on or before the date on which such registration statement is required to be filed or declared effective on or prior to the 180th day after it is required to be filed; or

     - the exchange offer registration statement or shelf registration statement ceases to be effective after being declared effective without being succeeded within 30 days by an additional registration statement filed and declared effective.

     Upon the effectiveness of the exchange offer registration statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement, or the effectiveness of a succeeding registration statement, as the case may be, the interest rate borne by the notes from the date of such effectiveness or consummation, as the case may be, is reduced to the original interest rate. However, if after any such reduction in interest rate, a different event specified in the four clauses above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

     To exchange your old notes for transferable new notes in the exchange offer, you will be required to make the following representations:

     - any new notes will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

     - you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933.

     In addition, we may require you to provide information to be used in connection with the shelf registration statement to have your old notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. A holder who sells old notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

     The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

RESALE OF NEW NOTES

     Based on no action letters of the Securities and Exchange Commission staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933;

     - such new notes are acquired in the ordinary course of your business; and

     - you do not intend to participate in the distribution of such new notes.

     The Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the Securities and Exchange Commission may not make a similar determination as in the no action letters issued to these third parties.

     If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

     - cannot rely on such interpretations by the Securities and Exchange Commission staff; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act of 1933. This registration statement should contain the selling security holder's information required by
Item 507 of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only for new notes and only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $300,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m. New York City time on 2000, unless, in our sole discretion, we extend it.

EXTENSIONS, DELAYS IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

     - to delay accepting for exchange any old notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act of 1933.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

  How to Tender Generally

     Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

       - mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

       - comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

     In addition, either:

     - the exchange agent must receive old notes along with the letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  How to Tender if You Are a Beneficial Owner

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

     - make appropriate arrangements to register ownership of the old notes in your name; or

     - obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

  Signatures and Signature Guarantees

     You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal;

     - for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

  When You Need Endorsements or Bond Powers

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  Tendering Through DTC's Automated Tender Offer Program

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against such participant.

  Determinations Under the Exchange Offer

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  When We Will Issue New Notes

     In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  Return of Old Notes Not Accepted or Exchanged

     If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. In the case of old notes tendered by book-entry transfer in the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

  Your Representations to Us

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

     - you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

     - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having a office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

       - setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

       - stating that the tender is being made thereby, and

       - guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

       - the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn, and

     - identify the old notes to be withdrawn, including the principal amount of such old notes.

     If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - Securities and Exchange Commission registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act of 1933, or if the offer or sale is exempt from the registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933.

ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes do not include certain transfer restrictions. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding indebtedness.

     We received approximately $294 million from the offering of the old notes, after deducting the initial purchasers' discounts and the expenses of that offering. We will use approximately $207 million of these net proceeds to redeem all of our outstanding 8 3/4% Senior Notes due 2002 which were called for redemption after the closing of the offering of the old notes. We will use the remaining net proceeds to fund our future capital expenditure plans as well as for general corporate purposes. Pending use for these purposes, we will invest the net proceeds in AAA rated money-market funds.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 2000, our consolidated historical capitalization and consolidated as adjusted capitalization reflecting:

     - our application of the net proceeds from the old notes, including the redemption of all of the 8 3/4% Senior Notes due 2002; and

     - the exchange of the old notes for the new notes.

You should read this table in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                 AT JUNE 30, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
Cash and equivalents........................................  $  79,251   $  166,351
                                                              =========   ==========
Long-term debt:(1)
  Revolving credit agreement................................  $      --   $       --
  Term credit facility......................................      9,026        9,026
  Senior notes due 2002.....................................    199,959           --
  Senior notes due 2005.....................................    200,000      200,000
  Notes offered hereby......................................         --      300,000
  Other.....................................................        221          221
                                                              ---------   ----------
          Total long-term debt..............................    409,206      509,247
                                                              ---------   ----------
Shareholders' equity:
  5% preference shares, stated value $34.41(2)..............      6,375        6,375
  8% preference shares, stated value $70.00.................    362,944      362,944
  Ordinary shares, par value $0.01..........................        364          364
  Additional paid-in capital................................    529,601      529,601
  Accumulated deficit(3)....................................   (382,211)    (389,280)
  Accumulated other non-owner changes in shareholders'
     equity.................................................     (2,451)      (2,451)
                                                              ---------   ----------
          Total shareholders' equity........................    514,622      507,553
                                                              ---------   ----------
          Total capitalization..............................  $ 923,828   $1,016,800
                                                              =========   ==========

---------------

(1) Includes current maturities of long-term debt of $9.1 million.

(2) These shares have been called for redemption with a redemption date of October 31, 2000.

(3) The as adjusted accumulated deficit reflects the estimated extraordinary loss of $7.1 million we expect to realize by redeeming the 8 3/4% Senior Notes due 2002.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     We have provided in the table below our selected consolidated historical financial data. The financial information for each of the years in the five-year period ended December 31, 1999 has been derived from our audited financial statements. The financial information for the six-month periods ended June 30, 2000 and June 30, 1999 has been derived from our unaudited financial statements. You should read the following financial information in conjunction with our consolidated financial statements and related notes that are included elsewhere in this prospectus.

                                                             SIX MONTHS
                                                           ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                          -----------------   -----------------------------------------------
                                                            2000      1999     1999      1998      1997      1996      1995
                                                          --------   ------   -------   -------   -------   -------   -------
                                                                        (IN MILLIONS, EXCEPT PER UNIT AMOUNTS)
STATEMENTS OF OPERATIONS:
REVENUES:
  Oil and gas sales.....................................  $  154.0   $108.8   $ 247.9   $ 160.9   $ 145.4   $ 129.8   $ 106.9
  Other operating revenues..............................        --       --        --      67.7       4.1       4.2       0.6
                                                          --------   ------   -------   -------   -------   -------   -------
                                                             154.0    108.8     247.9     228.6     149.5     134.0     107.5
                                                          --------   ------   -------   -------   -------   -------   -------
COSTS AND EXPENSES:
  Operating.............................................      31.3     38.2      68.1      73.5      51.4      36.7      35.3
  General and administrative............................      10.3      9.8      23.6      26.7      28.6      25.9      25.7
  Depreciation, depletion and amortization..............      27.4     30.6      61.4      58.8      36.8      25.6      23.2
  Writedown of assets...................................        --       --        --     328.6        --      43.0        --
  Special charges.......................................        --      1.2       2.9      18.3        --        --        --
                                                          --------   ------   -------   -------   -------   -------   -------
                                                              69.0     79.8     156.0     505.9     116.8     131.2      84.2
                                                          --------   ------   -------   -------   -------   -------   -------
OPERATING INCOME (LOSS).................................      85.0     29.0      91.9    (277.3)     32.7       2.8      23.3
  Interest income.......................................       4.8      5.2      10.6       3.2       5.2       6.7       8.0
  Interest expense, net.................................      (8.9)   (11.9)    (22.7)    (23.2)    (23.9)    (15.9)    (24.1)
  Other income (expense), net...........................      (0.5)     0.2      (3.6)     58.7       2.9      27.3       9.4
                                                          --------   ------   -------   -------   -------   -------   -------
                                                              (4.6)    (6.5)    (15.7)     38.7     (15.8)     18.1      (6.7)
                                                          --------   ------   -------   -------   -------   -------   -------
    Earnings (loss) from continuing operations before
      income taxes and extraordinary item...............      80.4     22.5      76.2    (238.6)     16.9      20.9      16.6
  Income tax expense (benefit)..........................      25.1      9.7      28.6     (51.1)     11.3      (2.9)     10.1
                                                          --------   ------   -------   -------   -------   -------   -------
                                                              55.3     12.8      47.6    (187.5)      5.6      23.8       6.5
  Discontinued operations...............................        --       --        --        --        --        --      (3.8)
                                                          --------   ------   -------   -------   -------   -------   -------
    Earnings (loss) before extraordinary item...........      55.3     12.8      47.6    (187.5)      5.6      23.8       2.7
  Extraordinary item -- extinguishment of debt..........        --       --        --        --     (14.5)     (1.2)       --
                                                          --------   ------   -------   -------   -------   -------   -------
    Net earnings (loss).................................      55.3     12.8      47.6    (187.5)     (8.9)     22.6       2.7
  Accumulated dividends on preference shares............      14.7     14.0      28.7       3.1       0.4       1.0       0.8
                                                          --------   ------   -------   -------   -------   -------   -------
        Earnings (loss) applicable to ordinary shares...  $   40.6   $ (1.2)  $  18.9   $(190.6)  $  (9.3)  $  21.6   $   1.9
                                                          ========   ======   =======   =======   =======   =======   =======
  Average ordinary shares outstanding...................      36.1     36.5      36.1      36.6      36.5      35.9      35.1
                                                          ========   ======   =======   =======   =======   =======   =======
BASIC EARNINGS (LOSS) PER ORDINARY SHARE:
  Continuing operations.................................  $   1.13   $(0.03)  $  0.52   $ (5.21)  $  0.14   $  0.64   $  0.16
  Discontinued operations...............................        --       --        --        --        --        --     (0.11)
  Extraordinary item....................................        --       --        --        --     (0.40)    (0.03)       --
                                                          --------   ------   -------   -------   -------   -------   -------
        Net earnings (loss).............................  $   1.13   $(0.03)  $  0.52   $ (5.21)  $ (0.26)  $  0.61   $  0.05
                                                          ========   ======   =======   =======   =======   =======   =======
DILUTED EARNINGS (LOSS) PER ORDINARY SHARE:
  Continuing operations.................................  $   0.94   $(0.03)  $  0.52   $ (5.21)  $  0.14   $  0.62   $  0.16
  Discontinued operations...............................        --       --        --        --        --        --     (0.11)
  Extraordinary item....................................        --       --        --        --     (0.39)    (0.03)       --
                                                          --------   ------   -------   -------   -------   -------   -------
        Net earnings (loss).............................  $   0.94   $(0.03)  $  0.52   $ (5.21)  $ (0.25)  $  0.59   $  0.05
                                                          ========   ======   =======   =======   =======   =======   =======
STATEMENT OF CASH FLOWS DATA:
Cash flows from operating activities....................  $   66.2   $ 49.8   $ 116.5   $   1.5   $ (97.4)  $  80.7   $ 149.1
Cash flows from investing activities....................  $ (163.1)  $(46.5)  $(118.5)  $  84.2   $(212.7)  $(105.5)  $(159.8)
Cash flows from financing activities....................  $  (10.0)  $190.8   $ 170.1   $ (80.1)  $ 313.4   $ (13.0)  $  38.9
OTHER FINANCIAL DATA:
EBITDA(a)...............................................  $  116.9   $ 65.4   $ 160.9   $  54.9   $  74.4   $  87.2   $  57.9
EBITDA to interest expense..............................       6.0x     3.4x      4.2x      1.1x      1.4x      1.8x      1.3x
Ratio of earnings to fixed charges(b)...................       4.6x     1.8x      2.6x       --        --        --       1.1x
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)...............................  $   58.3   $182.1   $ 161.3   $ (21.6)  $(115.2)  $(182.2)  $  85.6
Property, plant and equipment, net......................     582.9    571.0     524.2     470.9     835.5     676.8     524.4
Total assets............................................   1,015.7    937.7     974.5     754.3   1,098.0     914.5     824.2
Long-term debt, including current maturities(c).........     409.2    418.0     413.5     427.5     573.7     416.6     402.5
Shareholders' equity....................................     514.6    444.6     463.1     223.8     296.6     300.6     246.0

---------------

(a) EBITDA consists of consolidated net earnings (loss), plus interest expense, income taxes, depreciation expense, amortization of intangibles, exploration and abandonment expense and other non-cash charges reducing consolidated net earnings to the extent deducted in calculating consolidated net earnings (loss). Net earnings associated with barrels delivered in connection with our forward oil sale in May 1995 have not been deducted in the calculation of EBITDA. EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.

(b) For purposes of computing the ratio of earnings to fixed charges, earnings consist of consolidated earnings (loss) from continuing operations before income taxes and extraordinary items, excluding undistributed equity earnings of affiliates whose debt is not guaranteed, plus fixed charges. Fixed charges consists of interest expense on indebtedness and capitalized interest, plus amortization of debt issuance costs, discounts and premiums, plus that portion of rental expense which is deemed to be representative of an interest factor. Earnings were inadequate to cover fixed charges for the years ended December 31, 1998, 1997, and 1996 by $261.8 million, $8.9 million, and $6.3 million, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the years ended December 31, 1998, 1997, and 1995 by $39.4 million, $15.2 million, and $9.9 million, respectively.

(c) Includes current maturities totaling $9.1 million and $9.0 million at June 30, 2000 and 1999, respectively, and $9.0 million, $14.0 million, $130.4 million, $199.6 million, and $1.3 million at December 31, 1999, 1998, 1997, 1996, and 1995, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our financial information and our consolidated financial statements and notes to those statements included in this prospectus. The following information contains forward-looking statements. For a discussion of limitations inherent in forward-looking statements, see "Disclosure Regarding Forward-Looking Information" in this prospectus on page 12.

LIQUIDITY AND CAPITAL REQUIREMENTS

     Cash and equivalents totaled $79.3 million at June 30, 2000 and $186.3 million at December 31, 1999. Working capital was $58.3 million at June 30, 2000 and $161.3 million at December 31, 1999.

     The following summary table reflects cash flows for the six months ended June 30, 2000 (in thousands):

Net cash provided (used) by operating activities............   $  66,189
Net cash provided (used) by investing activities............   $(163,070)
Net cash provided (used) by financing activities............   $ (10,011)

  Operating Activities

     Cash flows provided by operating activities for the six months ended June 30, 2000, benefited from a higher average realized oil price. The higher realized oil price was partially offset by a decrease in production from the Cusiana and Cupiagua fields in Colombia. Gross production from the Cusiana and Cupiagua fields averaged approximately 430,000 BOPD during 1999 and approximately 331,000 BOPD during the third quarter of 2000. Based on a revised production forecast we received in September 2000 from the operator, we expect average gross production for the fields in 2000 will be approximately 340,000 BOPD for the year.

     In May 1995, we sold oil forward to a third party for a lump sum payment, which required us to deliver to the purchaser a fixed amount of production each month until its expiration in March 2000. We have recognized as revenue about $11.56 per barrel delivered under the forward oil sale. We completed the deliveries at the end of the first quarter of 2000, at which time we were delivering 254,136 barrels per month. Because we no longer are required to deliver those barrels to the purchaser under the forward oil sale, during the three months ended June 30, 2000, we were able to sell all of our production at the higher market price, although we did hedge the price of some of our production.

  Investing Activities

     Capital expenditures and other capital investments were $74.4 million for the six months ended June 30, 2000, primarily for development of the Ceiba field in Equatorial Guinea and for development of the Cusiana and Cupiagua fields in Colombia. $9.9 million of that amount was capitalized interest.

     In May 2000, we acquired from an unrelated third party, for $88.8 million in cash, the shares of Triton Pipeline Colombia, Inc. Triton Pipeline Colombia's sole asset is its 9.6% equity interest in the Colombian pipeline company, Oleoducto Central S.A. ("OCENSA"). OCENSA is a Colombian company we formed with Ecopetrol, BP Amoco, TotalFinaElf, IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc. and owns and operates the pipeline and port facilities that transport and handle crude oil from the Cusiana and Cupiagua fields to the Caribbean port of Covenas. We had sold Triton Pipeline Colombia to the third party in February 1998.

  Financing Activities

     We repaid borrowings of $4.5 million during the six months ended June 30, 2000, and $14.5 million during the six months ended June 30, 1999. We paid cash dividends totaling $14.7 million on preference shares during the six months ended June 30, 2000 and $2.9 million during the six months ended June 30, 1999. During the six months ended June 30, 1999, we also paid dividends on preference shares in additional preference shares totaling $13.7 million. Proceeds from issuances of ordinary shares under our stock compensation plans totaled $10.9 million for the six months ended June 30, 2000.

  Future Capital Needs

     We are implementing an accelerated appraisal and development program to enable early production from the Ceiba field in Equatorial Guinea. Our target for first production from the field is by the end of 2000. We have contracted for a FPSO vessel that we expect to provide storage for up to two MMbbls of oil and initial processing capacity of up to 60,000 BOPD from a single production unit. We can add production capacity cost effectively through the installation of additional processing units. We currently plan to use the Sedco 700 semisubmersible rig to complete four Ceiba wells as production wells, and to drill and complete additional development wells and water injection wells for development of the Ceiba field. We also intend to procure equipment for a water-injection facility for future secondary oil recovery. We have submitted a revised work program and budget to the government of Equatorial Guinea for approval. In addition to our plans for accelerated appraisal and development of the Ceiba field, we expect to use Global Marine's R.F. Bauer drillship to drill up to six exploration wells in Equatorial Guinea through the middle of 2001, the first of which we spudded on October 2, 2000.

     The accelerated appraisal and development program for Equatorial Guinea, as well as exploration wells, will require significant capital outlays commencing this year. For internal planning purposes, our revised capital spending program for the year ending December 31, 2000, is approximately $256 million, excluding capitalized interest and acquisitions. The $256 million comprises approximately $187 million for exploration and development activities in Equatorial Guinea ($42.3 million incurred through June 30), $58 million for the Cusiana and Cupiagua fields in Colombia, including our interest in Recetor ($17.4 million incurred through June 30), and $11 million for exploration activities in other parts of the world ($4.8 million incurred through June 30).

     In October 2000, we issued the old notes and received approximately $294 million in net proceeds, after deducting the initial purchasers' discounts and the expenses of that offering. Upon receiving the proceeds from issuing the old notes, we called for redemption our outstanding 8 3/4 Senior Notes due 2002, which will require the payment to the holders of approximately $207 million. The redemption date is November 3, 2000. We expect that our results of operations for the quarter ending December 31, 2000, will include an extraordinary expense of approximately $7 million associated with the redemption of the 8 3/4% Senior Notes due 2002. The indenture governing the new notes contains various restrictive covenants including covenants that limit our ability to borrow money or guarantee other indebtedness, grant liens on our assets, make investments, use assets as security in other transactions, pay dividends on stock, enter into sale and leaseback transactions, sell assets, and sell capital stock of subsidiaries. The indenture provides that we may not incur additional debt unless at the time of the incurrence our consolidated earnings before interest, depreciation, depletion, amortization and income taxes to interest expense as these terms are defined in the indenture, is at least 2.5 to 1. Notwithstanding this limit, the indenture does permit us to incur certain indebtedness even if we do not meet this limitation. For example, we can incur indebtedness to financial institutions, such as the credit agreement described in the next paragraph, in an amount up to $250 million or the amount obtained by adding $100 million to 20% of the our adjusted net tangible assets, whichever is greater.

     In February 2000, we entered into an unsecured two-year revolving credit facility with a group of banks, which matures in February 2002. The credit facility gives us the right to borrow from time to time up to the amount of the borrowing base determined by the banks, not to exceed $150 million. The credit facility contains various restrictive covenants, including covenants that require us to maintain a ratio of earnings before interest, depreciation, depletion, amortization and income taxes to net interest expense of at least 2.5 to 1 on a trailing four quarters basis. The restrictive covenants also prohibit us from permitting net debt to exceed the product of 3.75 times our earnings before interest, depreciation, depletion, amortization and income taxes on a trailing four quarters basis. As of the date of this prospectus, we had no borrowings outstanding under this facility. The credit facility provides that during the period from and after the issuance of the old notes until the redemption of our 8 3/4% Senior Notes due 2002, the borrowing base will be zero. Upon redemption of our 8 3/4% Senior Notes due 2002, the amount of the borrowing base will immediately increase to $50 million, subject to any future redetermination of the borrowing base as provided in the agreement.

     In April 1997, we issued $400 million aggregate face value of senior indebtedness to refinance other indebtedness. The senior indebtedness consisted of $200 million face amount of 8 3/4% Senior Notes due April 15, 2002 (the "2002 Notes"), at 99.942% of the principal amount (resulting in $199.9 million aggregate net proceeds) and $200 million face amount of 9 1/4% Senior Notes due April 15, 2005 (the "2005 Notes" and, together with the 2002 Notes, the "Senior Notes"), at 100% of the principal amount, for total aggregate net proceeds of $399.9 million before deducting transaction costs of approximately $1 million.

     Interest on the Senior Notes is payable semi-annually on April 15 and October 15. The Senior Notes are redeemable at any time at our option, in whole or in part, and contain certain covenants limiting the incurrence of certain liens, sale/leaseback transactions, and mergers and consolidations.

     In November 1995, one of our subsidiaries signed an unsecured term credit facility with a bank supported by a guarantee issued by the Export-Import Bank of the United States for $45 million, which matures in January 2001. Principal and interest payments are due semi-annually on January 15 and July 15, and borrowings bear interest at LIBOR plus .25%, adjusted on a semi-annual basis. At June 30, 2000, we had outstanding borrowings of about $9 million under the facility.

     We expect to fund our 2000 capital spending with a combination of some or all of the following: cash flow from operations, cash, including the net proceeds from the sale of the old notes, and our committed bank credit facility.

     At June 30, 2000, we had guaranteed the performance of a total of $11.4 million in future exploration expenditures to be incurred through September 2001 in various countries. A total of approximately $6 million of the exploration expenditures are included in the 2000 capital spending program related to a commitment for two onshore exploratory wells in Greece which were dry holes. These commitments are backed primarily by unsecured letters of credit.

RESULTS OF OPERATIONS

     Sales volumes and average prices realized were as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      19999
                                                              -------   -------
Sales volumes:
  Oil (MBbls), excluding forward oil sale...................   5,474     6,390
  Forward oil sale (MBbls delivered)........................     762     1,525
                                                              ------    ------
          Total.............................................   6,236     7,915
                                                              ======    ======
  Gas (MMcf)................................................     220       215
Weighted average price realized:
  Oil (per Bbl)(1)..........................................  $24.65    $13.72
  Gas (per Mcf).............................................  $ 1.25    $ 0.87

---------------

(1) Includes the effect of barrels delivered under the forward oil sale, if applicable, that were recognized at $11.56 per barrel.

  Six Months Ended June 30, 2000, Compared with Six Months Ended June 30, 1999

     Oil and Gas Sales

     Oil and gas sales in 2000 totaled $154 million, a 42% increase from the prior year due to higher average realized oil prices. This increase was partially offset by lower production. The average realized oil price increased $10.93 per barrel, or 80%, resulting in an increase in revenues of $68.2 million, compared with the same period in 1999. Oil production, including production related to barrels delivered under the forward oil sale, decreased 21% in 2000, compared with the prior-year, resulting in a revenue decrease of $23.1 million. Gross production from the fields averaged approximately 331,000 BOPD during the third quarter of 2000. Based on a revised production forecast we received in September 2000 from the operator, we expect average gross production for the fields will be approximately 340,000 BOPD for the year.

     We have entered into financial and commodity market transactions intended primarily to reduce risk associated with changing oil prices. For the six months ended June 30, 2000, our oil sales were approximately $13.4 million less than if we had not entered into those transactions. Looking forward, we have hedged the WTI price on a portion of our remaining 2000 oil production and our 2001 production. See "Quantitative and Qualitative Disclosures about Market Risk" below.

     In May 1995, we sold oil forward to a third party for a lump sum payment, which required us to deliver to the purchaser a fixed amount of production each month until its expiration in March 2000. We have recognized as revenue about $11.56 per barrel delivered under the forward oil sale. We completed the deliveries at the end of the first quarter of 2000, at which time we were delivering 254,136 barrels per month. Because we no longer are required to deliver those barrels to the purchaser under the forward oil sale, during the three months ended June 30, 2000, we were able to sell all of our production at the higher market price, although we did hedge the price of some of our production.

     Costs and Expenses

     Operating expenses decreased $6.9 million in 2000 primarily due to lower pipeline tariffs. On an oil-equivalent barrel basis, operating expenses were $5.04 in 2000 and $5.03 in 1999. One component of operating expenses is the tariff OCENSA charges us to transport our oil through its pipeline. Pipeline tariffs totaled $17 million, or $2.76 per barrel, in 2000 and $26 million, or $3.44 per barrel, in 1999. After we acquired Triton Pipeline Colombia in 2000, we elected to cancel the dividend we would receive as an owner of OCENSA shares to reduce our tariff. The tariff OCENSA charges us, as well as the other owners of OCENSA, is the amount OCENSA estimates it needs to recoup the total capital cost of the project, amortized over a 15-year period; its operating expenses for the year, which include all Colombian taxes; its interest expense; and the dividend it must pay to any shareholder that has elected to receive a dividend. OCENSA charges other shippers of crude oil a premium tariff on a per-barrel basis, and OCENSA uses the revenues from those tariffs to reduce the tariff it charges us and its other shareholders.

     Depreciation, depletion and amortization decreased $3.3 million, primarily due to lower production volumes, including barrels delivered under the forward oil sale.

     General and administrative expense before capitalization increased $1.2 million, to $15.2 million in 2000. Capitalized general and administrative costs were $4.8 million in 2000 and $4.2 million in 1999.

     Interest Expense

     Gross interest expense totaled $18.7 million for 2000 and $18.8 million for 1999, while capitalized interest for 2000 increased $3 million to $9.9 million.

     Income Taxes

     Current taxes increased to $20 million in 2000 from $2.6 million in 1999 due to higher pretax income from Colombian operations. During 2000, tax expense was lower by approximately $5.8 million due to the amortization of deferred income resulting from anticipated utilization of net operating losses of an entity that we acquired in 1999. The income tax provisions included deferred tax expense of $5.1 million for 2000 and $7.2 million for 1999.

  Year Ended December 31, 1999, Compared with Year Ended December 31, 1998

     Oil and Gas Sales

     Oil and gas sales in 1999 totaled $247.9 million, a 54% increase from 1998, due to higher average realized oil prices and higher production. The average realized oil price was $15.95 and $12.31 in 1999 and 1998, respectively, an increase of 30% for 1999, resulting in higher revenues of $56.4 million compared to 1998. Total revenue barrels, including production related to barrels delivered under the forward oil sale, totaled 15.5 million barrels in 1999, an increase of 19%, compared to the prior year, resulting in an increase in revenues of $30.7 million. The increased production was primarily due to the start-up during the second half of 1998 of two new 100,000 BOPD oil-production units at the Cupiagua central processing facility.

     As a result of financial and commodity market transactions settled during the year ended December 31, 1999, our risk management program resulted in lower oil sales of approximately $19.8 million than if we had not entered into such transactions. See "Quantitative and Qualitative Disclosures about Market Risk" below.

     Gain on Sale of Oil and Gas Assets

     In August 1998, we sold to a subsidiary of ARCO for $150 million, one-half of the shares of the subsidiary through which we owned our 50% share of Block A-18 in the Malaysia-Thailand Joint Development Area. The sale resulted in a gain of $63.2 million. In December 1998, we sold our Bangladesh subsidiary for $4.5 million and recorded a gain of the same amount.

     Operating Expenses

     Operating expenses, which include field operating expenses, pipeline tariffs and production taxes, decreased $5.4 million in 1999. On an oil equivalent-barrel basis, operating expenses were $4.50 and $5.97 in 1999 and 1998, respectively. We pay lifting costs, production taxes and transportation costs to the Colombian port of Covenas for barrels to be delivered under the forward oil sale. Operating expenses on an oil equivalent-barrel basis were lower primarily due to higher production volumes. OCENSA pipeline tariffs totaled $42.1 million and $49.9 million in 1999 and 1998, respectively. Pipeline tariffs for 1999 were lower primarily due to a non-recurring credit issued by OCENSA in February 2000 totaling $4.2 million. The credit resulted from OCENSA's compliance with a Colombian government decree in December 1999 that reduced its 1999 noncash expenses. OCENSA imposes a tariff on shippers from the Cusiana and Cupiagua fields (the "Initial Shippers"), which is estimated to recoup: the total capital cost of the project over a 15-year period; its operating expenses, which include all Colombian taxes; interest expense; and the dividend to be paid by OCENSA to its shareholders. Any shippers of crude oil who are not Initial Shippers are assessed a premium tariff on a per-barrel basis, and OCENSA will use revenues from such tariffs to reduce the Initial Shippers' tariff.

     Depreciation, Depletion and Amortization

     Depreciation, depletion and amortization increased $2.5 million, primarily due to higher production volumes, including barrels delivered under the forward oil sale. Off-setting the effect of higher production, full cost ceiling test writedowns taken during 1998 reduced the per barrel depletion in 1999.

     General and Administrative Expenses

     General and administrative expense before capitalization decreased $16.6 million from $47.2 million in 1998 to $30.6 million in 1999, while capitalization general and administrative costs were $6.9 million and $20.6 million in 1999 and 1998, respectively. General and administrative expenses, and the portion capitalized, decreased as a result of restructuring activities undertaken during the second half of 1998 and in March 1999.

     Writedown of Assets

     In June and December 1998, the carrying amount of our evaluated oil and gas properties in Colombia was written down by $105.4 million ($68.5 million, net of tax) and $135.6 million ($115.9 million, net of tax), respectively, through application of the full cost ceiling limitation as prescribed by the Securities and Exchange Commission, principally as a result of a decline in oil prices. No adjustments were made to our reserves in Colombia as a result of the decline in prices. The Securities and Exchange Commission ceiling test was calculated using the June 30, and December 31, 1998, WTI oil prices of $14.18 per barrel and $12.05 per barrel, respectively, that, after a differential for Cusiana crude delivered at the port of Covenas in Colombia, resulted in a net price of approximately $13 per barrel and $11 per barrel, respectively.

     During 1998, we evaluated the recoverability of our approximate 6.6% investment in a Colombian pipeline company, Oleoducto de Colombia S.A. ("ODC"), which is accounted for under the cost method. Based on an analysis of the future cash flows expected to be received from ODC, we expensed the carrying value of our investment totaling $10.3 million.

     In July 1998, we commenced a plan to restructure our operations, reduce overhead costs and substantially scale back exploration-related expenditures. The plan contemplated the closing of foreign offices in four countries, the elimination of approximately 105 positions, or 41% of the worldwide workforce, and the relinquishment or other disposal of several exploration licenses.

     In conjunction with the plan to restructure operations and scale back exploration-related expenditures in 1998, we assessed our investments in exploration licenses and determined that certain investments were impaired. As a result, unevaluated oil and gas properties and other assets totaling $77.3 million ($72.6 million, net of tax) were expensed. The writedown included $27.2 million and $22.5 million related to exploration activity in Guatemala and China, respectively. The remaining writedowns related to our exploration projects in certain other areas of the world.

     Special Charges

     As a result of the restructuring, we recognized special charges of $15 million during the third quarter of 1998 and $3.3 million during the fourth quarter of 1998 for a total of $18.3 million. Of the $18.3 million in special charges, $14.5 million related to the reduction in workforce, and represented the estimated costs for severance, benefit continuation and outplacement costs, which will be paid over a period of up to two years according to the severance formula. From July 1998 through December 31, 1999, we paid $13.1 million in severance, benefit continuation and outplacement costs. A total of $2.1 million of special charges related to the closing of foreign offices, and represented the estimated costs of terminating office leases and the write-off of related assets. The remaining special charges of $1.7 million primarily related to the write-off of other surplus fixed assets resulting from the reduction in workforce. At December 31, 1999, all of the positions had been eliminated, all designated foreign offices had closed and all licenses had been relinquished, sold, or their commitments renegotiated. During the fourth quarter of 1999, we reversed $.7 million of the accrual associated with the completion of restructuring activities. The remaining liability related to the restructuring activities undertaken in 1998 was $1 million at December 31, 1999.

     In March 1999, we accrued special charges of $1.2 million related to an additional 15% reduction in the number of employees resulting from our continuing efforts to reduce costs. The special charges consisted of $1 million for severance, benefit continuation and outplacement costs and $.2 million related to the write-off of surplus fixed assets. From March 1999 through December 31, 1999, we paid $.9 million in severance, benefit continuation and outplacement costs. At December 31, 1999, the remaining liability related to the restructuring activities undertaken in 1999 was $.1 million.

     In September 1999, we recognized special charges totaling $2.4 million related to the transfer of our working interest in Ecuador to a third party.

     Gain on Sale of Triton Pipeline Colombia

     In February 1998, we sold Triton Pipeline Colombia to an unrelated third party for $100 million. Net proceeds were approximately $97.7 million. The sale resulted in a gain of $50.2 million.

     Interest Expense

     Gross interest expense for 1999 and 1998 totaled $37.2 million and $46.4 million, respectively, while capitalized interest for 1999 decreased $8.7 million to $14.5 million. The decrease in capitalized interest is primarily due to the writedown of unevaluated oil and gas properties in June 1998 and a sale of 50% of our Block A-18 project in August 1998.

     Other Income (Expense), Net

     Other income (expense), net, included a foreign exchange gain (loss) of ($2.7 million) and $2.1 million in 1999 and 1998, respectively. During 1999 and 1998, we recorded gains of $6.2 million and $.4 million, respectively, representing the change in the fair value of the call options purchased in anticipation of a forward oil sale. In addition, during 1999 and 1998, we recorded an expense of $6.9 million and $3.3 million, respectively, in other income (expense), net, related to the net payments made under and the change in the fair value of the equity swap entered into in conjunction with the sale of Triton Pipeline Colombia. In 1999 and 1998, we recorded loss provisions of $2.3 million and $.8 million, respectively, for certain legal matters. In 1998, we recognized gains of $7.6 million on the sale of corporate assets in addition to the ARCO and Triton Pipeline Colombia transactions.

     Income Taxes

     Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting of Income Taxes," requires that we make projections about the timing and scope of certain future business transactions in order to estimate recoverability of deferred tax assets primarily resulting from the expected utilization of net operating loss carryforwards ("NOLs"). Changes in the timing or nature of actual or anticipated business transactions, projections and income tax laws can give rise to significant adjustments to our deferred tax expense or benefit that may be reported from time to time. For these and other reasons, compliance with SFAS 109 may result in significant differences between tax expense for income statement purposes and taxes actually paid.

     Current taxes related to our Colombian operations were $20.8 million and $4.4 million in 1999 and 1998, respectively. The income tax provision for 1999 included a foreign deferred tax expense totaling $9.2 million compared with a foreign deferred tax benefit of $57 million in 1998. The benefit recognized in 1998 primarily resulted from the writedown of oil and gas properties. Additionally, the income tax provision included a deferred tax benefit in the United States totaling $1.4 million, compared with an expense of $1.5 million in 1998.

     At December 31, 1999, we had U.S. NOLs of approximately $450.2 million compared with NOLs of approximately $415.6 million at December 31, 1998. The NOLs expire from 2000 to 2020. At December 31, 1999, our Colombian operations and other foreign operations had NOLs and other credit carryforwards totaling $57.4 million and $40.7 million, respectively, that will expire between 2001 and 2004.

     During 1999, we acquired the Colombian entity of our former partner in the El Pinal field. In addition to the working interest in the El Pinal field, the acquired entity has tax basis and NOLs totaling approximately $40 million, included in total foreign NOLs above, which we expect to utilize in 2000. At December 31, 1999, the tax affected amount of the tax basis and NOLs ($14.2 million) was included in current assets as a deferred tax asset. In addition, we recorded deferred income of $10.6 million, representing the difference between the value of the deferred tax asset and the purchase price. During 2000, the deferred tax asset and the deferred income will be reduced as the tax basis and NOLs are utilized.

     We recorded a U.S. deferred tax asset of $88.2 million, net of a valuation allowance of $72.9 million, at December 31, 1999. The valuation allowance was primarily attributable to management's assessment of the utilization of NOLs in the U.S., the expectation that other tax credits will expire without being utilized, and certain temporary differences will reverse without a benefit to us. The minimum amount of future taxable income necessary to realize the U.S. deferred tax asset is approximately $252 million. Although there can be no assurance we will achieve such levels of income, management believes the deferred tax asset will be realized through income from its operations.

  Year Ended December 31, 1998, Compared with Year Ended December 31, 1997

     Oil and Gas Sales

     Oil and gas sales in 1998 totaled $160.9 million, an 11% increase from 1997, due to higher production, which was partially offset by significantly lower average realized oil prices. Total revenue barrels, including production related to barrels delivered under the forward oil sale, totaled 13 million barrels in 1998, an increase of 58%, compared to the prior year, resulting in an increase in revenues of $84.2 million. The increased production was primarily due to the start-up in late 1997 of two new 80,000 BOPD oil-production units at the Cusiana central processing facility. In addition, two 100,000 BOPD oil-production units at the Cupiagua central processing facility began production during the second half of 1998. The average realized oil price was $12.31 and $17.54 in 1998 and 1997, respectively, a decrease of 30% for 1998, resulting in lower revenues of $68.3 million compared to 1997. The lower average realized oil price resulted from a significant decrease in the 1998 average WTI oil price.

     Gain on Sale of Oil and Gas Assets

     In August 1998, we sold to a subsidiary of ARCO for $150 million, one-half of the shares of the subsidiary through which we owned our 50% share of Block A-18 in the Malaysia-Thailand Joint Development Area. The sale resulted in a gain of $63.2 million. In December 1998, we sold our Bangladesh subsidiary for $4.5 million and recorded a gain of the same amount.

     In June 1997, we sold our Argentine subsidiary for cash proceeds of $4.1 million and recognized a gain of $4.1 million.

     Operating Expenses and Depreciation, Depletion and Amortization

     Operating expenses increased $22.2 million in 1998, and depreciation, depletion and amortization increased $22 million, primarily due to higher production volumes, including barrels delivered under the forward oil sale. Our operating costs per oil equivalent-barrel were $5.97 and $6.47 in 1998 and 1997, respectively. Operating expenses on a per equivalent-barrel basis were lower primarily due to higher production volumes and a decrease in production taxes of $7.8 million. Beginning in 1998, no production taxes were assessed on production from the Cusiana field. These improvements to operating costs were partially offset by an increase in OCENSA pipeline tariffs which totaled $49.9 million or $4.08 per barrel, and $28.7 million or $3.69 per barrel, in 1998 and 1997, respectively. The OCENSA pipeline expansion was completed at the end of 1997. At such time, the full cost of the pipeline was included in the tariff computation, which was the primary contributor to the higher 1998 tariffs.

     General and Administrative Expenses

     General and administrative expense before capitalization decreased $13.8 million to $47.2 million in 1998, while capitalized general and administrative costs were $20.6 million and $32.4 million in 1998 and 1997, respectively. General and administrative expenses, and the portion capitalized, decreased as a result of restructuring activities undertaken in the third quarter of 1998 to reduce overhead costs and exploration expenses.

     Interest Expense

     Gross interest expense for 1998 and 1997 totaled $46.4 million and $49.7 million, respectively, while capitalized interest for 1998 decreased $2.6 million to $23.2 million. The decrease in capitalized interest is primarily due to the writedown of unevaluated property totaling $73.9 million in June 1998 and a sale of 50% of our Block A-18 project in August 1998.

     Other Income (Expense), Net

     Other income (expense), net, included foreign exchange gains of $2.1 million and $9.5 million in 1998 and 1997, respectively, primarily related to noncash adjustments to deferred tax liabilities in Colombia associated with devaluation of the Colombian peso versus the U.S. dollar. In 1998 and 1997, we recognized gains of $7.6 million and $1.4 million, respectively, on the sale of corporate assets. During 1998 and 1997, we recorded a gain (loss) of $.4 million and ($9.7 million), respectively, representing the change in the fair value of the call options purchased in anticipation of a forward oil sale. In addition, during 1998, we recorded an expense of $3.3 million in other income (expense), net, related to the net payments made under and the change in the fair value of the equity swap entered into in conjunction with the sale of Triton Pipeline Colombia.

     Income Taxes

     The income tax provision for 1998 included a foreign deferred tax benefit totaling $57 million compared with a foreign deferred tax expense of $16 million in 1997. The benefit recognized in 1998 primarily resulted from the writedown of oil and gas properties. Additionally, the income tax provision included deferred tax expense in the United States totaling $1.5 million, compared with a benefit of $7.9 million in 1997. Current taxes related to our Colombian operations were $4.4 million and $3.4 million in 1998 and 1997, respectively.

     Extraordinary Item

     In May and June 1997, we completed a tender offer and consent solicitation with respect to our Senior Subordinated Discount Notes due November 1, 1997 ("1997 Notes") and 9 3/4% Senior Subordinated Discount Notes due December 31, 2000 ("9 3/4% Notes") that resulted in the retirement of the 1997 Notes and substantially all of the 9 3/4% Notes. Our results of operations for 1997 included an extraordinary expense of $14.5 million, net of a $7.8 million tax benefit, associated with the extinguishment of the 1997 Notes and 9 3/4% Notes. The remainder of the 9 3/4% Notes were retired in 1998.

EXPLORATION OPERATIONS

     We follow the full cost method of accounting for exploration and development of oil and gas reserves. Under this method of accounting, all of our costs related to acquisition, holding and initial exploration of licenses in countries where we do not have any proved reserves are initially capitalized. We then periodically make assessments of these licenses for impairment on a country-by-country basis. Based on our evaluation of drilling results, seismic data and other information we deem relevant, we may write down the carrying value of the oil and gas licenses in that country. A writedown constitutes a charge to earnings that does not impact our cash flow from operating activities, but it does reduce our shareholders' equity. For example, in September 2000, we surrendered our interest in an onshore lease in Greece, after drilling two dry holes and we expect to record a write down of about $19 million ($17 million net of tax) in the third quarter of 2000. In addition, in the second quarter of 1998, we recorded a $77.3 million ($72.6 million, net of tax) writedown of unevaluated oil and gas properties relating to our operations in China, Ecuador, Guatemala and other countries, and a corresponding reduction in shareholders' equity. We expect to complete our contractual obligations in Greece, Italy, Madagascar, and Oman over the next

12 months. If in the course of our exploration activities in any one or more of these countries, we determine that continuing to explore for hydrocarbons there is not justified, we may record a writedown during this period of any one of our cost pools related to these countries. Due to the unpredictable nature of exploration activities, we cannot predict the amount and time of impairment writedowns.

ENVIRONMENTAL MATTERS

     The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. A variety of stringent federal, state and foreign laws and regulations govern the environmental aspects of our business. Such laws and regulations impose strict requirements for, among other things, well creation, operation and abandonment, waste management, land reclamation, financial assurance under the Oil Pollution Act of 1990, and controlling air and water emissions from our production operations and gas treatment and processing plants. Any noncompliance with these laws and regulations could subject us to material civil or criminal penalties or other liabilities. Our compliance with these laws may, from time to time, result in increased costs to our operations, a decrease in production and have an affect on our costs of acquisitions.

     We do not believe that our environmental risks are materially different from those of comparable companies in the oil and gas industry. We cannot provide you any assurance however, that environmental laws will not, in the future, cause a decrease in our production or processing or cause an increase in our costs of production, development, exploration or processing. Pollution and similar environmental risks generally are not fully insurable.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement was amended in June 2000 by SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of SFAS No. 133." The new statements establish accounting and reporting standards for derivative instruments and for hedging activities. The standards will require us to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The requisite accounting for changes in the fair value of a derivative will depend on the intended use of the derivative and the resulting designation. We must adopt the statements effective January 1, 2001. Based on our outstanding derivatives contracts, the impact of adopting this standard would not have a material adverse effect on our operations or consolidated financial condition. However, we cannot give you any assurance as to what the impact will be at the time we adopt the statements, because the impact will depend on our derivatives activities at the time of adoption.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Our oil sales are normally priced with reference to a defined benchmark, such as WTI light sweet crude oil traded on the New York Mercantile Exchange. The price we actually receive will vary from the benchmark depending on quality and location differentials. As a matter of policy, from time to time we use financial market transactions with creditworthy counterparties to reduce risk associated with the pricing of our oil sales. The policy is structured to underpin our planned revenues and results of operations. We cannot assure you that our use of financial market transactions will not result in losses. We do not enter into financial market transactions for trading purposes.

     We have entered into oil price swaps with creditworthy counterparties to establish a weighted average WTI benchmark price of $30.23 per barrel on an aggregate of 1.5 million barrels of production during the period from July through December 2000. As a result, to the extent the average monthly WTI price exceeds $30.23, we will pay the counterparties the difference between the average monthly WTI price and $30.23, and to the extent that the average monthly WTI price is below $30.23, the counterparties will pay us the difference between the average monthly WTI price and $30.23. In addition, we have entered into option contracts for an aggregate of 300,000 barrels of production during the period from July through September 2000. As a result, to the extent the monthly average WTI exceeds $28.43 per barrel, we will pay the counterparty the difference between the average WTI and $28.43, and to the extent WTI is at or below $22.00, the counterparty will pay us $2.00 per barrel.

     Also, we have entered into option contracts for an aggregate of 900,000 barrels of production during the period from January through June 2001. As a result, to the extent the monthly average WTI exceeds $35.48 per barrel, we will pay the counterparty the difference between the average WTI and $35.42 per barrel, and to the extent WTI is at or below $27.00, at the counterparty will pay us $3.00 per barrel.

                                    BUSINESS

     We are an international oil and gas exploration and production company. Our core operating areas and oil and gas reserves are located in Colombia, Equatorial Guinea and Malaysia-Thailand. We explore for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East. We believe that our acreage portfolio offers significant opportunity for growth and diversifies our exposure to any one region. Since 1989, we have discovered three major fields through our exploration program which has allowed us to grow and diversify our reserve base.

OIL AND GAS PROPERTIES

     Through various subsidiaries and affiliates, we have participating interests in exploration licenses in Colombia, Equatorial Guinea, Block A-18 of the Malaysia-Thailand Joint Development Area in the Gulf of Thailand, Gabon, Greece, Italy, Madagascar and Oman. All of our proved reserves are located in Colombia, offshore Equatorial Guinea and in the Gulf of Thailand. Our Colombia operation is currently responsible for substantially all of our revenues and operating cash flow.

     The following is intended to describe our interests in these licenses and our recent operations over these licenses. Many of our interests are owned with partners. References in this discussion to "we" and "us" sometimes refer to Triton and its partners in a given area.

  Colombia

     We hold a 12% interest in the Santiago de Las Atalayas ("SDLA"), Tauramena and Rio Chitamena contract areas, covering approximately 66,000, 36,300 and 6,700 acres, respectively. The areas are located approximately 160 kilometers (100 miles) northeast of Bogota in the Andean foothills of the Llanos Basin area in eastern Colombia.

     Our partners in these areas are Empresa Colombiana De Petroleos ("Ecopetrol"), the Colombian national oil company, with a 50% interest, and subsidiaries of BP Amoco and TotalFina EIF SA, each with a 19% interest. BP Amoco is the operator. Our net revenue interest is approximately 9.6% after governmental royalties. We have an agreement with one of our original co-investors that entitles that party to .36% of our net revenue if it pays its proportionate share of related costs.

     Contract Terms

     The SDLA license gives BP Amoco, TotalFinaElf and us the right to produce oil and gas from the contract area through the year 2010. The Tauramena license gives BP Amoco, TotalFinaElf and us the right to produce oil and gas from the contract area through the year 2016. The Rio Chitamena license gives BP Amoco, TotalFinaElf and us the right to produce oil and gas from the contract area through the year 2015 or 2019, depending on contract interpretation.

     In July 1994, BP Amoco, TotalFinaElf, Ecopetrol and Triton agreed to a procedure for developing the Cusiana field. Until the expiration of the SDLA association contract in 2010, oil and gas produced from the unified area will be owned by the parties according to their percentage interests in each contract area.

     In the first quarter of 2005, the parties will have an independent determination of the original barrels of oil equivalent of petroleum in place under the unified area and under each association contract made. Then a "tract factor" will be calculated for each association contract. Each tract factor will be the amount of original barrels of oil equivalent in place under the particular association contract as a percentage of the total original barrels of oil equivalent under the unified area. Each party's unified area interest during the second period (commencing from the expiration of the SDLA association contract in 2010) and during the final period (commencing from the termination of the second association contract to termination) will be the aggregate of that party's interest in each remaining association contract multiplied by the tract factor for each such contract.

     Recent Operating Activity

  Cusiana Field

     In the Cusiana Field, from January 2000 through August 2000 we completed an additional three wells, bringing the total completions to date to 48 producing wells, 13 gas injection wells and four water injection wells. The gas injection wells recycle to the Mirador formation most of the gas that is associated with the oil production to increase the oil recoverable during the life of the field. The water injection wells inject the field's produced water into the Barco and Guadalupe formations for disposal and pressure maintenance. There are currently two drilling rigs operating in the Cusiana Field, and we expect that one additional well will be completed during 2000 and two additional wells in 2001.

  Cupiagua Field

     In the Cupiagua Field, from January 2000 through August 2000 we completed an additional six wells, bringing the total completions to date to 30 producing wells and eight gas injection wells. There are currently three drilling rigs operating in the Cupiagua Field on the SDLA contract area to drill production, water and gas injection wells, and we expect that three wells will be completed during 2000 and three additional wells in 2001.

  Recetor Contract Area

     In 1999, we acquired a 20% interest in the Recetor contract area, covering approximately 70,215 acres, subject to certain government royalties. Ecopetrol has the right to acquire up to a 50% interest in the Recetor contract area, pro rata from each participant, upon declaration of commerciality. This area is located adjacent to and north of the SDLA contract area and includes an extension of the Cupiagua field. Our partners in this area are BP Amoco, with a 63.3% interest, and Inaquimicas, with a 16.7% interest. BP Amoco is the operator. The contract provides BP Amoco, Inaquimicas and us the right to produce oil and gas from the Recetor contract area through the year 2017.

     In January 2000, our working interest partners and we completed the Liria YD-2 well on the extension of the Cupiagua field in the Recetor contract area. The well reached total depth of 16,953 feet and is producing into the Cupiagua central processing facility. Ecopetrol granted commerciality on a limited area. Currently one drilling rig is operating in the Recetor contract area. We expect that at least two additional wells will be drilled in the Recetor contract area in 2001.

     Production Facilities and Pipelines

     We have completed the production facilities in the Cusiana and Cupiagua fields. The components of the Cusiana central processing facility consist of a long term test facility, four early production units, and two 80,000 BOPD production trains. The production capacity of the Cusiana central processing facility is approximately 320,000 BOPD. Currently, the Cusiana central processing facility cannot handle more than about 1,400 MMcf of gas per day. This limitation constrains the amount of oil that can be produced because gas and oil are produced at the same time.

     The components of the Cupiagua central processing facility consist of two 100,000 BOPD production trains. The gas handling capacity of the Cupiagua central processing facility is approximately 1,300 MMcf of gas per day.

     We transport the oil and condensate produced from the Cusiana and Cupiagua fields to the Caribbean port of Covenas through the 832-kilometer (520-mile) pipeline system operated by OCENSA. OCENSA also transports oil produced by other parties from other fields in Colombia.

     Gross production from the Cusiana and Cupiagua fields averaged approximately 430,000 BOPD during 1999 and approximately 331,000 BOPD during the third quarter of 2000. Based on a revised production forecast we received in September 2000 from the operator, we expect that average gross production for the fields will be approximately 340,000 BOPD for the year. The operator has recommended certain actions to offset the decline in production in 2001, such as work overs and water flood projects, that would result in an expected production rate approximately 15% lower than in 2000. We cannot assure you that these attempts to offset the decline in production will be successful. These declines in gross production levels have been greater than the operator and our engineers projected. We cannot assure you that any attempts to increase production will be successful or that the Colombia fields will not continue to experience significantly less production than we and our engineers projected. As a result of the greater than expected decline in production from the Colombia fields, we expect that proved reserves at year end 2000 attributable to the fields will be decreased by more than the amount that would be attributable to production during the year.

  Equatorial Guinea

     We have an interest in production-sharing contracts covering two contiguous blocks (Blocks F and G) with the Republic of Equatorial Guinea. The contracts became effective in April 1997 and were amended in October 2000. In October 1999, we announced the discovery of the Ceiba oil field, located on Block G offshore the Republic of Equatorial Guinea. The field is located in approximately 2,200 to 2,600 feet of water, approximately 22 miles off the continental coast.

     The contracts give us the right to explore and develop an area covering approximately 1.3 million acres located offshore and southwest of the town of Bata in water depths of up to 5,200 feet. We are the operator and Energy Africa Equatorial Guinea Limited is our partner. Our contract interest is 85% and Energy Africa's contract interest is 15%, subject to a 5% carried participating interest held by the government.

     Contract Terms

     Currently, our remaining commitments under the production-sharing contracts for the contract year ending April 2001 are to drill at least one exploration well, and a second exploration well contingent upon our identifying an additional structure we believe is a drillable prospect. We can extend the exploration period of each contract for three additional one-year periods if we agree to certain operational commitments for those periods, including the drilling of at least one exploration well, and a second exploration well contingent upon our identifying an additional structure we believe is a drillable prospect. The contracts require us to relinquish 30% of each contract's original area in April 2000, and an additional 20% of the remaining contract area by the end of April 2002, provided that we will not be required to surrender an area that includes a commercial field or a discovery that has not then been declared commercial. We can designate the area or areas to be surrendered, provided that, where possible, each area must be of sufficient size and convenient shape to permit petroleum operations. We have been negotiating with the Republic of Equatorial Guinea to retain the 30% of the original area that we were required to relinquish in April 2000.

     The contracts provide that if there is a commercial discovery of an oil or gas field on a block, the contract will remain in existence as to that field for a period of 30 years, in the case of oil, or 40 years, in the case of gas, from the date the Ministry of Mines and Energy approves the discovery as commercial. Any further discoveries of formations that underlie or overlie that field, or other deposits found within the extension of that field, will be included with that field and be subject to the original 30 or 40 year term, as applicable. The Ministry approved the Ceiba field as commercial in December 1999.

     Under the terms of the production-sharing contracts, the Republic of Equatorial Guinea is entitled to a royalty as to each field. In the case of an oil field, the royalty is based on average daily production, and is determined as follows:

RATES OF DAILY PRODUCTION OF FIELD
(CALCULATED ON AN INCREMENTAL BASIS OF CRUDE OIL)             ROYALTY PER TRANCHE
-------------------------------------------------             -------------------
From 0 to 30,000 Barrels....................................          11%
Above 30,000 to 60,000 Barrels..............................          12%
Above 60,000 to 80,000 Barrels..............................          14%
Above 80,000 to 100,000 Barrels.............................          15%
More than 100,000 Barrels...................................          16%

     In the case of a gas field, the royalty is 10% of all the natural gas in the field.

     After making the royalty payments, we and Energy Africa will be allocated up to 70% of the remaining production to recover our capital costs. The government of Equatorial Guinea's 5% carried participating interest does not entitle the government to receive any of the proceeds for cost recovery. After the allocation of production toward the payment of the royalty and cost recovery, the production sharing contracts entitle the Republic of Equatorial Guinea to receive a share of production based on cumulative production, determined as follows:

                                                                            CONTRACTORS' SHARE OF
CUMULATIVE PRODUCTION                                GOVERNMENT SHARE OF          REMAINING
(IN MILLIONS OF BARRELS)                             REMAINING PRODUCTION        PRODUCTION
------------------------                             --------------------   ---------------------
From 0 to 200......................................          20%                     80%
Above 200 to 350...................................          30%                     70%
Above 350 to 450...................................          40%                     60%
Above 450 to 550...................................          50%                     50%
More than 550......................................          60%                     40%

     The government of Equatorial Guinea's 5% carried participating interest entitles it to receive 5% of the production allocated to the contractors in the preceding table. As a result, we would receive 80.75% of the remaining production and Energy Africa would receive 14.25%.

     In addition, as any new field is discovered, the contractors must make a production payment to the government in the amount of $750,000 when the Ministry of Mines and Energy approves the discovery as commercial. The contractors must pay the government certain production bonuses if and when production from a field, including the Ceiba field, averages certain levels for the first time, determined as follows:

AVERAGE PRODUCTION PER DAY                                    PRODUCTION BONUS
--------------------------                                    ----------------
30,000......................................................     $4 million
60,000......................................................      3 million
100,000.....................................................      4 million

     These production bonuses would be added to the capital costs the contractors are entitled to recover.

     Recent Operating Activity

     In October 1999, we announced an oil discovery in the Ceiba field, Block G, and confirmed the significance of the discovery with the Ceiba-2 appraisal well. On test, the Ceiba-1 well flowed 12,401 BOPD of 30 degree oil from one zone over an interval of 160 feet. Test results were constrained by the capacity of surface testing equipment. Analysis of wireline logs and core data indicate a gross oil column of 742 feet in the well with net oil-bearing pay of 314 feet in four zones. The Ceiba-1 well was drilled to a total depth of approximately 9,700 feet in approximately 2,200 feet of water, located 22 miles off the continental coast.

     The Ceiba-2 well was drilled approximately one mile to the southwest and 342 feet down-dip of the Ceiba-1 discovery well. The well encountered net oil-bearing pay of 300 feet in a single, continuous column. In addition, the well confirmed the oil-water contact found in Ceiba-1, and demonstrated lateral reservoir continuity and connectivity. The well is located 22 miles off the continental coast and was drilled to a total depth of 8,744 feet in 2,347 feet of water. We elected not to flow test the well based on wireline logs, extensive coring and pressure data, as well as Ceiba-1 flow-test results.

     In June 2000, we reported that the Ceiba-3 development well confirmed the primary reservoir found in the Ceiba-1 and Ceiba-2 wells and encountered a deeper, similar-quality oil reservoir. Ceiba-3 penetrated 256 feet of net oil-bearing pay based on the analysis of drilling, coring, wireline logging and samples. The new additional reservoir has an oil-water contact about 60 feet deeper than the oil-water contact found in the first two wells drilled in the Ceiba field. Located 22 miles off the continental coast of Equatorial Guinea on Block G, the Ceiba-3 well was drilled to a total depth of 9,695 feet in 2,165 feet of water. The well is approximately one mile northeast and 282 feet downdip of the Ceiba-1 discovery well and confirms the extension of the Ceiba field to the north.

     In June 2000, we reported that the Ceiba-4 development well confirmed the oil pool found in the Ceiba-1, -2 and -3 wells. Ceiba-4 penetrated 269 feet of net oil-bearing pay in three zones based on the analysis of drilling, coring, wireline logging and samples. The Ceiba-4 well confirmed the southern extension of the field, validating lateral reservoir continuity and connectivity in the oil reservoir tested in the Ceiba-1 discovery well and confirmed in Ceiba-2 and Ceiba-3. The Ceiba-4 well results support a deeper field oil-water contact than originally interpreted. Located 22 miles off the continental coast of Equatorial Guinea on Block G, the Ceiba-4 well was drilled to a total depth of 8,957 feet in 2,431 feet of water. The well is approximately one mile southwest and 207 feet downdip of the Ceiba-2 appraisal well.

     In July 2000, we reported that the Ceiba-5 appraisal well confirmed the primary oil pool found in the Ceiba-1, -2, -3 and -4 wells, and encountered a deeper pool with an additional high-quality reservoir not seen in any of the previous Ceiba wells. Ceiba-5 penetrated 243 feet of net oil-bearing pay in three zones based on the analysis of drilling, wireline logging, downhole pressure measurements and rock/fluid samples. The new oil pool has an oil-water contact 328 feet below the oil-water contact of the primary Ceiba pool. Drilled on the western flank of the Ceiba structure, the Ceiba-5 well validated the lateral reservoir continuity and connectivity of the field's primary oil pool to the northwest. Located 23 miles off the continental coast of Equatorial Guinea on Block G, the Ceiba-5 well was drilled to a total depth of 9,187 feet in 2,622 feet of water. The well is approximately 1.75 miles northwest of the Ceiba-3 development well.

     In September 2000, we reported that the Ceiba-6 well will be plugged and abandoned, having not encountered oil and gas. The Ceiba-6 well was a step-out well located outside and southeast of the Ceiba Field approximately 2.5 miles south of the Ceiba-4 well, and was drilled to a total depth of 10,388 feet.

     In addition, we have renegotiated and extended into 2001 the contracts for the two rigs we have been using in the field. We have contracted with Global Marine's R.F. Bauer drillship to drill six wells, and have an option to use the drillship to drill an additional six wells. We currently plan for the drillship to drill up to six additional exploration wells, taking us through the middle of 2001. We spudded the first exploration well on October 2, 2000. In addition, we have contracted to have the Sedco 700 semisubmersible rig complete four Ceiba wells, and have committed to continue to use the rig for one year after these completions. After the Sedco 700 rig completes the four initial production wells in the Ceiba field, we expect to then use the rig to drill and complete additional development wells and water injection wells for development of the Ceiba field. As of September 25, 2000, the rig had completed the Ceiba-4 well, and is now completing the Ceiba-1, -2 and -3 wells.

     We have acquired a 1,025,000-acre (4,200 square kilometer) 3D seismic survey, out of the total 1.3 million acres, to assist in delineating the extent of the Ceiba field, identify drilling locations for the appraisal/production wells, and better define other exploration prospects on the blocks. We are in the process of evaluating the data.

     Plan of Development

     We are implementing an accelerated appraisal and development program with two drilling rigs to enable early production from the Ceiba field. Our first production from the field is scheduled for end of 2000. The current plan of development provides for initial or phase one production of 52,000 BOPD, although we cannot assure you that actual production will be at this level. We have contracted for an FPSO vessel that we expect to provide storage for up to two million barrels of oil and initial processing capacity of up to 60,000 BOPD from a single production unit. We selected an FPSO-based development concept to allow for accelerated development of the Ceiba field. We can add production capacity cost effectively through the installation of additional processing units. As part of this initial phase of development, four sub-sea production wells are scheduled to be completed and connected through flow lines to the FPSO vessel. We believe that due to transportation and preliminary assays of the quality of the crude oil, the oil from the Ceiba field will sell at a discount to Brent crude.

  Malaysia-Thailand

     In Block A-18 of the Malaysia-Thailand Joint Development Area in the Gulf of Thailand, we and our partners have discovered eight natural gas fields -- known as the Bulan, Bumi, Bumi East, Cakerawala, Samudra, Senja, Suriya, and Wira fields. We own our interest through a one-half interest in a company that holds a 50% contract interest in a production sharing contract covering Block A-18. BP Amoco owns the other half of the shares of the company. The operator is Carigali-Triton Operating Company Sdn. Bhd., a company owned by us and BP Amoco, through our jointly owned company, and Petronas Carigali (JDA) Sdn. Bhd., a subsidiary of the Malaysian national oil company.

     The contract area, which encompasses approximately 731,000 acres, had been the subject of overlapping claims between Malaysia and Thailand. The two countries established the Malaysia-Thailand Joint Authority to administer the development of the Joint Development Area. In April 1994, we entered into a production-sharing contract with the Malaysia-Thailand Joint Authority and Carigali. We previously held a license from Thailand that covered part of the Joint Development Area.

     Contract Terms

     The term of the contract is 35 years, subject to possible relinquishment of certain areas and subject to the treaty between Malaysia and Thailand creating the Malaysia-Thailand Joint Authority remaining in effect. The contract gives us the right to explore for oil and gas for the first eight years of the contract. If we discover a natural gas field (not associated with crude oil), we must submit to the Malaysia-Thailand Joint Authority a development plan for the field. If the Malaysia-Thailand Joint Authority accepts the development plan, we can then hold that gas field without production for an additional five-year period, but not beyond the tenth anniversary of the contract. We then have a five-year period from the Malaysia-Thailand Joint Authority's acceptance of the development plan to develop the field, and have the right to produce gas from the field for approximately 20 years (or until the termination of the contract, if earlier). We are required to drill two exploratory wells before April 2002.

     If we discover an oil field, we would have the right to produce oil from the field for 25 years (or until the termination of the contract, if earlier).

     We would have to relinquish any areas not developed and producing within the periods provided.

     As oil and gas are produced, the Malaysia-Thailand Joint Authority is entitled to a 10% royalty. A portion of each unit of production is considered "cost oil" or "cost gas" and will be allocated to the contractors to the extent of their recoverable costs, with the balance considered "profit oil" or "profit gas" to be divided 50% to the Malaysia-Thailand Joint Authority and 50% to the contractors (i.e., 25% to Carigali and 25% to the company we own jointly with BP Amoco). The portion that will be considered

"cost gas" for production from the Cakerawala and Bulan fields is a maximum of 60%. The Cakerawala and Bulan fields are the fields planned for first-phase development. The portion that will be considered "cost gas" for production from the other fields is a maximum of 50%. There is an additional royalty attributable to Triton's and BP Amoco's joint interest equal to 0.75% of Block A-18 production. Tax rates imposed by the Malaysia-Thailand Joint Authority on behalf of the governments of Malaysia and Thailand are 0% for the first eight years of production, 10% for the next seven years of production and 20% for any remaining production.

     Our agreements with BP Amoco require BP Amoco to pay the future exploration and development costs attributable to our collective interest in Block A-18, up to $377 million or until first production from a gas field. Once gas production starts, or once BP Amoco has paid $377 million, whichever occurs first, we and BP Amoco would each pay 50% of our share of exploration and development costs. Under our agreements with BP Amoco, once production commences and "cost oil" or "cost gas" is allocated to the contractors for their recoverable costs under the production-sharing contract, we will recover our investment in recoverable costs in the project first, and then BP Amoco will recover its investment in recoverable costs. We have estimated our recoverable costs to be approximately $100 million.

     Gas Sales Agreement

     In October 1999, we and the other parties to the production-sharing contract for Block A-18 executed a gas sales agreement providing for the sale of the first phase of gas to Malaysia. The sales agreement provides for gas deliveries over a term concurrent with the production-sharing contract and contemplates initial deliveries of 195 MMcf per day for the first six months of the agreement, and 390 MMcf per day for a period of twenty years. The sales agreement includes a take-or-pay provision that specifies that the buyers must take a minimum of 90% of the annual daily contract quantity and the sellers must be able to deliver a maximum of 110% of the daily contract quantity. Delivery is made at the offshore production platform.

     The price for gas will be adjusted annually for changes in the U.S. Consumer Price Index, the Producer Price Index for Oil Field and Gas Field Machinery and Tools, and medium fuel oil (180 CST) in Singapore. The price is calculated annually and will apply to sales over the succeeding twelve months. All calculations and payments are in U.S. dollars. The base price is $2.30 per mmbtu. To give the buyers incentive to accelerate the timing of the delivery of the gas, the sales agreement gives the buyers a discount of 5% after 500 Bcf has been delivered and a discount of 10% after an aggregate of 1.3 Tcf has been delivered.

     The sales agreement provides that the initial delivery date will be a date to be agreed upon by the sellers and the buyers between April 1, 2002 and June 30, 2002. If the parties do not agree on a date for initial delivery, the agreement provides that the date will be deemed to be June 30, 2002.

     By the first delivery date, the sellers will be required to have completed the facilities necessary to meet its delivery obligations. The Malaysia-Thailand Joint Authority had previously approved the field development plan for the Cakerawala field in December 1997. Carigali-Triton Operating Company, the operator, has begun field development work and has awarded several contracts for long lead-time equipment, including CO(2) removal, structural steel, refrigeration, power generation and gas compression. In March 2000, Carigali-Triton Operating Company awarded the contract for engineering, procurement and construction of three wellhead platforms, a production platform with living quarters platform, a riser platform and a floating storage and off-loading vessel for oil and condensate. The initial development plan calls for 35 development wells.

     The buyers currently do not have in place facilities necessary to transport and process the gas. While it is not a requirement of the sales agreement, the buyers anticipate constructing pipeline and processing facilities onshore Thailand to accept deliveries of the gas. The sales agreement does recognize that the buyers' downstream facilities will require that certain environmental approvals be obtained before the buyers' facilities can be constructed. The agreement provides that, if a delay in obtaining the necessary environmental approvals results in a delay of the completion of the buyers' downstream facilities, this will be treated as a force majeure event and will excuse the buyers from their take or pay obligations for the length of the delay. We cannot give you any assurance as to when the environmental approvals will be obtained, and a lengthy approval process, or significant opposition to the project, could delay construction and the commencement of gas sales.

     When we sold one half of our interest in Block A-18 to BP Amoco in 1998, BP Amoco agreed to pay the future exploration and development costs attributable to our collective interest in Block A-18, up to $377 million or until first production from a gas field. BP Amoco also agreed to pay us specified incentive payments if the requisite criteria were met. The first $65 million in incentive payments is conditioned upon having the production facilities for the sale of gas from Block A-18 completed by June 30, 2002. If the facilities are completed after June 30, 2002 but before June 30, 2003, the incentive payment would be reduced to $40 million. A lengthy environmental approval process, or unanticipated delays in construction of the facilities, could result in our receiving a reduced incentive payment or possibly the complete loss of the first incentive payment.

     Notwithstanding a possible future delay in the buyers' environmental approvals process, in order to meet the June 30, 2002 deadline, the sellers are committed to, or will be required to commit to, significant expenditures, including the engineering, procurement and construction contract. Although BP Amoco is committed to pay all development costs associated with Block A-18 up to $377 million, we have agreed to provide some compensation to BP Amoco in the event that gas sales are delayed by agreeing to pay to BP Amoco $1.25 million per month for each month, if applicable, that first gas sales are delayed beyond 30 months following the award of the engineering, procurement and construction contract for the project in March 2000. Our obligation is capped at 24 months of these payments.

  Gabon

     In July 2000, we agreed to acquire a 38% interest in the Tolo and Otiti blocks offshore Gabon. Our partners in the two blocks are Australia-based Broken Hill Proprietary Company Limited, the operator, and Sasol, a South African company. The agreement is subject to approval by the government of Gabon. We expect to drill an exploration well in first half of 2001, subject to rig availability.

  Greece

     We have an 88% interest in the Gulf of Patraikos contract area. Hellenic Petroleum, the national oil company of Greece, has the remaining 12% interest. The Gulf of Patraikos contract provides a primary exploration term expiring in September 2001. We have a commitment of 2,000 kilometers (1,250 miles) of new 2D seismic and the drilling of one exploratory well for a total expenditure of not less than $13.5 million. We have completed our commitments for the seismic data and we plan to drill the commitment well in 2001.

     We had an interest in the Aitoloakarnania onshore contract area. During 2000, we completed our commitments for this area, including the drilling of two commitment wells, which were dry holes. In September 2000, we surrendered our interest in the area.

  Italy

     We have a 47% interest in each of the DR71 and DR72 licenses covering approximately 369,400 acres. The license areas are located in the Adriatic Sea located 45 kilometers (28 miles) offshore the city of Brindisi. Our partner is Enterprise Oil Italiana, S.p.A., the operator, with a 53% interest. During 1998, we drilled the Giove-1 well. The well was drilled to a total depth of 3,458 feet but was prematurely abandoned due to a gas blowout and mechanical failure. We drilled a replacement well, Giove-2, to a total depth of 4,285 feet and encountered oil and gas. We will need to do additional work to evaluate the commercial potential of the licenses.

     In 1998, we acquired a 20% interest in the FR33AG offshore license. ENI S.p.A. is the operator, with a 50% interest, and Enterprise holds the remaining 30% interest. The license provides a primary exploration term expiring in September 2004 with a commitment of 250 km (156 miles) of new 2D seismic and the drilling of one exploratory well.

     In the southern Apennine Mountains, we have an interest in three contiguous licenses, Fosso del Lupo, Valsinni and Masseria de Sole, covering approximately 58,000 acres in the Matera province. We are the operator of these licenses and we have a 50% interest. Our partner is BP Amoco, which holds the remaining 50% interest. The licenses provide a primary exploration term expiring in August 2002 and were amended in 1999 to provide a combined work commitment of approximately 50 kilometers (31 miles) of new 2D seismic and the drilling of one exploratory well. We acquired the 50 kilometers of seismic data in 1999. BP Amoco has indicated it wishes to withdraw from these licenses.

  Madagascar

     We are a party to a production-sharing contract with the Office of National Mines and Strategic Industries in Madagascar for the Ambilobe Block, covering approximately 4.3 million acres. The block is located directly offshore from Ambilobe in water depths of up to 11,500 feet. We have acquired approximately 3,000 kilometers (1,875 miles) of 2D seismic.

  Oman

     We are a party to a production sharing contract for Block 40, covering approximately 1.3 million acres located offshore in the Straits of Hormuz. The contract provides an exploration term expiring in June 2001 with a commitment of the drilling of one exploratory well. We are the operator with a 50% contract interest and Atlantis Holding Norway AS is our partner with a 50% interest.

     We have completed the reprocessing and interpretation of 4,083 kilometers (2,546 miles) of existing 2D seismic, and completed the acquisition of a 620 square kilometer 3D seismic survey in January 2000. We are processing and interpreting this data and expect to drill an exploratory well in 2001.

RESERVES

     The following table sets forth a summary of our estimated proved oil and gas reserves at December 31, 1999, and is based on separate estimates of our net proved reserves prepared by:

     - the independent petroleum engineers, DeGolyer and MacNaughton, with respect to the proved reserves in the Cusiana and Cupiagua fields in Colombia,

     - the independent petroleum engineers, Netherland, Sewell & Associates, Inc., with respect to the proved reserves in the Ceiba field in Equatorial Guinea, and

     - the internal petroleum engineers of the operating company, Carigali-Triton Operating Company, with respect to the proved reserves in Malaysia-Thailand on Block A-18 in the Gulf of Thailand.

     Net proved reserves at December 31, 1999, were:

                               PROVED DEVELOPED            PROVED UNDEVELOPED               TOTAL PROVED
                          --------------------------   ---------------------------   ---------------------------
                            OIL      GAS       BOE       OIL       GAS       BOE       OIL       GAS       BOE
                          (Mbbls)   (MMcf)   (MMboe)   (Mbbls)   (MMcf)    (MMboe)   (Mbbls)   (MMcf)    (MMboe)
                          -------   ------   -------   -------   -------   -------   -------   -------   -------
Colombia(1).............  91,803    11,566   93,731    33,712        --    33,712    125,515   11,566    127,443
Malaysia-Thailand(2)....      --       --        --    13,223    553,862   105,533   13,223    553,862   105,533
Equatorial Guinea.......      --       --        --    32,033        --    32,033    32,033        --     32,033
                          ------    ------   ------    ------    -------   -------   -------   -------   -------
        Total...........  91,803    11,566   93,731    78,968    553,862   171,278   170,771   565,428   265,009
                          ======    ======   ======    ======    =======   =======   =======   =======   =======

---------------

(1) Includes liquids to be recovered from Ecopetrol as reimbursement for precommerciality expenditures and excludes reserves attributable to the Liebre field which was sold in 2000.

(2) As of December 31, 1999, gas sales had not yet commenced. The proved gas reserves are calculated using the base price in the gas sales agreement of $2.30. The base price is subject to annual adjustments based on various indices. We cannot assure you that the actual price when gas sales commence will be the same as the price we used in our assumptions.

     We do not file estimates of total proved net oil or gas reserves with, or include estimates of total proved net oil or gas reserves in any report to, any United States authority or agency.

OIL AND GAS OPERATIONS

  Production and Sales

     The following table sets forth the net quantities of oil and gas we produced during 1999, 1998 and 1997. If during these three years we acquired or sold a property or a subsidiary, the information in the tables includes production and sales information relating to the property or subsidiary only during the times we owned it.

                                                                                   GAS PRODUCTION
                                                         OIL PRODUCTION(1)       ------------------
                                                     -------------------------       YEAR ENDED
                                                      YEAR ENDED DECEMBER 31,       DECEMBER 31,
                                                     -------------------------   ------------------
                                                      1999      1998     1997    1999   1998   1997
                                                     -------   ------   ------   ----   ----   ----
Colombia(2)........................................  12,469    9,979    5,776    459    503    802

---------------

(1) Includes natural gas liquids and condensate.

(2) Includes Ecopetrol reimbursement barrels and excludes 3.1 million, 3.1 million and 2.5 million barrels of oil produced and delivered for the years ended December 31, 1999, 1998 and 1997, respectively, in connection with a forward oil sale in May 1995.

     The following tables summarize for 1999, 1998 and 1997: (i) the average sales price per barrel of oil and per Mcf of natural gas; (ii) the average sales price per equivalent barrel of production; (iii) the depletion cost per equivalent barrel of production; and (iv) the production cost per equivalent barrel of production:

                                                 AVERAGE SALES PRICE        AVERAGE SALES PRICE
                                                 PER BARREL OF OIL(1)          PER Mcf OF GAS
                                               ------------------------   ------------------------
                                               YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,
                                               ------------------------   ------------------------
                                                1999     1998     1997     1999     1998     1997
                                               ------   ------   ------   ------   ------   ------
Colombia(4)..................................  $15.95   $12.31   $17.54   $0.88    $0.99    $1.15

                                                        PER EQUIVALENT BARREL(2)
                                ------------------------------------------------------------------------
                                  AVERAGE SALES PRICE          DEPLETION(3)           PRODUCTION COST
                                ------------------------   ---------------------   ---------------------
                                       YEAR ENDED               YEAR ENDED              YEAR ENDED
                                      DECEMBER 31,             DECEMBER 31,            DECEMBER 31,
                                ------------------------   ---------------------   ---------------------
                                 1999     1998     1997    1999    1998    1997    1999    1998    1997
                                ------   ------   ------   -----   -----   -----   -----   -----   -----
Colombia(4)...................  $15.89   $12.27   $17.37   $3.80   $4.07   $3.67   $4.50   $5.97   $6.47

---------------

(1) Includes natural gas liquids and condensate.

(2) Natural gas has been converted into equivalent barrels of oil based on six Mcf of natural gas per barrel of oil.

(3) Includes depreciation calculated on the unit of production method for support equipment and facilities.

(4) Includes barrels delivered under the forward oil sale which are recorded at $11.56 per barrel upon delivery. Excludes the full cost ceiling limitation writedown in 1998 totaling $241 million.

COMPETITION

     We encounter strong competition from major oil companies (including government-owned companies), independent operators and other companies for favorable oil and gas concessions, licenses, production-sharing contracts and leases, drilling rights and markets. Additionally, the governments of certain countries in which we operate may, from time to time, give preferential treatment to their nationals. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers. We believe that the principal means of competition in the sale of oil and gas are product availability, price and quality.

MARKETS

     We generally sell our crude oil, natural gas, condensate and other oil and gas products to other oil and gas companies, government agencies and other industries. We do not believe that the loss of any single customer or sales contract would have a long-term material, adverse effect on the our revenues or oil and gas operations.

     In Colombia, our oil production is exported through the Caribbean port of Covenas where it is sold at prices based on United States prices, adjusted for quality and transportation. The oil produced from the Cusiana and Cupiagua fields is transported to the export terminal by pipeline.

ACREAGE

     The following table shows the total gross and net developed and undeveloped oil and gas acreage we held at December 31, 1999. "Gross" refers to the total number of acres in an area in which we hold an interest without adjustment to reflect the actual percentage interest we hold. "Net" acreage is adjusted for working interests owned by other parties.

     "Developed" acreage is acreage spaced or assignable to productive wells. "Undeveloped" acreage is acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.

                                                               DEVELOPED     UNDEVELOPED
                                                                ACREAGE      ACREAGE(1)
                                                              -----------   -------------
                                                              GROSS   NET   GROSS    NET
                                                              -----   ---   -----   -----
                                                                    (IN THOUSANDS)
Colombia....................................................   109    13      106      50
Equatorial Guinea(2)........................................    --    --    1,306   1,110
Malaysia-Thailand...........................................    --    --      731     183
Greece......................................................    --    --    1,060     933
Italy.......................................................    --    --      499     217
Oman........................................................    --    --    1,322     661
Madagascar..................................................    --    --    4,300   4,300
                                                               ---    --    -----   -----
          Total.............................................   109    13    9,324   7,454
                                                               ===    ==    =====   =====

---------------

(1) Our interests in certain of this acreage may expire if not developed at various times in the future pursuant to the terms of the leases, licenses, concessions, contracts, permits or other agreements under which it was acquired.

(2) We are negotiating to retain 30% of this acreage that we were required to relinquish in April 2000.

DRILLING ACTIVITY

     In this section, when we refer to "gross" wells, we mean every well drilled in an area in which we hold any interest. When we refer to "net" wells, we mean the gross number of wells drilled adjusted for our percentage interest in the area.

     At December 31, 1999, we held working interests in 80 productive wells on a gross basis, and 9.86 wells on a net basis. All of the productive wells we participated in were in Colombia. Productive wells include 17 gross (2.04 net) gas-injection wells and two gross (.24 net) water-injection wells.

     The following tables set forth the results of the oil and gas well drilling activity on a gross basis for wells in which we held an interest during 1999, 1998 and 1997. If during these three years we acquired or sold a property or a subsidiary, the information in the tables includes production and sales information relating to the property or subsidiary only during the times we owned it.

                            GROSS EXPLORATORY WELLS

                                         PRODUCTIVE(1)             DRY                 TOTAL
                                       ------------------   ------------------   ------------------
                                           YEAR ENDED           YEAR ENDED           YEAR ENDED
                                          DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                       ------------------   ------------------   ------------------
                                       1999   1998   1997   1999   1998   1997   1999   1998   1997
                                       ----   ----   ----   ----   ----   ----   ----   ----   ----
Colombia.............................   --      1      1      1     --      1      1      1      2
Equatorial Guinea....................    2     --     --     --     --     --      2     --     --
Malaysia-Thailand....................   --      2      5     --     --     --     --      2      5
Italy................................   --     --     --     --      2     --     --      2     --
Guatemala............................   --     --     --     --     --      1     --     --      1
China................................   --     --     --     --      1     --     --      1     --
Ecuador..............................   --     --     --     --     --      1     --     --      1
Tunisia..............................   --     --     --     --      1     --     --      1     --
                                        --     --     --     --     --     --     --     --     --
          Total......................    2      3      6      1      4      3      3      7      9
                                        ==     ==     ==     ==     ==     ==     ==     ==     ==

                            GROSS DEVELOPMENT WELLS

                                         PRODUCTIVE(1)             DRY                 TOTAL
                                       ------------------   ------------------   ------------------
                                           YEAR ENDED           YEAR ENDED           YEAR ENDED
                                          DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                       ------------------   ------------------   ------------------
                                       1999   1998   1997   1999   1998   1997   1999   1998   1997
                                       ----   ----   ----   ----   ----   ----   ----   ----   ----
Colombia.............................   14     13     18     --     --     --     14     13     18
Malaysia-Thailand....................   --     --     --     --     --     --     --     --     --
Equatorial Guinea....................   --     --     --     --     --     --     --     --     --
                                        --     --     --     --     --     --     --     --     --
          Total......................   14     13     18     --     --     --     14     13     18
                                        ==     ==     ==     ==     ==     ==     ==     ==     ==

---------------

(1) A productive well is producing or capable of producing oil and/or gas in commercial quantities. Multiple completions have been counted as one well. Any well in which one of the multiple completions is an oil completion is classified as an oil well.

     The following tables set forth the results of drilling activity on a net basis for wells in which we held an interest during 1999, 1998 and 1997. If during these three years we acquired or sold a property or a subsidiary, the information in the tables includes production and sales information relating to the property or subsidiary only during the times we owned it.

                             NET EXPLORATORY WELLS

                                      PRODUCTIVE(1)             DRY                 TOTAL
                                    ------------------   ------------------   ------------------
                                        YEAR ENDED           YEAR ENDED           YEAR ENDED
                                       DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                    ------------------   ------------------   ------------------
                                    1999   1998   1997   1999   1998   1997   1999   1998   1997
                                    ----   ----   ----   ----   ----   ----   ----   ----   ----
Colombia(2).......................    --   0.12   0.12   0.50     --   0.50   0.50   0.12   0.62
Equatorial Guinea.................  1.70     --     --     --     --     --   1.70     --     --
Malaysia-Thailand(3)..............    --   1.00   2.50     --     --     --     --   1.00   2.50
Italy.............................    --     --     --     --   0.80     --     --   0.80     --
Guatemala.........................    --     --     --     --     --   0.60     --     --   0.60
China.............................    --     --     --     --   0.50     --     --   0.50     --
Ecuador...........................    --     --     --     --     --   0.55     --     --   0.55
Tunisia...........................    --     --     --     --   0.50     --     --   0.50     --
                                    ----   ----   ----   ----   ----   ----   ----   ----   ----
          Total...................  1.70   1.12   2.62   0.50   1.80   1.65   2.20   2.92   4.27
                                    ====   ====   ====   ====   ====   ====   ====   ====   ====

                             NET DEVELOPMENT WELLS

                                       PRODUCTIVE(1)             DRY                 TOTAL
                                     ------------------   ------------------   ------------------
                                         YEAR ENDED           YEAR ENDED           YEAR ENDED
                                        DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                     ------------------   ------------------   ------------------
                                     1999   1998   1997   1999   1998   1997   1999   1998   1997
                                     ----   ----   ----   ----   ----   ----   ----   ----   ----
Colombia(2)........................  1.68   1.56   2.16    --     --     --    1.68   1.56   2.16
Malaysia-Thailand..................    --     --     --    --     --     --      --     --     --
Equatorial Guinea..................    --     --     --    --     --     --      --     --     --
                                     ----   ----   ----    --     --     --    ----   ----   ----
          Total....................  1.68   1.56   2.16    --     --     --    1.68   1.56   2.16
                                     ====   ====   ====    ==     ==     ==    ====   ====   ====

---------------

(1) A productive well is producing or capable of producing oil and/or gas in commercial quantities. Multiple completions have been counted as one well. Any well in which one of the multiple completions is an oil completion is classified as an oil well.

(2) Adjusted to reflect the national oil company participation at commerciality for the Cusiana and Cupiagua fields.

(3) The interest in the wells drilled in 1998 was not reduced to take into account the sale of our interest in Block A-18 to BP Amoco because the sale occurred after the drilling of the wells.

OTHER PROPERTIES

     We lease office space, other facilities and equipment under various operating leases expiring through 2005. Total rental expense was $1.3 million, $2.1 million and $2 million for the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, the minimum payments required under terms of the leases are as follows 2000 -- $1.5 million; 2001 -- $1.6 million; 2003 -- $1.6 million; 2004 -- $1.6 million; and thereafter $1 million.

EMPLOYEES

     At October 23, 2000, we employed approximately 150 full-time employees.

LITIGATION

     In July through October 1998, eight lawsuits were filed against Triton and Thomas G. Finck and Peter Rugg, in their capacities as officers of Triton. The lawsuits were filed in the United States District Court for the Eastern District of Texas, Texarkana Division, and have been consolidated and are styled In re:
Triton Energy Limited Securities Litigation. The consolidated complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder and negligent misrepresentation in connection with disclosures concerning our properties, operations, and value relating to a prospective sale of us or of all or a part of our assets. The lawsuits seek recovery of an unspecified amount of compensatory damages, fees and costs. We have filed a motion to dismiss the claims, which is pending.

     We believe our disclosures have been accurate and intend to vigorously defend these actions. There can be no assurance that the litigation will be resolved in our favor. An adverse result could have a material adverse effect on our financial position or results of operations.

     In November 1999, a lawsuit was filed against us, one of our subsidiaries and Thomas G. Finck, Peter Rugg and Robert B. Holland, III, in their capacities as officers of Triton, in the District Court of the State of Texas for Dallas County. The lawsuit is styled Aaron Sherman, et al. vs. Triton Energy Corporation et al. and, as amended, alleges as causes of action fraud, negligent misrepresentation and violations of the Texas Securities fraud statutes in connection with our 1996 reorganization as a Cayman Islands corporation and disclosures concerning our prospective sale of all or a substantial part of our assets announced in March 1998. In its most recent filling, the plaintiffs asserted actual damages of up to $10 million and sought punitive damages of up to $50 million. We have filed various motions to dispose of the lawsuit on the grounds that the plaintiffs do not have standing and have not plead causes of action cognizable in law. The court has dismissed all claims of certain plaintiffs and some claims of the remaining plaintiffs for failure to plead viable causes of action. The Court has ordered the plaintiffs to replead and has stayed discovery pending its further orders.

     In August 1997, we were sued in the Superior Court of the State of California for the County of Los Angeles, by David A. Hite, Nordell International Resources Ltd., and International Veronex Resources, Ltd. The action was removed to the United States District Court for the Central District of California. We and the plaintiffs were adversaries in a 1990 arbitration proceeding in which the interest of Nordell International Resources Ltd. in the Enim oil field in Indonesia was awarded to us (subject to a 5% net profits interest for Nordell) and Nordell was ordered to pay us nearly $1 million. The arbitration award was followed by a series of legal actions by the parties in which the validity of the award and its enforcement were at issue. As a result of these proceedings, the award was ultimately upheld and enforced. The current suit alleges that the plaintiffs were damaged in amounts aggregating $13 million primarily because of our prosecution of various claims against the plaintiffs as well as our alleged misrepresentations, infliction of emotional distress, and improper accounting practices. The suit seeks specific performance of the arbitration award, damages for alleged fraud and misrepresentation in accounting for Enim field operating results, an accounting for Nordell's 5% net profit interest, and damages for emotional distress and various other alleged torts. The suit seeks interest, punitive damages and attorneys fees in addition to the alleged actual damages. In August 1998, the district court dismissed all claims asserted by the plaintiffs other than claims for malicious prosecution and abuse of the legal process, which the court held could not be subject to a motion to dismiss. The abuse of process claim was later withdrawn, and the damages sought were reduced to approximately $700,000 (not including punitive damages). The lawsuit was tried and the jury found in favor of the plaintiffs and assessed compensatory damages against us in the amount of approximately $700,000 and punitive damages in the amount of approximately $11 million. We believe we have acted appropriately and we have appealed the verdict. Enforcement of the judgment was stayed without a bond pending the outcome of the appeal.

     During the quarter ended September 30, 1995, the United States Environmental Protection Agency ("EPA") and Justice Department advised us that one of our domestic oil and gas subsidiaries, as a potentially responsible party for the clean-up of the Monterey Park, California, Superfund site operated by

Operating Industries, Inc., could agree to contribute approximately $2.8 million to settle its alleged liability for certain remedial tasks at the site. The offer did not address responsibility for any groundwater remediation. Our subsidiary was advised that if it did not accept the settlement offer, it, together with other potentially responsible parties, may be ordered to perform or pay for various remedial tasks. After considering the cost of possible remedial tasks, its legal position relative to potentially responsible parties and insurers, possible legal defenses and other factors, our subsidiary declined to accept the offer. In October 1997, the EPA advised us that the estimated cost of the clean-up of the site would be approximately $217 million to be allocated among the 280 known operators. Our subsidiary's share would be approximately $1 million based upon a volumetric allocation, but there can be no assurance that any allocation of liability to the subsidiary would be made on a volumetric basis. No proceeding has been brought in any court against us or our subsidiary in this matter.

     In addition to the matters described above, we are also subject to litigation that is incidental to our business.

                                   MANAGEMENT

     Our Articles of Association currently provide for a board of directors divided into three classes of nearly equal size, designated as Class I, Class II and Class III. Directors are elected to serve three-year terms. Our Board of Directors elects our executive officers annually. There are no family relationships among our executive officers. The following table sets forth certain information regarding our directors and executive officers at October 23, 2000:

                                                                                 SERVED WITH
                                                                                   TRITON
NAME                                  AGE          POSITION WITH TRITON             SINCE
----                                  ---          --------------------          -----------
James C. Musselman..................  52    President and Chief Executive           1998
                                              Officer
A.E. Turner, III....................  52    Senior Vice President and Chief         1994
                                              Operating Officer
W. Greg Dunlevy.....................  45    Senior Vice President and Chief         1993
                                              Financial Officer
Brian Maxted........................  43    Senior Vice President, Exploration      1994
Marvin Garrett......................  44    Vice President, Production              1994
Sheldon R. Erikson..................  59    Director, Class III                     1995
Jack D. Furst.......................  41    Director, Class I                       1998
John R. Huff........................  54    Director, Class II                      1998
Thomas O. Hicks.....................  54    Director, Class II                      1998
Fitzgerald S. Hudson................  76    Director, Class III                     1992
Michael E. McMahon..................  52    Director, Class I                       1993
C. Lamar Norsworthy.................  55    Director, Class III                     1998
C. Richard Vermillion, Jr. .........  55    Director, Class I                       1998
J. Otis Winters.....................  67    Director, Class I                       1998

     Mr. Musselman was elected as a director in May 1998, and was elected Chief Executive Officer in October 1998. Mr. Musselman has served as Chairman, President and Chief Executive Officer of Avia Energy Development, LLC, a private company engaged in gas processing and drilling, since September 1994. From June 1991 to September 1994, Mr. Musselman was the President and Chief Executive Officer of Lone Star Jockey Club, LLC, a company formed to organize a horse racetrack facility in Texas.

     Mr. Turner was elected Senior Vice President and Chief Operating Officer in March 1999, and prior to that served as Senior Vice President, Operations, since March 1994. From 1988 to February 1994, Mr. Turner served in various positions with British Gas Exploration & Production, Inc., including Vice President and General Manager of operations in Africa and the Western Hemisphere from October 1993.

     Mr. Dunlevy has served as Senior Vice President and Chief Financial Officer since September 2000. Mr. Dunlevy joined Triton in 1993 as Vice President, Investor Relations and became Treasurer in July 1998. He became Vice President, Finance in March 2000.

     Mr. Maxted has served as Senior Vice President, Exploration since September 2000. He served as Vice President, Exploration, since January 1998, and prior to that served as Exploration Manager of Carigali-Triton Operating Company where he led exploration activities in the Gulf of Thailand from 1994 to 1998. From 1979 to 1994, Mr. Maxted was employed by British Petroleum in various capacities, including Exploration Manager, Colombia from 1990 to 1992 and License Manager, Norway from 1992 to 1994.

     Mr. Garrett has served as Vice President, Production, since December 1999, and prior to that served in various capacities within our Operations Department since August 1994, including most recently as Director, Operations. Prior to joining Triton in August 1994, Mr. Garrett served in various positions with British Gas Exploration and Production, Inc., including General Manager and Managing Director of Zaafarana Joint Operating Company in Cairo, Egypt.

     Mr. Erikson has served as a director of the Company since 1995. Mr. Erikson has served as Chairman, President and Chief Executive Officer of Cooper Cameron Corporation, a petroleum and industrial equipment company, since January 1995 and has served as a director of that corporation since March 1995. Mr. Erikson was the Chairman of the Board from 1988 to 1995, and President and Chief Executive Officer from 1987 to 1995, of The Western Company of North America, an oil and gas service company. Mr. Erikson is also a director of Layne Christensen Company and Spinnaker Exploration Company.

     Mr. Furst has served as a director of the Company since October 1998. Mr. Furst is a Partner of Hicks Muse. From 1987 to May 1989, Mr. Furst was a vice president and subsequently a partner of Hicks & Haas Incorporated. Mr. Furst also serves as a director of American Tower Corporation, Cooperative Computing, Inc., Globix Corporation, Hedstrom Corporation, Hedstrom Holdings, Inc., Home Interiors & Gifts, Inc., International Wire Group, LLS Corp. and Viasystems Group, Inc.

     Mr. Huff has served as a director of the Company since 1995. Mr. Huff has served as President and Chief Executive Officer of Oceaneering International, Inc., a company providing engineering and intervention services primarily for underwater operations, since August 1986, and as Chairman of Oceaneering International, Inc. since 1990. Mr. Huff is also a director of BJ Services Company and Suncor Corp.

     Mr. Hicks has served as Chairman of the Board of Directors of the Company since October 1998. Mr. Hicks has served as Chairman of the Board and Chief Executive Officer of Hicks Muse since 1989. Hicks Muse is a private investment firm located in Dallas, New York, St. Louis, Mexico City and London, specializing in strategic investments, leveraged acquisitions and recapitalizations. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks also serves as a director of AMFM Inc., Cooperative Computing, Inc., Home Interiors & Gifts, Inc., International Home Foods, Inc., Lamar Advertising Company, LIN Holdings Corp., LIN Television Corporation, Mumm Perrier-Jouet, Regal Cinemas, Inc., Sybron International Corporation, Teligent, Inc. and Viasystems Group, Inc.

     Mr. Hudson has served as a director of the Company since 1992. Mr. Hudson's principal occupation since 1991 has been his position as general partner of Hudson Group Partners, a family investment partnership. From 1990 to 1991 Mr. Hudson was Chairman of the construction division of Willis Corroon, an insurance brokerage firm.

     Mr. McMahon has served as a director of the Company since 1993. Mr. McMahon has served as a partner in RockPort Partners LLC, a merchant banking company, since June 1998. From July 1997 to June 1998, Mr. McMahon was a Managing Director of Chase Securities, Inc., and from October 1994 until July 1997, Mr. McMahon was a Managing Director of Lehman Brothers. Prior to joining Lehman Brothers, Mr. McMahon had been a partner in Aeneas Group, Inc., a subsidiary of Harvard Management

Company, Inc., since January 1993. Harvard Management Company, Inc. is a private investment company responsible for managing the endowment fund of Harvard University. Mr. McMahon was primarily responsible for the fund's energy and commodities investments. Mr. McMahon also serves as a director of Spinnaker Exploration Company.

     Mr. Norsworthy has served as a director of the Company since 1998. Mr. Norsworthy has served as Chairman of the Board and Chief Executive Officer of Holly Corporation, an independent refiner of petroleum and petroleum derivatives, since 1979 and also served as President of that corporation from 1988 to 1995.

     Mr. Vermillion has served as a director of the Company since October 1998. Mr. Vermillion has served as Chairman of Gammaloy Holdings L.P., an oilfield service firm, since February 1996, and as a principal of MV Partners, a private investment firm, since June 1995. From October 1993 to June 1995, Mr. Vermillion was a Managing Director of Donaldson Lufkin & Jenrette, an investment banking firm.

     Mr. Winters has served as a director of the Company since October 1998. Mr. Winters also served as a director of the Company from September 1993 to May 1996. Mr. Winters was co-founder of PWS Group (formerly known as Pate, Winters & Stone, Inc.), a consulting firm, in 1989. Since 1989 he has served as Chairman of that company. Mr. Winters also serves as a director of Dynegy, Inc., AMFM, Inc. and Panja Corporation.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

TRANSACTIONS WITH HM4 TRITON, L.P. AND ITS AFFILIATES

     In August 1998, we entered into a Shareholders Agreement with HM4 Triton, L.P. and a Financial Advisory Agreement (the "Financial Advisory Agreement") and a Monitoring and Oversight Agreement (the "Monitoring Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"). Messrs. Hicks and Furst are owners of the general partner of Hicks Muse Partners.

     The Shareholders Agreement provides that, subject to the following paragraph, so long as our entire Board of Directors consists of ten members, HM4 Triton, L.P. (and its designated transferees, collectively) may designate four nominees for election to the Board and we are obligated to cause HM4 Triton, L.P.'s designees to be nominated for election.

     The right of HM4 Triton, L.P. (and its designated transferees) to designate nominees for election to our Board of Directors will be reduced if the number of Ordinary Shares (assuming conversion of any 8% Convertible Preference Shares into Ordinary Shares) held by HM4 Triton, L.P. and its affiliates is reduced as set forth below:

OWNERSHIP OF ORDINARY SHARES (INCLUDING 8% CONVERTIBLE      NUMBER OF DIRECTORS ENTITLED TO BE
PREFERENCE SHARES ON AN AS CONVERTED BASIS) (APPROX.)           DESIGNATED FOR NOMINATION
------------------------------------------------------      ----------------------------------
> or = to $$14.8 million.................................                   4
< 14.8 million, but $9.9 million.........................                   3
< 9.9 million, but > 4.9 million.........................                   2
< 4.9 million, but > 197,500.............................                   1
< 197,500................................................                   0

     So long as HM4 Triton, L.P. is entitled to designate one nominee for director, we are required to cause at least one HM4 Triton, L.P. director to be a member of each committee of the Board of Directors.

     In the Shareholders Agreement, we also agreed that, so long as HM4 Triton, L.P. and its affiliates continue to hold at least approximately 9.9 million Ordinary Shares (assuming conversion of any 8% Convertible Preference Shares held by HM4 Triton, L.P. and its affiliates into Ordinary Shares), or shares representing in the aggregate at least 10% of the outstanding Ordinary Shares (assuming the conversion or exchange of all of our outstanding convertible or exchangeable securities), we would not take certain actions without the consent of HM4 Triton, L.P. Some of the actions that would require HM4 Triton, L.P.'s consent are listed below:

     - amending our Articles of Association or the terms of the 8% Convertible Preference Shares with respect to the voting powers, rights or preferences of the holders of 8% Convertible Preference Shares,

     - entering into a merger or similar business combination transaction, or effecting a reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding Ordinary Shares or any 8% Convertible Preference Shares are exchanged for securities, cash or other property,

     - authorizing, creating or modifying the terms of any securities that would rank equal to or senior to the 8% Convertible Preference Shares,

     - selling assets comprising more than 50% of our market value,

     - paying dividends on our Ordinary Shares or other shares ranking junior to the 8% Convertible Preference Shares,

     - incurring certain levels of debt, and

     - commencing a tender offer or exchange for any of our Ordinary Shares.

     In the Shareholders Agreement, we have granted to HM4 Triton, L.P. and persons to whom it transfers its shares certain rights to require us to file a registration statement with the Securities and Exchange Commission to permit them to freely sell the 8% Convertible Preference Shares and Ordinary Shares they then own (together, the "Registrable Shares"). The Shareholders Agreement provides that one or more holders of Registrable Shares may (subject to customary "black-out" periods) require us to effect up to five registrations under the Securities Act if the Registrable Shares proposed to be sold represent more than 20% of the then outstanding Registrable Shares. The Shareholders Agreement also provides certain "piggyback" registration rights to the holders of Registrable Shares whenever we propose to register an offering of any of its capital stock under the Securities Act (including on behalf of any of our shareholders other than a holder of Registrable Shares), subject to certain exceptions. In addition, the Shareholders Agreement contains customary provisions regarding the payment of holders' expenses relating to offerings by us in connection with the exercise of registration rights and regarding indemnification of us and the holders of Registrable Shares for certain securities law violations.

     The Financial Advisory Agreement designates Hicks Muse Partners as our exclusive financial advisor in connection with any Sale Transaction (defined below) unless Hicks Muse Partners and we agree to retain an additional financial advisor in connection with any particular Sale Transaction. The Financial Advisory Agreement requires us to pay a fee to Hicks Muse Partners in connection with any Sale Transaction (unless our Chief Executive Officer elects not to retain a financial advisor) in an amount equal to the lesser of (i) the fees then charged by first-tier investment banking firms for similar advisory services rendered in similar transactions or (ii) 1.5% of the Transaction Value (as defined in the Financial Advisory Agreement); provided that the fee will be divided equally between Hicks Muse Partners and any additional financial advisor that we and Hicks Muse Partners agree will be retained by us with respect to any such transaction. A "Sale Transaction" is defined as any merger, sale of securities representing a majority of our combined voting power, sale of our assets representing more than 50% of the total market value of the assets of Triton and its subsidiaries or other similar transaction. We are also required to reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses Hicks Muse Partners incurs in connection with its advisory services.

     Pursuant to the Monitoring Agreement, Hicks Muse Partners provides financial oversight and monitoring services as requested by us and we pay to Hicks Muse Partners an annual fee of $500,000, payable in quarterly installments. In addition, we are obligated to reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses incurred by Hicks Muse Partners or its affiliates for our account or in connection with the performance of its services.

     The Financial Advisory and Monitoring Agreements will remain in effect until the earlier of (i) September 30, 2008 or (ii) the date on which HM4 Triton, L.P. and its affiliates cease to beneficially own at least 5% of our outstanding Ordinary Shares (determined after giving effect to the conversion of all 8% Convertible Preference Shares held by HM4 Triton, L.P. and its affiliates). We have agreed to indemnify Hicks Muse Partners with respect to liabilities incurred as a result of Hicks Muse Partners' performance of services for us pursuant to the Financial Advisory Agreement and the Monitoring Agreement.

     We are also required to provide directors' and officers' liability insurance coverage for HM4 Triton, L.P. and its affiliates with respect to any claims brought against them relating to any act or omission of any director of us in his or her capacity as a director of us. We are required to maintain this coverage for so long as HM4 Triton, L.P. is entitled to nominate any members of our Board of Directors.

     In April 1999, we sold to HMTF Operating L.P., an entity affiliated with Hicks Muse and Messrs. Hicks and Furst, our interest in a hunting facility in Texas and related facilities for $900,000 and recognized a gain of $400,000. The purchase price was derived through negotiation between representatives of us and Hicks Muse and was approved by the disinterested members of our Board of Directors.

TRANSACTIONS WITH COOPER CAMERON CORPORATION AND OCEANEERING INTERNATIONAL, INC.

     Both Cooper Cameron Corporation ("Cooper Cameron") and Oceaneering International, Inc. ("Oceaneering") were winning bidders to provide services as subcontractors in connection with our offshore drilling program in Equatorial Guinea. Cooper Cameron will provide certain subsea equipment and related services and we expect that the amounts to be paid under Cooper Cameron's current contracts will amount to approximately $74 million, of which we expect to pay approximately $45 million during 2000. Oceaneering also will provide certain subsea equipment and related services, and we expect that the amounts to be paid under Oceaneering's current contracts will amount to approximately $12 million during 2000 based on the planned drilling program. Mr. Erikson is the Chairman, President and Chief Executive Officer of Cooper Cameron, and Mr. Huff is the Chairman, President and Chief Executive Officer of Oceaneering.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR NOTES

     In April 1997, we issued $400 million aggregate face value of senior indebtedness to refinance other indebtedness. The senior indebtedness consisted of $200 million face amount of 8 3/4% Senior Notes due April 15, 2002 (the "2002 Notes"), at 99.942% of the principal amount (resulting in $199.9 million aggregate net proceeds) and $200 million face amount of 9 1/4% Senior Notes due April 15, 2005 (the "2005 Notes" and, together with the 2002 Notes, the "Senior Notes"), at 100% of the principal amount, for total aggregate net proceeds of $399.9 million before deducting transaction costs of approximately $1 million.

     Interest on the Senior Notes is payable semi-annually on April 15 and October 15. The Senior Notes are redeemable at any time at our option, in whole or in part, and contain certain covenants limiting the incurrence of certain liens, sale/leaseback transactions, and mergers and consolidations. On October 4, 2000, we called all of the 2002 Notes for redemption at a redemption price per note equal to $1,038.40. The redemption date for the 2002 Notes is November 3, 2000.

TERM CREDIT FACILITY

     In November 1995, one of our subsidiaries signed an unsecured term credit facility with a bank supported by a guarantee issued by the Export-Import Bank of the United States for $45 million, which matures in January 2001. Principal and interest payments are due semi-annually on January 15 and July 15, and borrowings bear interest at LIBOR plus .25%, adjusted on a semi-annual basis. At June 30, 2000, we had outstanding borrowings of about $9 million under the facility.

REVOLVING CREDIT FACILITY

     In February 2000, we entered into an unsecured two-year revolving credit facility with a group of banks, which matures in February 2002. The credit facility gives us the right to borrow from time to time up to the amount of the borrowing base determined by the banks, not to exceed $150 million. The credit facility contains various restrictive covenants, including covenants that require us to maintain a ratio of earnings before interest, depreciation, depletion, amortization and income taxes to net interest expense of at least 2.5 to 1, and that prohibit us from permitting net debt to exceed the product of
3.75 times our earnings before interest, depreciation, depletion, amortization and income taxes, in each case, on a trailing four quarters basis. As of the date of this prospectus, we had no borrowings outstanding under the credit facility. The credit facility provides that during the period from and after the issuance of the Notes until the redemption of our 8 3/4% 2002 Notes, the borrowing base will be zero. Upon redemption of our 8 3/4% 2002 Notes, the amount of the borrowing base will immediately increase to $50 million subject to any future redetermination of the borrowing base as provided in the agreement. We can borrow two different types of loans under the credit facility, excluding letters of credit: Eurodollar loans and non-Eurodollar loans. Any Eurodollar amounts outstanding under the credit facility will bear interest at a rate per annum ranging from LIBOR plus 2.25% to LIBOR plus 3%, depending upon the amount of the credit facility utilized and the credit rating of our outstanding senior, unsecured, non-guaranteed or enhanced, long-term indebtedness. All outstanding non-Eurodollar amounts will incur interest at the rate per annum equal to the sum of (a) the greatest of (1) the prime rate, (2) the base CD rate plus 1%, and
(3) the federal funds effective rate plus 1/2 of 1% and (b) 1.25% to 2.00%, depending upon the amount of the credit facility utilized and the credit rating of our outstanding senior, unsecured, non-guaranteed or enhanced, long-term indebtedness.

GUARANTEES

     At June 30, 2000, we had guaranteed the performance of a total of $11.4 million in future exploration expenditures to be incurred through September 2001 in various countries. A total of approximately $6 million of the exploration expenditures are included in the 2000 capital spending program related to a commitment of two onshore exploratory wells in Greece which were dry holes. These commitments are backed primarily by unsecured letters of credit.

                            DESCRIPTION OF NEW NOTES

     The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, will not bear legends restricting the transfer thereof, will not be entitled to registration rights under our registration rights agreement, and will not contain provisions relating to additional interest. We will issue the new notes under the indenture dated as of October 4, 2000 between us and The Chase Manhattan Bank, as trustee. The following description is a summary of the material provisions of the indenture. We urge you to read the indenture because it defines your rights as holders of the new notes. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. You may obtain a copy of the indenture from us.

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, references to "we," "us," "our," and "the Company" refer only to Triton Energy Limited and not to any of its subsidiaries. As used in this section, the term "notes" refers to both old notes and the new notes.

     The old notes and the new notes will constitute a single class of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange new notes for their old notes will vote together with holders of the new notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of the old notes and the new notes will vote together as a single class. All references in this prospectus to specified percentages in aggregate principal amount of the notes that are outstanding means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes then outstanding.

GENERAL

     The Notes. The notes:

     - are general unsecured, senior obligations of the Company;

     - are limited to an aggregate principal amount of $500 million, of which $300 million was issued in the offering of the old notes;

     - mature on October 1, 2007;

     - will be issued in denominations of $1,000 and integral multiples of $1,000;

     - will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "Book-Entry, Delivery and Form";

     - rank equally in right of payment to all existing and future Senior Indebtedness of the Company;

     - rank senior in right of payment to all existing and future subordinated debt of the Company, if any; and

     - are expected to be eligible for trading in the PORTAL market.

     Interest. Interest on the notes will:

     - accrue at the rate of 8.875% per annum;

     - accrue from the date of issuance or the most recent interest payment date;

     - be payable in cash semi-annually in arrears on April 1 and October 1, commencing on April 1, 2001;

     - be payable to the holders of record on the March 15 and September 15 immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Payments on the Notes

     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Company's securities register maintained by the registrar. Payment of principal of, premium, if any, and interest on, notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  Paying Agent and Registrar

     The Chase Manhattan Bank, as trustee, will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

  Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

  Issuance of Additional Notes

     We may issue up to $200.0 million aggregate principal amount of additional notes having terms and conditions identical to the notes (the "additional notes"), subject to compliance with the covenants contained in the indenture and the Senior Debt Agreements. Any additional notes will be part of the same issue as the notes, will vote on all matters with the notes and will be treated, together with the new notes and the old notes, as a single class of securities under the indenture. Unless the context otherwise requires, references in this prospectus to the old notes or to the new notes do not include the additional notes. Additional notes are not being offered by means of this prospectus.

OPTIONAL REDEMPTION

     Except as described below, the notes are not redeemable until October 1, 2004. On and after October 1, 2004, the Company may, at its option, redeem all or a part of the notes from time to time upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2004.....................................................    104.438%
2005.....................................................    102.219%
2006 and thereafter......................................    100.000%

     Prior to October 1, 2003, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

          (1) at least 65% of the original principal amount of the notes remains outstanding after each such redemption; and

          (2) the redemption occurs within 120 days after the closing of such Equity Offering. Pending the application of the Net Cash Proceeds of any Equity Offering to redeem notes in accordance with the provisions of this paragraph, the Company or its Restricted Subsidiaries may temporarily repay Senior Indebtedness with those Net Cash Proceeds.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

RANKING AND SUBORDINATION

     The notes will be structurally subordinated to the liabilities of the Subsidiaries of the Company. At June 30, 2000, on a pro forma basis to give effect to this offering of notes and the application of the proceeds thereof:

     - outstanding Senior Indebtedness would have been approximately $509 million, none of which would have been secured; and

     - Restricted Subsidiaries would have had approximately $91 million of total liabilities (consisting of $9 million of Export-Import Bank supported bank indebtedness and $82 million of other liabilities, including accounts payable).

     Although the indenture will limit the amount of indebtedness that the Company and its Restricted Subsidiaries may incur, such indebtedness of the Company may be substantial and all of it may be Senior Indebtedness.

     The notes will in all respects rank equally with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

CHANGE OF CONTROL

     If a Change of Control occurs, each holder of a note will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 90 days following the date the Company becomes aware that any Change of Control has occurred, the Company will mail a notice (the "Change of Control Offer") to each holder with a copy to the trustee stating:

          (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

          (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

          (3) the procedures determined by the Company, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1) accept for payment all notes or portions thereof (equal to $1,000 or an integral multiple thereof) properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. As a result, the provisions of the indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue thereof.

     The Company's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Senior Debt Agreements. In addition, certain events that may constitute a change of control under the Senior Debt Agreements and cause a default thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

ADDITIONAL AMOUNTS

     The Company is required to make all its payments under or with respect to the notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter "Taxes") imposed or levied by or on behalf of the government of the Cayman Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which we are organized or are otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a "Relevant Taxing Jurisdiction"), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

     If the Company is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes, the Company will be required to pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

     - any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of the Cayman Islands of such note but including, without limitation, such relevant holder (or such fiduciary, settlor, beneficiary, member or shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein);

     - any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

     - any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the note to comply with a request (x) to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner or (y) to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company) or satisfy any information or reporting requirements, which, in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of principal of, premium, if any, or interest on such note; or

     - any tax, assessment or governmental charge that would not have been imposed but for the presentation of a note for payment in the Cayman Islands or any political subdivision thereof or therein, unless such note could not have been presented elsewhere, nor will we pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period), (b) if, at the election of the relevant holder, the payment of principal of (or premium, if any, on) or interest on such note could have been made through another paying agent without such deduction or withholding, or (c) with respect to any payment of principal of (or premium, if any, on) or interest on such note to any holder who is a fiduciary or partnership or limited liability company that is treated as a partnership for U.S. federal income tax purposes or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or limited liability company that is treated as a partnership for U.S. federal income tax purposes or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note.

     Upon request, the Company will provide the trustee with official receipts or other documentation satisfactory to the trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

     Whenever in the indenture there is mentioned, in any context:

          (1) the payment of principal;

          (2) purchase prices in connection with a purchase of notes;

          (3) interest; or

          (4) any other amount payable on or with respect to any of the notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies and other duties (including interest and penalties) that arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes, the indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the Cayman Islands or the United States (or any political subdivision or taxing authority of either jurisdiction), the jurisdiction of incorporation of any successor of the Company, any jurisdiction through which payment is made or in which a paying agent is located or any jurisdiction in which the Company is organized or engaged in business for tax purposes, and the Company will agree to indemnify the holders for any such taxes paid by such holders.

     The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.

     For a discussion of Cayman Islands withholding taxes applicable to payments under or with respect to the notes, see "Tax Considerations -- Certain Cayman Islands Tax Consequences."

REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

     The Company is entitled to redeem the notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:

          (1) a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of the Cayman Islands (or any political subdivision or taxing authority thereof or therein) which change or amendment is announced or becomes effective on or after the date of this prospectus; or

          (2) any change in or amendment to any official position regarding the application or interpretation of such laws, regulations or rulings, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party, which change or amendment is announced or becomes effective on or after the date of this prospectus and the Company cannot avoid such obligation by taking reasonable measures available to it.

     Before the Company publishes or mails notice of redemption of the notes as described above, the Company will deliver to the trustee an Officers' Certificate to the effect that the Company cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Company will also deliver an opinion of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

CERTAIN COVENANTS

     Set forth below are summaries of certain covenants contained in the indenture. During any period of time that the notes have an Investment Grade Rating from either of the Rating Agencies, the Company and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

     - "-- Limitation on Indebtedness,"

     - "-- Limitation on Restricted Payments,"

     - "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

     - "-- Limitation on Sale of Assets and Subsidiary Stock,"

     - "-- Limitation on Affiliate Transactions,"

     - "-- Limitation on Sale of Capital Stock of Restricted Subsidiaries,"

     - "-- SEC Reports,"

     - "-- Limitation on Lines of Business,"

     - "-- Payments for Consent" and

     - paragraph (3) of "-- Merger and Consolidation"

(collectively, the "Suspended Covenants"), provided that if upon the receipt by the notes of an Investment Grade Rating by such Rating Agency, a Default or Event of Default has occurred and is continuing under the Indenture, the Company will continue to be subject to the Suspended Covenants until such time that no Default or Event of Default is continuing. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings so that the notes do not have an Investment Grade Rating from either Rating Agency, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from the date the notes are issued.

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.50 to 1.00.

     (b) Paragraph (a) of this covenant will not prohibit the incurrence of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Senior Credit Agreement, including any amendment, modification, supplement, extension, restatement, replacement (including replacement after the termination of such Senior Credit Agreement), restructuring, increase, renewal, or refinancing thereof from time to time in one or more agreements or instruments; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $250 million and (ii) an amount equal to the sum of (a) $100.0 million and (b) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

          (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

          (3) the old notes and any new notes;

          (4) Indebtedness of the Company and any Restricted Subsidiary outstanding on the Issue Date;

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) of this covenant or pursuant to clause (3), (4),
     (5) or this clause (6);

          (7) Hedging Obligations of the Company or any Restricted Subsidiary consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred pursuant to the Indenture;

          (8) Non-Recourse Debt of any Unrestricted Subsidiary;

          (9) Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

          (10) Indebtedness of the Company or any Restricted Subsidiary consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property;

          (11) Indebtedness of the Company or any Restricted Subsidiary under Commodity Agreements and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

          (12) Any Guarantee by the Company or a Subsidiary of the Company of Indebtedness Incurred pursuant to the paragraph (a) of this covenant or pursuant to clause (1), (2), (3), (4), (7), (9), (10), (11) or (13) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clauses (3) or (4);

          (13) Indebtedness in an aggregate principal amount which, when taken together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above and (14) below or paragraph (a) of this covenant) does not exceed $50 million (which amount may, but need not, be incurred under the Senior Credit Agreement); and

          (14) Indebtedness incurred by a Restricted Subsidiary in an aggregate principal amount which, taken together with all other Indebtedness of Restricted Subsidiaries outstanding on the date of such Incurrence, does not exceed $50 million (which amount may, but need not, be incurred under the Senior Credit Agreement).

     (c) For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the paragraphs (a) and (b) of this covenant, the Company may, in its sole discretion,

          (i) at the time the proposed Indebtedness is incurred, classify all or a portion of that item of Indebtedness on the date of its Incurrence under either paragraph (a) of this covenant or under any category in paragraph
     (b) of this covenant,

          (ii) reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been Incurred in any manner that complies with this covenant, and

          (iii) elect to comply with this covenant and the applicable definitions in any order.

     (d) The amount of Indebtedness of any Person at any date will be

          (i) the lesser of (A) the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and (B) the actual outstanding principal amount of all such obligations;

          (ii) the accreted value of that Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (iii) the principal amount of that Indebtedness, together with any interest on that Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     (e) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     (f) In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on Indebtedness" covenant, the Company shall be in Default of this covenant).

     (g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on Restricted Payments.

     The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

          (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

             (a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

             (b) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

          (2) purchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated

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

     Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

          (4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses
(1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment:

             (a) a Default shall have occurred and be continuing (or would result therefrom); or

             (b) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect to such Restricted Payment; or

             (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (without duplication):

                (i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

                (ii) 100% of the aggregate Net Cash Proceeds, plus the fair market value of the assets less any related liabilities as determined by the Board of Directors of the Company in good faith (such determination to be accompanied by a fairness opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $50 million), received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) (including, without limitation, in a merger, consolidation, acquisition of Property or any other form of transaction involving the issue or sale of its Capital Stock (other than Disqualified Stock)) or other capital contributions (including, without limitation, through the merger or consolidation of a Person with and into the Company not involving the issuance or delivery of securities or other consideration by the Company to the holders of such Person's Capital Stock) subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

                (iii) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of other property as determined by the Board of Directors in good faith, distributed by the Company upon such conversion or exchange); and

                (iv) amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

                    (A) repurchases or redemptions of such Restricted
               Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by

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

               way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; or

                    (B) the redesignation of Unrestricted Subsidiaries as
               Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

     The provisions of the preceding paragraph will not prohibit:

          (1) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

          (2) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company that qualifies as Refinancing Indebtedness; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

          (3) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "-- Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

          (4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

          (5) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; provided that the payment of such dividends will be excluded from subsequent calculations of Restricted Payments;

          (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

          (7) payments by the Company to fund the payment by a Holding Company of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect Holding Company and so long as the aggregate amount of payments pursuant to this clause (7) does not exceed $1.0 million in any calendar year; provided, however, that such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

          (8) payments by the Company to repurchase, or to enable a Holding Company to repurchase, Capital Stock or other securities from employees or independent contractors of the Company or a

     Holding Company in an aggregate amount not to exceed $3.0 million in any calendar year; provided, however, that such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

          (9) payments by the Company to redeem or repurchase, or to enable a Holding Company to redeem or repurchase, stock purchase or similar rights granted by the Company or a Holding Company with respect to its Capital Stock in an aggregate amount not to exceed $500,000; provided, however, that such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

          (10) payments of the Company to Hicks Muse Partners in accordance with the terms of the Financial Advisory Agreement and the Monitoring and Oversight Agreement, as in effect on the Issue Date; provided, however, that such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

          (11) payments, not to exceed $200,000 in the aggregate, to enable the Company or a Holding Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

          (12) payments under contractual obligations to employees of the Company or any Restricted Subsidiary to repurchase up to 2,000,000 of their shares of Capital Stock of the Company in connection with a change of control of the Company of a nature similar to a Change in Control; provided, however, that such payments will be included in subsequent calculations of the amount of Restricted Payments; and

          (13) Restricted Payments in an amount not to exceed $50 million; provided, however, that such payments will be included in subsequent calculations of the amount of Restricted Payments.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the trustee, such determination to be accompanied by a fairness opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $50 million.

  Limitation on Liens.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist any Liens upon any Principal Property or any shares of stock or Indebtedness of any Restricted Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) unless all payments due under the indenture with respect to the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company to secure the notes if the Liens consist of either (a) Permitted Liens or (b) Liens securing indebtedness described in the last sentence of the next paragraph.

  Limitation on Sale/Leaseback Transactions.

     Neither the Company nor any of its Restricted Subsidiaries will enter into any Sale/Leaseback Transaction with respect to any Principal Property unless either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of the indenture, to incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the notes pursuant to the covenant described above in "Limitation on Liens," or (b) the Company, within six months after the effective date of such transaction, applies to the voluntary defeasance or retirement of its funded debt an amount equal to the Attributable Indebtedness of such transaction. Notwithstanding the foregoing limitations on Liens and Sale/Leaseback Transactions, the Company and its Restricted Subsidiaries may issue, assume, or guarantee Indebtedness secured by a Lien without securing the Notes, or may enter into Sale/Leaseback Transactions without defeasing or retiring funded debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the Attributable Indebtedness of all such Sale/Leaseback Transactions does not at any time exceed 15% of Adjusted Consolidated Net Tangible Assets.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries.

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

          (2) make any loans or advances to the Company or any Restricted Subsidiary; or

          (3) transfer any of its property or assets to the Company or any Restricted Subsidiary.

     The preceding provisions will not prohibit:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including, without limitation, the Indenture and the Senior Debt Agreements in effect on such date);

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) of this paragraph or this clause (ii) or contained in any amendment to an agreement referred to in clause (i) of this paragraph or this clause (ii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable in any material respect to the Holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clause (i) of this paragraph on the Issue Date;

          (iii) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

             (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, joint operating agreement, area of mutual interest agreement, production sharing contract, transportation agreement or similar contract, or the assignment or transfer of any such contract;

             (b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

             (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

             (d) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any such Restricted Subsidiary as determined in good faith by senior management or the Board of Directors of the Company;

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

          (iv) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

          (v) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

          (vi) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

          (vii) customary provisions with respect to the distribution of assets or property in joint venture agreements;

          (viii) any encumbrance or restriction with respect to such Restricted Subsidiary pursuant to an agreement relating to any Indebtedness or Preferred Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company and outstanding on such date, other than Indebtedness or Preferred Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company;

          (ix) restrictions relating to Subsidiary Preferred Stock that require that due and payable dividends thereon be paid in full prior to dividends on such Restricted Subsidiary's common stock; and

          (x) any agreement or charter provision evidencing Indebtedness or Capital Stock permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Company in any material respect as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in the Indenture.

  Limitation on Sales of Assets and Subsidiary Stock.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, Additional Assets (the value of which shall be determined conclusively by the Board of Directors acting in good faith, such determination to be accompanied by a fairness opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $50 million) or any combination thereof ("Permitted Consideration"); provided, however, that the Company and its Restricted Subsidiaries shall be permitted to receive Property (the value of which shall be determined conclusively by the Board of Directors acting in good faith, such determination to be accompanied by a fairness opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $50 million) other than Permitted Consideration, so long as the aggregate fair market value, as so determined, of all such Property other than Permitted Consideration received from Asset Dispositions and held by the Company and the Restricted Subsidiaries at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets; and

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

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

             (a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided that, prior to such retirement, the Company or its Restricted Subsidiaries may temporarily repay Senior Indebtedness with the Net Available Cash; and

             (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that, prior to such investment, the Company or its Restricted Subsidiaries may temporarily repay Senior Indebtedness with the Net Available Cash.

     Any Net Available Cash from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361(st) day after the later of the Asset Disposition or the receipt of the Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer ("Asset Sale Offer") to all holders of notes and to the extent required by the terms thereof, to all holders of other Senior Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof (or the accreted value of any such Pari Passu Notes, if they were issued at a discount) plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes (or the accreted value of any such Pari Passu Notes, if they were issued at a discount) surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes (or the accreted value of any such Pari Passu Notes, if they were issued at a discount). Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company will purchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Sale Offer.

     If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is
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

registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Sale Offer.

     On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Notes or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn. The Company will deliver to the trustee an Officers' Certificate stating that such notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Sale Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new note, and the trustee, upon delivery of an Officers' Certificate from the Company will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

     For the purposes of this covenant, the following will be deemed to be cash:

          (1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness (other than Preferred Stock) of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

          (2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue thereof.

  Limitation on Affiliate Transactions.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, in any material respect than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

          (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no

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

     personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

          (3) in the event such Affiliate Transaction involves an aggregate amount in excess of $15.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

     The preceding paragraph will not apply to:

          (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Restricted Subsidiaries;

          (3) loans or advances to officers, directors and employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

          (4) any transaction (i) between the Company and a Restricted Subsidiary, (ii) between the Company and a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity or (iii) between Restricted Subsidiaries or a Restricted Subsidiary and a joint venture or similar entity described in this clause (4);

          (5) the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary of the Company;

          (6) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the notes than the terms of the agreements in effect on the Issue Date;

          (7) transactions with suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company or its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management thereof and are on terms (taken as a whole) at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (8) commercially reasonable payments by the Company or any of its Restricted Subsidiaries to Hicks Muse or its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith.

  Limitation on Sale of Capital Stock of Restricted Subsidiaries.

     The Company will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of

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

the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

          (1) to the Company or a Wholly-Owned Subsidiary; or

          (2) in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such transfer, conveyance, sale, lease, other disposition or issuance, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the Investment would have been permitted to be made under the "-- Limitation on Restricted Payments" covenant as if made on the date of such transfer, conveyance, sale, lease, other disposition or issuance.

     Notwithstanding the preceding paragraph, the Company may sell all the Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

  SEC Reports.

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Securities and Exchange Commission, and provide the trustee and the holders of the notes with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the Securities and Exchange Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

  Merger and Consolidation.

     The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person, if other than the Company (the "Successor Company"), will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or the Cayman Islands and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Company under the notes and the indenture;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant or (b) the Consolidated Coverage Ratio for the Successor Company would not be less than the Consolidated Coverage Ratio of the Company immediately prior to the transaction; and

          (4) the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

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

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the notes.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

     Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to any Restricted Subsidiary and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

  Limitation on Lines of Business.

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

  Payments for Consent.

     Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT

     Each of the following is an Event of Default:

          (1) default in any payment of interest or additional interest (as required by the registration rights agreement) on any note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination";

          (2) default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination";

          (3) failure by the Company to comply with its obligations under "Certain Covenants -- Merger and Consolidation";

          (4) failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under the covenants described under "Certain Covenants" above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain Covenants -- Merger and Consolidation" which is covered by clause (3));

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

          (5) failure by the Company to comply for 60 days after notice with its other agreements contained in the indenture;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

             (b) results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

        and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions"); or

          (8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final and nonappealable judgments in aggregate principal amount in excess of $15.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days after becoming final and nonappealable (the "judgment default provision").

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

     If an Event of Default (other than an Event of Default described in clause
(7) above) occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the Indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the stated rate of or extend the stated time for payment of interest on any note;

          (3) reduce the principal of or extend the Stated Maturity of any note;

          (4) reduce the premium payable upon the redemption or repurchase of any note or, after the Company's obligation to purchase notes arises under the indenture, change the time at which any note may be redeemed or repurchased as described above under "Change of Control," "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" or any similar provision, whether through an amendment or waiver of provisions in the covenants, definition or otherwise;

          (5) make any note payable in money other than that stated in the note;

          (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, the Company and the trustee may amend the indenture to:

          (1) cure any ambiguity, omission, defect or inconsistency;

          (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

          (3) provide for uncertificated notes in addition to or in place of certificated Notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4) add Guarantees with respect to the notes;

          (5) secure the notes;

          (6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

          (7) make any change that does not adversely affect the rights of any holder in any material respect; or

          (8) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

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

     The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Events of Default" above and the limitations contained in clause (3) under "Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "Events of Default" above or because of the failure of the Company to comply with clause (3) under "Certain
Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the trustee under the indenture and has been appointed by the Company as registrar and paying agent with regard to the notes.

GOVERNING LAW

     The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company;

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

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

          (a) the sum of:

             (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Securities and Exchange Commission guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, including the Company's interest in oil and gas reserves of Triton International Oil Corporation, for so long and the Company owns Voting Stock of Triton International Oil Corporation, and any other vehicle permitted pursuant to the definition of Permitted Business Investments by which the Company maintains an interest in oil and gas reserves (notwithstanding that neither Triton International Oil Corporation nor such other vehicle is, or may be, a Restricted Subsidiary of the Company), as increased by, as of the date of determination, the estimated discounted future net revenues from

                (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries acquired since such year end, which reserves were not reflected in such year end reserve report, and

                (B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development, exploitation or production activities, in each case calculated in accordance with Securities and Exchange Commission guidelines (utilizing the prices utilized in such year end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from

                (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since such year end, and

                (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with Securities and Exchange Commission guidelines (utilizing the prices utilized in such year end reserve report), in each case as estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

             (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

             (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

             (iv) the greater of

                (A) the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statement, and

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

                (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; minus

          (b) the sum of:

             (i) Minority Interests;

             (ii) to the extent included in (a)(i) above, any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

             (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Securities and Exchange Commission guidelines (utilizing the prices utilized in the Company's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

             (iv) the discounted future net revenues, calculated in accordance with Securities and Exchange Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. The initial purchasers of the old notes and each of their respective Affiliates shall not be deemed Affiliates of the Company by reason of their direct or indirect investments in any fund managed by Hicks Muse or any Person in which any such fund is invested or the Senior Credit Agreement, as applicable.

     "Asset Disposition" means any direct or indirect sale (other than in a Sale/Leaseback Transaction), lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition for value, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares or an immaterial number of shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

          (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

          (2) the sale of Cash Equivalents in the ordinary course of business;

          (3) a disposition of inventory in the ordinary course of business;

          (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;
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

          (5) transactions permitted under "Certain Covenants -- Merger and Consolidation";

          (6) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary;

          (7) for purposes of "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to "Certain Covenants -- Limitation on Restricted Payments";

          (8) dispositions of assets with a fair market value of less than $5.0 million;

          (9) dispositions in connection with Permitted Liens;

          (10) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

          (11) foreclosure on assets;

          (12) sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

          (13) the abandonment, farm-out, lease or sublease of developed or undeveloped crude oil and natural gas properties in the ordinary course of business;

          (14) the trade or exchange by the Company or any Restricted Subsidiary of any crude oil and natural gas Property owned or held by the Company or such Restricted Subsidiary for crude oil and natural gas Property owned or held by another Person, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that any such cash or Cash Equivalents received by the Company or such Restricted Subsidiary will be subject to the provisions described in "-- Limitation on Sales of Assets and Subsidiary Stock," which the Board or Directors of the Company determines in good faith by resolution to be of approximately equivalent value;

          (15) the sale or transfer of mineral products or surplus or obsolete equipment, in each case in the ordinary course of business;

          (16) any transaction that constitutes a Change of Control following which the Company makes a Change of Control Offer to repurchase the notes; or

          (17) concessions or similar transactions pursuant to agreements existing on the Issue Date or that may subsequently be entered into in the ordinary course of business.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable by the Company under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the
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Company at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which federal offices or banking institutions in the City of New York, in the city of the Corporate Trust Office of the trustee, or at a place of payment are authorized by law, regulation or executive order to remain closed.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Cash Equivalents" means:

          (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition;

          (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition thereof, having one of the two highest credit ratings from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

          (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $200 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause
     (3) above;

          (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and

          (6) interests in any investment company or money market fund substantially all of whose assets comprise securities of the type specified in clauses (1) through (5) above.

     "Change of Control" means:

          (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), except for HM4 Triton, L.P. or any of its Affiliates (the "HM Group"), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the
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

     Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by an entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity); provided, however, that no such merger, consolidation or purchase shall constitute a "Change of Control" if, as a result of such transaction, the shareholders of the Company immediately prior to such transaction control, directly or indirectly, 50% or more of the total voting power of the Voting Stock of the Company or the successor thereto in such transaction;

          (2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

          (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to a member of the HM Group.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Agreements" means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuation in commodity prices.

     "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

          (1) if the Company or any Restricted Subsidiary:

             (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

             (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness,

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

        including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

             (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

             (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost savings following an acquisition resulting from employee termination, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith could have been achieved during such four quarter period as a result of any such acquisition (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Securities and Exchange Commission or any other regulation or policy of the Securities and Exchange Commission), less the amount of any additional expenses that the Company reasonably estimates would result from anticipated replacement of any items constituting Cost Savings Measures in connection with such acquisitions; provided, however, that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officer's Certificate delivered to the Trustee at the time of the consummation of such acquisition and (B) with respect to each such acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such acquisition to

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

effect the Cost Savings Measures identified in such Officer's Certificate (regardless, however, of whether the corresponding cost savings have been achieved). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) Consolidated Interest Expense;

          (2) Consolidated Income Taxes;

          (3) consolidated depreciation expense;

          (4) consolidated amortization of intangibles;

          (5) exploration and abandonment expense (if applicable); and

          (6) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation)

and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend (directly or indirectly through other Restricted Subsidiaries) to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority (including any provision for deferred taxes) which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

          (2) amortization of debt discount and debt issuance cost;

          (3) non-cash interest expense;

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

          (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5) the interest expense actually paid by the Company or its Restricted Subsidiaries on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

          (6) net costs associated with Interest Rate Agreements (including amortization of fees);

          (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

          (8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

          (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

     For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements, provided, however, "Consolidated Interest Expense" shall not include (a) any Consolidated Interest Expense with respect to any Production Payments and Reserve Sales, (b) to the extent included in total interest expense, amortization or write-off of deferred financing costs of such Person or (c) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

          (2) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

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

          (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

             (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (4) any net after-tax gain (loss), less all fees and expenses related thereto, realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any net after-tax gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) any extraordinary gain or loss and the related tax effects according to GAAP;

          (6) the cumulative effect of a change in accounting principles;

          (7) any write-downs of assets; and

          (8) any non-cash compensation expense in connection with the issuance of employee or independent contractor stock options.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1) was a member of such Board of Directors on the date of the Indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Subsidiaries.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

          (3) is redeemable at the option of the holder thereof, in whole or in part,

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in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified
Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a similar manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "Change of Control" and "Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "Certain Covenants -- Restricted Payments."

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Equity Offering" means an offering for cash by the Company of its common stock or options, warrants or rights with respect to its common stock whether through a public offering pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission (other than on Form S-4 or S-8) or through an offering not required to be registered with the Securities and Exchange Commission.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

     "Government Contract Lien" means any Lien required by any contract, statute, regulation or order in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by the Company or any of its Subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

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     "Holding Company" means any company as to which the Company is, directly or indirectly, a Subsidiary.

     "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

          (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables and other accrued current liabilities in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

          (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

          (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends and further excluding any Preferred Stock owned by the Company or any of its Restricted Subsidiaries);

          (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset securing the Lien at such date of determination and (b) the amount of such Indebtedness of such other Persons;

          (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

          (9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

     In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

          (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

          (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

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          (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

             (a) the lesser of (i) the net assets of the General Partner and
        (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

             (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company or its Restricted Subsidiaries.

     Notwithstanding the preceding, Indebtedness shall not include (a) accounts payable arising in the ordinary course of business, (b) any obligations in respect of prepayments for gas or oil production or gas or oil imbalances, (c) Production Payments and Reserve Sales and (d) any operating lease existing on the Issue Date that may be recharacterized as a Capitalized Lease Obligation after the Issue Date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates as to which such Person is party or a beneficiary.

     "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers and independent contractors in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that:

          (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

          (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

          (3) an acquisition of assets, Capital Stock or other securities by the Company or a Restricted Subsidiary for consideration consisting exclusively of common equity securities of the Company, shall in each case not be deemed to be an Investment.

     For purposes of "Certain Covenants -- Limitation on Restricted Payments,"

          (1) "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

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

          (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor's Ratings Group.

     "Issue Date" means the date on which the old notes were originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Minority Interest" means the percentage interest represented by any shares of stock of any class of a Restricted Subsidiary of the Company that are not owned by the Company or a Restricted Subsidiary of the Company.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

          (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition; provided, however, that if the instrument or agreement governing such Asset Disposition requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Available Cash until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are not longer segregated and set aside by the transferor;

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

     "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the trustee.

     "Permitted Business Investment" means any investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Related Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Related Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems, pipelines or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries, other than Investments consistent with the purposes of ownership interests and investments in the nature of (i) and (ii) above (including, without limitation and by way of example, the Company's and its Restricted Subsidiaries' investments in Triton International Oil Corporation and OCENSA).

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3) cash and Cash Equivalents;

          (4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees or independent contractors made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (9) Investments in existence on the Issue Date;

          (10) Currency Agreements, Commodity Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain
     Covenants -- Limitation on Indebtedness";

          (11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $50 million outstanding at any one time;

          (12) Guarantees issued in accordance with "Certain
     Covenants -- Limitations on Indebtedness";

          (13) Permitted Business Investments;

          (14) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligation; and

          (15) Investments the payment for which consists of Capital Stock of the Company (other than Disqualified Stock), but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of the Company;

     "Permitted Liens" means, with respect to any Person:

          (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

          (2) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', producers' (including those arising pursuant to Article 9.319 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others) and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

          (3) Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4) minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

          (5) Liens on property or assets of, or any shares of stock of or secured debt of, any Person at the time the Company or any of its Subsidiaries acquired the property or the Person owning such property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries;

          (6) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk;

          (7) Liens upon specific properties of the Company or any of its Subsidiaries securing Indebtedness incurred in the ordinary course of business to provide all or part of the funds for the exploration, drilling or development of those properties;

          (8) Purchase Money Liens and Liens securing Non-Recourse Debt; provided, however, that the related purchase money Indebtedness and Non-Recourse Debt, as applicable, shall not be secured by any Property or assets of the Company or any Restricted Subsidiary other than the Property acquired by the Company with the proceeds of such purchase money Indebtedness or Non-Recourse Debt, as applicable;

          (9) Liens securing only Indebtedness of a Restricted Subsidiary of the Company to the Company or to one or more Restricted Subsidiaries of the Company;

          (10) Liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

          (11) Government Contract Liens;

          (12) Liens in respect of Production Payments and Reserve Sales;

          (13) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries;

          (14) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

          (15) rights of a common owner of any interest in property held by such Person;

          (16) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business;

          (17) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (5) through (12); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (5) through (12) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (19) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

             (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

             (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution; and

          (20) Liens existing on the Issue Date.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Principal Property" means any property owned or leased by the Company or any Subsidiary of the Company, the gross book value of which exceeds one percent of Consolidated Net Worth.

     "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether Volumetric Production Payments or Dollar Denominated Production Payments), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary of the Company.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

     "Purchase Money Lien" means a Lien on property securing Indebtedness incurred by the Company or any of its Subsidiaries to provide funds for all or any portion of the cost of (i) acquiring such property incurred before, at the time of, or within six months after the acquisition of such property or (ii) constructing, developing, altering, expanding, improving or repairing such property or assets used in connection with such property.

     "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other property or is or could become redeemable for cash or other property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the stated maturity of the Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the stated maturity of the Notes; provided, however, that Redeemable Stock shall not include any security that may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay, prepay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

          (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

          (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

          (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus, without duplication, accrued interest, fees and expenses, including any premium and defeasance costs) of the Indebtedness being refinanced.

     "Related Business" means (a) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other hydrocarbon properties, (b) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and
(c) any power generation and electrical transmission business and (d) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (c) of this definition.

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     "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (ii) leases between the Company and a Subsidiary of the Company or between Subsidiaries of the Company, (iii) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (iv) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

     "Senior Credit Agreement" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement, dated as of February 29, 2000, among the Company, The Chase Manhattan Bank, as Administrative Agent, Chase Securities Inc., as Arranger, and the lenders parties thereto from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

     "Senior Debt Agreements" means, collectively:

          (1) the Senior Credit Agreement; and

          (2) the Senior Notes, as amended, restated, modified, renewed, refunded, or refinanced in whole or in part from time to time.

     "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the notes, the Bank Indebtedness and all other Indebtedness of the Company, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are subordinate to payment of the notes;

          (2) any obligation of the Company to any Restricted Subsidiary;

          (3) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

          (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (5) any Indebtedness, Guarantee or obligation of the Company (and any accrued and unpaid interest in respect thereof) that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Subordinated Obligations; or

          (6) any Capital Stock.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" of any Person means (i) any corporation, association, joint venture, limited liability company or other business entity of which more than 50% of the Voting Stock or other interests (including joint venture interests) is at the time owned or controlled, directly or indirectly, by (a) such Person,
(b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person; and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

          (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

          (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

          (3) such designation and the Investment of the Company in such Subsidiary complies with "Certain Covenants -- Limitation on Restricted Payments";

          (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; and

          (5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

             (a) to subscribe for additional Capital Stock of such Person; or

             (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

     Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

     "Volumetric Production Payments" means production payment obligations recorded as defined revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares or an immaterial number of shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly-Owned Subsidiaries.

                               TAX CONSIDERATIONS

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     The exchange of old notes for new notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the old notes immediately before the exchange.

CERTAIN CAYMAN ISLANDS TAX CONSEQUENCES

     According to our Cayman Islands counsel, Walkers, at the present time, there is no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding the old notes or exchanging the old notes for new notes.

     EACH HOLDER OF OLD NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the new notes will be represented by a single permanent global certificate in definitive, fully registered form (the "global certificate"). The global certificate will be deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. If any holder of old notes whose interest in such old notes is represented by the global certificate representing the old notes fails to tender in the exchange offer, we may issue and deliver to such holder a separate certificate representing such holder's old notes in registered form without interest coupons.

     New notes exchanged for old notes originally purchased by or transferred to

     - "foreign purchasers" or institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933) ("QIBs"); or

     - QIBs who elect to take physical delivery of their certificates instead of holding their interest through the global certificate (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "non-global purchasers")

will be issued in registered form (a "certificated security").

     Upon the transfer to a QIB of any certificated security initially issued to a non-global purchaser, such certificated security will, unless the transferee requests otherwise or the global certificate has previously been exchanged in whole for certificated securities, be exchanged for an interest in the global certificate.

THE GLOBAL CERTIFICATE

     Pursuant to procedures established by DTC,

     - upon the issuance of the global certificate, DTC or its custodian will credit, on its internal system, the number of new notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

     - ownership of beneficial interests in the global certificate will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (as defined) (with respect to interests of persons other than participants).

Ownership of beneficial interests in the global certificate are limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the global certificate directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such global certificate for all purposes. No beneficial owner of an interest in the global certificate will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of principal of, premium, if any, and interest, if any, on the global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, and interest, if any, in respect of the global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global certificate held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated security for any reason, including to sell new notes to persons in states which require physical delivery of the certificate evidencing the new notes, or to pledge such securities, such holder must transfer its interest in the global certificate, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the new notes.

     DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global certificate are credited and only in respect of such new notes as to which such participant or participants has or have given such direction.

     DTC has advised us as that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial
       Code;

     - and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificate among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     If DTC is at any time unwilling or unable to continue as a depositary for the global certificate and a successor depositary is not appointed by us within 90 days, certificated securities will be issued in exchange for the global certificate.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the old notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

     You may not participate in the exchange offer if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933; or

     - a broker-dealer that acquired old notes directly from us.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the Securities and Exchange Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver a prospectus.

     If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering -- Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the new notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     For a period of 90 days after the date the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas and Walkers, Grand Cayman, Cayman Islands.

                                    EXPERTS

     The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts on auditing and accounting.

     Certain information with respect to our gas and oil reserves and that of our subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been included in this prospectus in reliance upon such firm as experts with respect to the matters contained therein.

     Certain information with respect to our gas and oil reserves and that of our subsidiaries derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, has been included in this prospectus in reliance upon such firm as experts with respect to the matters contained therein.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     We are a Cayman Islands company, certain of our officers and directors may be residents of various jurisdictions outside the United States and our Cayman Islands counsel, Walkers, are residents of the Cayman Islands. All or a substantial portion of our assets and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, we have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving the following person, who is our United States agent appointed for that purpose:

                               James C. Musselman
                         c/o Triton Energy Corporation
                         6888 North Central Expressway
                                   Suite 1400
                            Dallas, Texas 75206-9926

     We have been advised by our Cayman Islands counsel, Walkers, that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against such persons or us that are predicated upon the civil liability provisions of the Securities Act or (b) in original actions brought against us or such person predicated upon the Securities Act. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that nation's policy.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents, without including that information or delivering it with this prospectus. We provide a list of all documents we incorporate by reference in this prospectus under "Incorporation by Reference."

     You may read and copy the information that we incorporate in this prospectus by reference as well as other reports, proxy statements and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the Securities and Exchange Commission at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the Securities and Exchange Commission through the Securities and Exchange Commission's EDGAR system. The Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

                                Crystal C. Bell
                           Triton Energy Corporation
                   6688 North Central Expressway, Suite 1400
                              Dallas, Texas 75206
                                 (214) 691-5200

     This prospectus constitutes part of a registration statement on Form S-4 we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus omits some of the information contained in the registration statement, as permitted under the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement and the exhibits thereto are on file at the offices of the Securities and Exchange Commission and may be obtained from the Securities and Exchange Commission for a prescribed fee or examined at its offices or on its Internet site, as described above.

                           INCORPORATION BY REFERENCE

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Our annual report on Form 10-K for the fiscal year ended December 31, 1999 (filed on March 10, 2000), as amended by Form 10-K/A (filed on March 15, 2000), as amended by Form 10-K/A (filed on March 16, 2000), and as further amended by Form 10-K/A (filed on August 1, 2000);

     - Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000 (filed on May 12, 2000), as amended by Form 10-Q/A (filed on August 2,
       2000), and ended June 30, 2000 (filed on August 10, 2000);

     - Our current reports on Form 8-K filed on May 3, 2000; June 14, 2000; August 28, 2000; September 25, 2000; September 28, 2000, as amended by Form 8-K/A, filed on September 28, 2000; and October 6, 2000;

     - Our definitive proxy statement (filed on March 31, 2000); and

     - All documents we filed with the Securities and Exchange Commission pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the exchange offer.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at the address or telephone number provided in "Where You Can Find More Information."

     Information that we file later with the Securities and Exchange Commission and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                              CERTAIN DEFINITIONS

     As used in this prospectus:

     - "bbl" means barrel;

     - "Bcf" means billion cubic feet;

     - "BOPD" means barrels of crude oil per day;

     - "boe" means barrels of oil equivalent;

     - "CST" is an abbreviation for centistokes, which is a measurement of viscosity;

     - "FPSO vessel" means a floating production storage and off loading vessel;

     - "Mcf" means thousand cubic feet;

     - "MMcf means million cubic feet;

     - "mbbls" means thousand barrels;

     - "MMbbls" means million barrels;

     - "MMboe" means million barrels of oil equivalent;

     - "mmbtu" means thousand British thermal unit; and

     - "Tcf" means trillion cubic feet; and

     - "WTI" means the West Texas Intermediate price index.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TRITON ENERGY LIMITED AND SUBSIDIARIES:
  Report of Independent Accountants.........................  F-2
  Consolidated Statements of Operations -- Six months ended
     June 30, 2000 (unaudited) and 1999 (unaudited) and
     years ended December 31, 1999, 1998 and 1997...........  F-3
  Consolidated Balance Sheets -- June 30, 2000 (unaudited)
     and December 31, 1999 and 1998.........................  F-4
  Consolidated Statements of Cash Flows -- Six months ended
     June 30, 2000 (unaudited) and 1999 (unaudited) and
     years ended December 31, 1999, 1998 and 1997...........  F-5
  Consolidated Statements of Shareholders' Equity -- Six
     months ended June 30, 2000 (unaudited) and years ended
     December 31, 1999, 1998 and 1997.......................  F-6
  Notes to Consolidated Financial Statements................  F-7
  Schedule II -- Valuation and Qualifying Accounts -- Years
     ended December 31, 1999, 1998 and 1997.................  F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Triton Energy Limited

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Triton Energy Limited and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 23, 2000

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        SIX MONTHS ENDED
                                                            JUNE 30,             YEAR ENDED DECEMBER 31,
                                                       -------------------   -------------------------------
                                                         2000       1999       1999       1998        1997
                                                       --------   --------   --------   ---------   --------
                                                           (UNAUDITED)
SALES AND OTHER OPERATING REVENUES:
  Oil and gas sales..................................  $154,001   $108,792   $247,878   $ 160,881   $145,419
  Gain on sale of oil and gas assets.................        --         --         --      67,737      4,077
                                                       --------   --------   --------   ---------   --------
                                                        154,001    108,792    247,878     228,618    149,496
                                                       --------   --------   --------   ---------   --------
COSTS AND EXPENSES:
  Operating..........................................    31,296     38,162     68,130      73,546     51,357
  General and administrative.........................    10,349      9,778     23,636      26,653     28,607
  Depreciation, depletion and amortization...........    27,406     30,656     61,343      58,811     36,828
  Writedown of assets................................        --         --         --     328,630         --
  Special charges....................................        --      1,220      2,909      18,324         --
                                                       --------   --------   --------   ---------   --------
                                                         69,051     79,816    156,018     505,964    116,792
                                                       --------   --------   --------   ---------   --------
          OPERATING INCOME (LOSS)....................    84,950     28,976     91,860    (277,346)    32,704
Gain on sale of Triton Pipeline Colombia.............        --         --         --      50,227         --
Interest income......................................     4,791      5,238     10,579       3,258      5,178
Interest expense, net................................    (8,837)   (11,937)   (22,648)    (23,228)   (23,858)
Other income (expense), net..........................      (520)       207     (3,614)      8,480      2,872
                                                       --------   --------   --------   ---------   --------
                                                         (4,566)    (6,492)   (15,683)     38,737    (15,808)
                                                       --------   --------   --------   ---------   --------
          EARNINGS (LOSS) BEFORE INCOME TAXES AND
            EXTRAORDINARY ITEM.......................    80,384     22,484     76,177    (238,609)    16,896
Income tax expense (benefit).........................    25,067      9,714     28,620     (51,105)    11,301
                                                       --------   --------   --------   ---------   --------
          EARNINGS (LOSS) BEFORE EXTRAORDINARY
            ITEM.....................................    55,317     12,770     47,557    (187,504)     5,595
Extraordinary item -- extinguishment of debt.........        --         --         --          --    (14,491)
                                                       --------   --------   --------   ---------   --------
          NET EARNINGS (LOSS)........................    55,317     12,770     47,557    (187,504)    (8,896)
ACCUMULATED DIVIDENDS ON PREFERENCE SHARES...........    14,680     13,945     28,671       3,061        400
                                                       --------   --------   --------   ---------   --------
          EARNINGS (LOSS) APPLICABLE TO ORDINARY
            SHARES...................................  $ 40,637   $ (1,175)  $ 18,886   $(190,565)  $ (9,296)
                                                       ========   ========   ========   =========   ========
Average ordinary shares outstanding..................    36,060     36,505     36,135      36,609     36,471
                                                       ========   ========   ========   =========   ========
BASIC EARNINGS (LOSS) PER ORDINARY SHARE:
  Earnings (loss) before extraordinary item..........  $   1.13   $  (0.03)  $   0.52   $   (5.21)  $   0.14
  Extraordinary item -- extinguishment of debt.......        --         --         --          --      (0.40)
                                                       --------   --------   --------   ---------   --------
          BASIC EARNINGS (LOSS)......................  $   1.13   $  (0.03)  $   0.52   $   (5.21)  $  (0.26)
                                                       ========   ========   ========   =========   ========
DILUTED EARNINGS (LOSS) PER ORDINARY SHARE:
  Earnings (loss) before extraordinary item..........  $   0.94   $  (0.03)  $   0.52   $   (5.21)  $   0.14
  Extraordinary item -- extinguishment of debt.......        --         --         --          --      (0.39)
                                                       --------   --------   --------   ---------   --------
          DILUTED EARNINGS (LOSS)....................  $   0.94   $  (0.03)  $   0.52   $   (5.21)  $  (0.25)
                                                       ========   ========   ========   =========   ========

See accompanying Notes to Consolidated Financial Statements.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                AS OF       AS OF DECEMBER 31,
                                                              JUNE 30,     ---------------------
                                                                2000         1999        1998
                                                             -----------   ---------   ---------
                                                             (UNAUDITED)
                                             ASSETS

CURRENT ASSETS:
  Cash and equivalents.....................................  $   79,251    $ 186,323   $  18,757
  Trade receivables, net...................................       3,397       17,246       9,514
  Other receivables........................................      29,632       23,814      47,756
  Deferred income taxes....................................       9,178       20,090          --
  Inventories, prepaid expenses and other..................      21,941        7,806       1,639
                                                             ----------    ---------   ---------
          TOTAL CURRENT ASSETS.............................     143,399      255,279      77,666
Property and equipment, at cost, net.......................     582,904      524,152     470,907
Investment in affiliates...................................     186,574       93,188      84,735
Deferred income taxes......................................      88,789       88,228     100,916
Other assets...............................................      13,984       13,628      20,056
                                                             ----------    ---------   ---------
                                                             $1,015,650    $ 974,475   $ 754,280
                                                             ==========    =========   =========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt.....................  $    9,144    $   9,027   $  14,027
  Short-term borrowings....................................          --           --       5,000
  Accounts payable and accrued liabilities.................      71,137       62,576      44,973
  Deferred income and other................................       4,841       22,347      35,254
                                                             ----------    ---------   ---------
          TOTAL CURRENT LIABILITIES........................      85,122       93,950      99,254
Long-term debt, excluding current maturities...............     400,062      404,460     413,465
Deferred income taxes......................................       9,215        6,677       3,235
Other liabilities..........................................       6,629        6,336      14,519
SHAREHOLDERS' EQUITY:
  5% preference shares, par value $.01; authorized 420,000
     shares; issued 185,276 shares at June 30, 2000
     (unaudited), and 209,639 shares at December 31, 1999
     and 1998; stated value $34.41.........................       6,375        7,214       7,214
  8% preference shares, par value $.01; authorized
     11,000,000 shares; issued 5,184,909 shares at June 30,
     2000 (unaudited), and 5,193,643 and 1,822,500 shares
     at December 31, 1999 and 1998, respectively; stated
     value $70.............................................     362,944      363,555     127,575
  Ordinary shares, par value $.01; authorized 200,000,000
     shares; issued 36,431,686 shares at June 30, 2000
     (unaudited), and 35,763,728 and 36,643,478 shares at
     December 31, 1999 and 1998, respectively..............         364          358         366
  Additional paid-in capital...............................     529,601      531,904     575,863
  Accumulated deficit......................................    (382,211)    (437,528)   (485,085)
  Accumulated other non-owner changes in shareholders'
     equity................................................      (2,451)      (2,451)     (2,126)
                                                             ----------    ---------   ---------
          TOTAL SHAREHOLDERS' EQUITY.......................     514,622      463,052     223,807
Commitments and contingencies (note 20)....................          --           --          --
                                                             ----------    ---------   ---------
                                                             $1,015,650    $ 974,475   $ 754,280
                                                             ==========    =========   =========

The Company uses the full cost method to account for its oil- and gas-producing activities.
See accompanying Notes to Consolidated Financial Statements.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,              YEAR ENDED DECEMBER 31,
                                                              --------------------   ---------------------------------
                                                                2000        1999       1999        1998        1997
                                                              ---------   --------   ---------   ---------   ---------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).......................................  $  55,317   $ 12,770   $  47,557   $(187,504)  $  (8,896)
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation, depletion and amortization................     27,406     30,656      61,343      58,811      36,828
    Proceeds from forward oil sale..........................         --     30,000      31,932       1,770         830
    Amortization of deferred income.........................     (8,814)   (17,627)    (35,254)    (35,254)    (28,467)
    Gain on sale of oil and gas assets......................         --         --          --     (67,737)     (4,077)
    Gain on sale of Triton Pipeline Colombia................         --         --          --     (50,227)         --
    Writedown of assets.....................................         --         --          --     328,630          --
    Payment of accreted interest on extinguishment of
       debt.................................................         --         --          --          --    (124,794)
    Extraordinary loss on extinguishment of debt, net of
       tax..................................................         --         --          --          --      14,491
    Amortization of debt discount...........................         --         --          --          --       7,949
    Deferred income taxes...................................      5,089      7,158       7,827     (55,592)      8,078
    (Gain) loss on sale of other assets.....................         83       (362)       (677)     (7,590)     (1,409)
    Other, net..............................................      2,384        971       8,921       3,962       6,100
    Changes in working capital:
       Trade and other receivables..........................     10,439    (10,615)    (16,131)      6,300      (3,238)
       Inventories, prepaid expenses and other..............    (17,119)      (735)     (3,577)        918       1,794
       Accounts payable and accrued liabilities.............     (8,596)    (2,387)     14,581       4,979      (2,605)
                                                              ---------   --------   ---------   ---------   ---------
         Net cash provided (used) by operating activities...     66,189     49,829     116,522       1,466     (97,416)
                                                              ---------   --------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures and investments......................    (74,398)   (49,959)   (121,483)   (180,215)   (219,216)
  Purchase of affiliate.....................................    (88,800)        --          --          --          --
  Proceeds from sale of oil and gas assets..................         --         --          --     147,027       4,077
  Proceeds from sale of Triton Pipeline Colombia............         --         --          --      97,656          --
  Proceeds from sales of other assets.......................         --      1,465       2,353      22,353       1,822
  Other.....................................................        128      2,026         600      (2,630)        617
                                                              ---------   --------   ---------   ---------   ---------
         Net cash provided (used) by investing activities...   (163,070)   (46,468)   (118,530)     84,191    (212,700)
                                                              ---------   --------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving lines of credit and long-term
    debt....................................................         --         --          --     162,530     620,413
  Payments on revolving lines of credit and long-term
    debt....................................................     (4,529)   (14,514)    (19,028)   (350,511)   (321,515)
  Short-term notes payable, net.............................         --         --          --      (9,600)      9,600
  Issuance of 8% preference shares, net.....................         --    217,805     217,805     115,329          --
  Issuances of ordinary shares..............................     10,935        100         419       2,544       5,260
  Repurchase of ordinary shares.............................         --     (9,685)    (11,285)         --          --
  Dividends paid on preference shares.......................    (14,682)    (2,875)    (17,617)       (368)       (400)
  Other.....................................................     (1,735)        (3)       (151)          5          10
                                                              ---------   --------   ---------   ---------   ---------
         Net cash provided (used) by financing activities...    (10,011)   190,828     170,143     (80,071)    313,368
                                                              ---------   --------   ---------   ---------   ---------
Effect of exchange rate changes on cash and equivalents.....       (180)      (139)       (569)       (280)       (849)
                                                              ---------   --------   ---------   ---------   ---------
Net increase in cash and equivalents........................   (107,072)   194,050     167,566       5,306       2,403
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD.................    186,323     18,757      18,757      13,451      11,048
                                                              ---------   --------   ---------   ---------   ---------
CASH AND EQUIVALENTS AT END OF PERIOD.......................  $  79,251   $212,807   $ 186,323   $  18,757   $  13,451
                                                              =========   ========   =========   =========   =========

See accompanying Notes to Consolidated Financial Statements.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                           SIX MONTHS ENDED     -----------------------------------------------------------------
                                            JUNE 30, 2000              1999                   1998                   1997
                                         --------------------   -------------------   ---------------------   -------------------
                                             (UNAUDITED)
OWNER SOURCES OF SHAREHOLDERS' EQUITY:
  5% PREFERENCE SHARES:
    Balance at beginning of period.....  $   7,214              $   7,214             $   7,511               $   8,515
    Conversion of 5% preference
      shares...........................       (839)                    --                  (297)                 (1,004)
                                         ---------              ---------             ---------               ---------
    Balance at end of period...........      6,375                  7,214                 7,214                   7,511
                                         ---------              ---------             ---------               ---------
  8% PREFERENCE SHARES:
    Balance at beginning of period.....    363,555                127,575                    --                      --
    Issuances of 8% preference
      shares...........................         --                222,425               127,575                      --
    Conversion of 8% preference
      shares...........................       (611)                  (192)                   --                      --
    Stock dividends, 8% preference
      shares...........................         --                 13,747                    --                      --
                                         ---------              ---------             ---------               ---------
    Balance at end of period...........    362,944                363,555               127,575                      --
                                         ---------              ---------             ---------               ---------
  ORDINARY SHARES:
    Balance at beginning of period.....        358                    366                   365                     363
    Stock repurchase...................         --                     (9)                   --                      --
    Exercise of employee stock
      options..........................          6                      1                     1                       2
                                         ---------              ---------             ---------               ---------
    Balance at end of period...........        364                    358                   366                     365
                                         ---------              ---------             ---------               ---------
  ADDITIONAL PAID-IN CAPITAL:
    Balance at beginning of period.....    531,904                575,863               588,454                 582,581
    Dividends, 5% preference shares....       (163)                  (361)                 (368)                   (400)
    Dividends, 8% preference shares....    (14,519)               (28,310)               (2,693)                     --
    Exercise of employee stock
      options..........................     10,929                    418                 2,548                   3,831
    Conversion of 5% preference
      shares...........................        838                     --                   297                   1,004
    Conversion of 8% preference
      shares...........................        612                    192                    --                      --
    Transaction costs for issuance of
      8% preference shares.............         --                 (4,620)              (12,370)                     --
    Stock repurchase...................         --                (11,276)                   --                      --
    Other, net.........................         --                     (2)                   (5)                  1,438
                                         ---------              ---------             ---------               ---------
    Balance at end of period...........    529,601                531,904               575,863                 588,454
                                         ---------              ---------             ---------               ---------
  TREASURY SHARES:
    Balance at beginning of period.....         --                     --                    (3)                     (2)
    Retirement and other, net..........         --                     --                     3                      (1)
                                         ---------              ---------             ---------               ---------
    Balance at end of period...........         --                     --                    --                      (3)
                                         ---------              ---------             ---------               ---------
        TOTAL OWNER SOURCES OF
          SHAREHOLDERS' EQUITY.........    899,284                903,031               711,018                 596,327
                                         ---------              ---------             ---------               ---------
NON-OWNER SOURCES OF SHAREHOLDERS'
  EQUITY:
  ACCUMULATED DEFICIT:
    Balance at beginning of period.....   (437,528)              (485,085)             (297,581)               (288,685)
    Net earnings (loss)................     55,317    $55,317      47,557   $47,557    (187,504)  $(187,504)     (8,896)  $(8,896)
                                         ---------              ---------             ---------               ---------
    Balance at end of period...........   (382,211)              (437,528)             (485,085)               (297,581)
                                         ---------              ---------             ---------               ---------
  ACCUMULATED OTHER NON-OWNER CHANGES
    IN
    SHAREHOLDERS' EQUITY:
    Balance at beginning of period.....     (2,451)                (2,126)               (2,126)                 (2,128)
    Valuation reserve on marketable
      securities.......................                    --                    --                      --                     2
    Adjustment for minimum pension
      liability........................                    --                  (325)                     --                    --
                                                      -------               -------               ---------               -------
    Other non-owner changes in
      shareholders' equity.............         --         --        (325)     (325)         --          --           2         2
                                         ---------    -------   ---------   -------   ---------   ---------   ---------   -------
    Non-owner changes in shareholders'
      equity...........................               $55,317               $47,232               $(187,504)              $(8,894)
                                                      =======               =======               =========               =======
    Balance at end of period...........     (2,451)                (2,451)               (2,126)                 (2,126)
                                         ---------              ---------             ---------               ---------
        TOTAL NON-OWNER SOURCES OF
          SHAREHOLDERS' EQUITY.........   (384,662)              (439,979)             (487,211)               (299,707)
                                         ---------              ---------             ---------               ---------
        TOTAL SHAREHOLDERS' EQUITY.....  $ 514,622              $ 463,052             $ 223,807               $ 296,620
                                         =========              =========             =========               =========

See accompanying Notes to Consolidated Financial Statements.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (AMOUNTS IN TABLES IN THOUSANDS, EXCEPT FOR SHARE, PER SHARE AND PER BARREL
                                     DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General

     Triton Energy Limited ("Triton") is an international oil and gas exploration and production company. The term "Company" when used herein means Triton and its subsidiaries and other affiliates through which the Company conducts its business. The Company's principal properties, operations, and oil and gas reserves are located in Colombia, Malaysia-Thailand and Equatorial Guinea. The Company is exploring for oil and gas in these areas, as well as in southern Europe, Africa, and the Middle East. All sales are currently derived from oil and gas production in Colombia.

     Triton, a Cayman Islands company, was incorporated in 1995 to become the parent holding company of Triton Energy Corporation, a Delaware corporation ("TEC"). On March 25, 1996, the stockholders of TEC approved the merger of a wholly owned subsidiary of Triton with and into TEC (the "Reorganization"). Pursuant to the Reorganization, Triton became the parent holding company of TEC and each share of common stock, par value $1.00, and 5% preferred stock of TEC outstanding on March 25, 1996, was converted into one Triton ordinary share, par value $.01, and one 5% Triton preference share, respectively. The Reorganization has been accounted for as a combination of entities under common control.

  Interim Financial Data

     The unaudited consolidated financial statements as of June 30, 2000, and for the six month periods ended June 30, 2000 and 1999, and all related footnote information for these periods have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of financial positions, results of operations and cash flows in accordance with accounting principles generally accepted in the United States.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Triton and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Investments in 20%-to 50%-owned affiliates which the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Investments in less than 20%-owned affiliates are accounted for using the cost method.

  Cash Equivalents

     Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

  Inventories

     Inventories consist principally of oil produced but not sold, stated at market value, and materials and supplies, stated at the lower of cost or market.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

  Property and Equipment

     The Company follows the full cost method of accounting for exploration and development of oil and gas reserves, whereby all acquisition, exploration and development costs are capitalized. Individual countries are designated as separate cost centers. All capitalized costs plus the undiscounted estimated future development costs of proved reserves are depleted using the unit-of-production method based on total proved reserves applicable to each country. A gain or loss is recognized on sales of oil and gas properties only when the sale involves significant reserves.

     Costs related to acquisition, holding and initial exploration of licenses in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. Costs related to production, general overhead or similar activities are expensed. The Company's exploration licenses are periodically assessed for impairment on a country-by-country basis. If the Company's investment in exploration licenses within a country where no proved reserves are assigned is deemed to be impaired, the licenses are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty.

     The net capitalized costs of oil and gas properties for each cost center, less related deferred income taxes, cannot exceed the sum of (i) the estimated future net revenues from the properties, discounted at 10%; (ii) unevaluated costs not being amortized; and (iii) the lower of cost or estimated fair value of unproved properties being amortized; less (iv) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties.

     The estimated costs, net of salvage value, of dismantling facilities or projects with limited lives or facilities that are required to be dismantled by contract, regulation or law, and the estimated costs of restoration and reclamation associated with oil and gas operations are included in estimated future development costs as part of the amortizable base.

     Support equipment and facilities are depreciated using the unit-of-production method based on total reserves of the field related to the support equipment and facilities. Other property and equipment, which includes furniture and fixtures, vehicles and leasehold improvements, are depreciated principally on a straight-line basis over estimated useful lives ranging from 3 to 20 years.

     Repairs and maintenance are expensed as incurred, and renewals and improvements are capitalized.

  Environmental Matters

     Environmental costs are expensed or capitalized depending on their future economic benefit. Costs that relate to an existing condition caused by past operations and have no future economic benefit are expensed. Liabilities for future expenditures of a noncapital nature are recorded when future environmental expenditures and/or remediation is deemed probable, and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

  Income Taxes

     Deferred tax liabilities or assets are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company's assets and liabilities using the enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

  Revenue Recognition

     Cost reimbursements arising from carried interests granted by the Company are revenues to the extent the reimbursements are contingent upon and derived from production. Obligations arising from net profit interest conveyances are recorded as operating expenses when the obligation is incurred.

  Foreign Currency Translation

     The U.S. dollar is the designated functional currency for all of the Company's foreign operations. The cumulative translation adjustment represents the cumulative effect of translating the balance sheet accounts of Triton Colombia, Inc. from the functional currency into U.S. dollars during the period when the Colombian peso was the functional currency.

  Risk Management

     Oil and natural gas sold by the Company are normally priced with reference to a defined benchmark, such as light, sweet crude oil traded on the New York Merchantile Exchange (West Texas Intermediate or "WTI"). Actual prices received vary from the benchmark depending on quality and location differentials. From time to time, it is the Company's policy to use financial market transactions, including swaps, collars and options, with creditworthy counterparties, primarily to reduce risk associated with the pricing of a portion of the oil and natural gas that it sells. The Company does not enter into financial market transactions for trading purposes.

     Gains or losses on financial market transactions that qualify for hedge accounting are recognized in oil and gas sales at the time of settlement of the underlying hedged transactions. Premiums paid for financial market contracts are capitalized and amortized as operating expenses over the contract period. Changes in the fair market value of financial market transactions that do not qualify for hedge accounting are reflected as noncash adjustments to other income (expense), net in the period the change occurs. Realized gains or losses on financial market transactions that do not qualify for hedge accounting are recorded in oil and gas sales.

  Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," encourages, but does not require, the adoption of a fair value-based method of accounting for employee stock-based compensation transactions. The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25 ("Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant above the amount an employee must pay to acquire the stock.

  Earnings per Ordinary Share

     Basic earnings (loss) per ordinary share amounts were computed by dividing net earnings (loss) after deduction of dividends on preference shares by the weighted average number of ordinary shares outstanding during the period. Diluted earnings (loss) per ordinary share assumes the conversion of all securities that are exercisable or convertible into ordinary shares that would dilute the basic earnings per ordinary share during the period.

  Comprehensive Income

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," established standards for the reporting and display of comprehensive income and its components,

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
specifically net income and all other changes in shareholders' equity except those resulting from investments by and distributions to shareholders. The Company, which adopted the standard beginning January 1, 1998, has elected to display comprehensive income (or non-owner changes in shareholders' equity) in the Consolidated Statement of Shareholders' Equity.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended in June 2000 by SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of SFAS 133," establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires enterprises to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The requisite accounting for changes in the fair value of a derivative will depend on the intended use of the derivative and the resulting designation. The Company must adopt SFAS 133 and 138 effective January 1, 2001. Based on the Company's outstanding derivatives contracts, the Company believes that the impact of adopting this standard would not have a material adverse effect on the Company's operations or consolidated financial condition. However, no assurances can be given with regard to the level of the Company's derivatives activities at the time SFAS 133 and 138 are adopted or the resulting effect on the Company's operations or consolidated financial condition.

  The Use of Estimates in Preparing Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Reclassifications

     Certain previously reported financial information has been reclassified to conform to the current period's presentation.

2. ASSET DISPOSITIONS

     In December 1998, the Company sold its Bangladesh subsidiary for cash proceeds of $4.5 million and recognized a gain of $4.5 million in gain on sale of oil and gas assets.

     In July 1998, the Company and Atlantic Richfield Company ("ARCO") signed an agreement providing financing for the development of the Company's gas reserves on Block A-18 of the Malaysia-Thailand Joint Development Area. Under terms of the agreement, consummated in August 1998, the Company sold to a subsidiary of ARCO for $150 million one-half of the shares of the subsidiary through which the Company owned its 50% share of Block A-18. The Company received net proceeds of $142 million and recorded a gain of $63.2 million in gain on the sale of oil and gas assets. After the sale, which resulted in a 50% ownership in the previously wholly owned subsidiary, the Company's remaining ownership is accounted for using the equity method. This investment in Block A-18 is presented in investment in affiliate at December 31, 1999 and 1998.

     The agreements also require ARCO to pay the future exploration and development costs attributable to the Company's and ARCO's collective interest in Block A-18, up to $377 million or until first production from a gas field, after which the Company and ARCO would each pay 50% of such costs.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

There can be no assurance that the Company's and ARCO's collective share of the cost of developing the project will not exceed $377 million. Additionally, the agreements require ARCO to pay the Company an additional $65 million each at July 1, 2002, and July 1, 2005, if certain specific development objectives are met by such dates, or $40 million each if the objectives are met within one year thereafter. There can be no assurance that the Company will receive any incentive payments. The agreements provide that the Company will recover its investment in recoverable costs in the project, approximately $100 million, and that ARCO will recover its investment in recoverable costs, on a first-in, first-out basis from the cost-recovery portion of future production.

     In February 1998, the Company sold Triton Pipeline Colombia, Inc. ("TPC"), a wholly owned subsidiary that held the Company's 9.6% equity interest in the Colombian pipeline company, Oleoducto Central S.A. ("OCENSA"), to an unrelated third party (the "Purchaser") for $100 million. Net proceeds were approximately $97.7 million. The sale resulted in a gain of $50.2 million.

     In conjunction with the sale of TPC, the Company entered into an equity swap with a creditworthy financial institution (the "Counterparty"). The equity swap has a notional amount of $97 million and requires the Company to make quarterly floating LIBOR-based payments on the notional amount to the Counterparty. In exchange, the Counterparty is required to make payments to the Company equivalent to 97% of the dividends TPC receives in respect of its equity interest in OCENSA. The equity swap is carried in the Company's financial statements at fair value during its term, which, as amended, will expire April 14, 2000 (See note 24 -- Subsequent Events). The value of the equity swap in the Company's financial statements is equal to 97% of the estimated fair value of the shares of OCENSA owned by TPC. Because there is no public market for the shares of OCENSA, the Company estimates their value using a discounted cash flow model applied to the distributions expected to be paid in respect of the OCENSA shares. The discount rate applied to the estimated cash flows from the OCENSA shares is based on a combination of current market rates of interest, a credit spread for OCENSA's debt, and a spread to reflect the preferred stock nature of the OCENSA shares. During the years ended December 31, 1999 and 1998, the Company recorded an expense of $6.9 million and $3.3 million, respectively, in other income (expense), net, related to the net payments made under the equity swap and its change in fair value. Net payments made (or received) under the equity swap, and any fluctuations in the fair value of the equity swap, in future periods, will affect other income in such periods. There can be no assurance that changes in interest rates, or in other factors that affect the value of the OCENSA shares and/or the equity swap, will not have a material adverse effect on the carrying value of the equity swap.

     Upon the expiration of the equity swap in April 2000, the Company expects that the Purchaser will sell the TPC shares. Under the terms of the equity swap with the Counterparty, upon any sale by the Purchaser of the TPC shares, the Company will receive from the Counterparty, or pay to the Counterparty, an amount equal to the excess or deficiency, as applicable, of the difference between 97% of the net proceeds from the Purchaser's sale of the TPC shares and the notional amount of $97 million. For example, if the Purchaser sold the TPC shares for an amount equal to the value the Company has estimated for purposes of preparing its balance sheet as of December 31, 1999, the Company would have to make a payment to the Counterparty under the equity swap of approximately $8.4 million. There can be no assurance that the value the Purchaser may realize in any sale of the TPC shares will equal the value of the shares estimated by the Company for purposes of valuing the equity swap. The Company has no right or obligation to repurchase the TPC shares at any time, but the Company is not prohibited from offering to purchase the shares if the Purchaser offers to sell them. (See note 24 -- Subsequent Events.)

     In June 1997, the Company sold its Argentine subsidiary for cash proceeds of $4.1 million and recognized a gain of $4.1 million in gain on sale of oil and gas assets.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

3. WRITEDOWN OF ASSETS

     Writedown of assets in 1998 is summarized as follows:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1998
                                                          ------------
Evaluated oil and gas properties (SEC ceiling test).....    $241,005
Unevaluated oil and gas properties......................      73,890
Other assets............................................      13,735
                                                            --------
                                                            $328,630
                                                            ========

     In June and December 1998, the carrying amount of the Company's evaluated oil and gas properties in Colombia was written down by $105.4 million ($68.5 million, net of tax) and $135.6 million ($115.9 million, net of tax), respectively, through application of the full cost ceiling limitation as prescribed by the Securities and Exchange Commission ("SEC"), principally as a result of a decline in oil prices. No adjustments were made to the Company's reserves in Colombia as a result of the decline in prices. The SEC ceiling test was calculated using the June 30, and December 31, 1998, WTI oil prices of $14.18 per barrel and $12.05 per barrel, respectively, that, after a differential for Cusiana crude delivered at the port of Covenas in Colombia, resulted in a net price of approximately $13 per barrel and $11 per barrel, respectively.

     In conjunction with the plan to restructure operations and scale back exploration-related expenditures, the Company assessed its investments in exploration licenses and determined that certain investments were impaired. As a result, unevaluated oil and gas properties and other assets totaling $77.3 million ($72.6 million, net of tax) were expensed in June 1998. The writedown included $27.2 million and $22.5 million related to exploration activity in Guatemala and China, respectively. The remaining writedowns related to the Company's exploration projects in certain other areas of the world.

     During 1998, the Company evaluated the recoverability of its approximate 6.6% investment in a Colombian pipeline company, Oleoducto de Colombia S.A. ("ODC"), which is accounted for under the cost method. Based on an analysis of the future cash flows expected to be received from ODC, the Company expensed the carrying value of its investment totaling $10.3 million.

4. SPECIAL CHARGES

     In September 1999, the Company recognized special charges totaling $2.4 million related to the transfer of its working interest in Ecuador to a third party.

     In July 1998, the Company commenced a plan to restructure the Company's operations, reduce overhead costs and substantially scale back exploration-related expenditures. The plan contemplated the closing of foreign offices in four countries, the elimination of approximately 105 positions, or 41% of the worldwide workforce, and the relinquishment or other disposal of several exploration licenses. As a result of the restructuring, the Company recognized special charges of $15 million during the third quarter of 1998 and $3.3 million during the fourth quarter of 1998 for a total of $18.3 million. Of the $18.3 million in special charges, $14.5 million related to the reduction in workforce, and represented the estimated costs for severance, benefit continuation and outplacement costs, which will be paid over a period of up to two years according to the severance formula. Since July 1998, the Company has paid $13.1 million in severance, benefit continuation and outplacement costs. A total of $2.1 million of special charges related to the closing of foreign offices, and represented the estimated costs of terminating office leases and the write-off of related assets. The remaining special charges of $1.7 million primarily related to the write-off of other surplus fixed assets resulting from the reduction in workforce. At December 31, 1999, all of the

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
positions had been eliminated, all designated foreign offices had closed and all licenses had been relinquished, sold or their commitments renegotiated. During the fourth quarter of 1999, the Company reversed $.7 million of the accrual associated with the completion of restructuring activities. The remaining liability related to the restructuring activities undertaken in 1998 was $1 million at December 31, 1999.

     In March 1999, the Company accrued special charges of $1.2 million related to an additional 15% reduction in the number of employees resulting from the Company's continuing efforts to reduce costs. The special charges consisted of $1 million for severance, benefit continuation and outplacement costs and $.2 million related to the write-off of surplus fixed assets. Since March 1999, the Company has paid $.9 million in severance, benefit continuation and outplacement costs. At December 31, 1999, the remaining liability related to the restructuring activities undertaken in 1999 was $.1 million.

5. OTHER RECEIVABLES

     Other receivables consisted of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Receivables from and advances to partners and others........  $10,684    $ 2,007
Receivable from financial market transactions...............    4,861        180
Receivable from insurance...................................    2,300      7,800
Receivable from the forward oil sale........................    1,081     31,932
Other.......................................................    4,888      5,837
                                                              -------    -------
                                                              $23,814    $47,756
                                                              =======    =======

6. PROPERTY AND EQUIPMENT

     Property and equipment, at cost, are summarized as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Oil and gas properties, full cost method:
  Evaluated.................................................  $560,240    $543,514
  Unevaluated...............................................    78,527      70,836
  Support equipment and facilities..........................   303,953     289,659
Other.......................................................    17,535      18,790
                                                              --------    --------
                                                               960,255     922,799
Less accumulated depreciation and depletion.................   436,103     451,892
                                                              --------    --------
                                                              $524,152    $470,907
                                                              ========    ========

     The Company capitalized general and administrative expenses related to exploration and development activities of $6.9 million, $20.6 million and $32.4 million in the years ended December 31, 1999, 1998 and 1997, respectively.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities are summarized as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Colombian income taxes......................................  $14,471    $    --
Accrued exploration and development.........................    9,762      3,774
Equity swap.................................................    8,435         --
Accrued interest payable....................................    7,864      8,160
Taxes other than income.....................................    7,713      2,970
Litigation and environmental matters........................    3,872      2,064
Accrued special charges.....................................    1,246      7,869
Accounts payable, principally trade.........................    1,242      9,136
Dividends payable...........................................       --      2,693
Other.......................................................    7,971      8,307
                                                              -------    -------
                                                              $62,576    $44,973
                                                              =======    =======

8. DEFERRED INCOME AND OTHER

     In May 1995, the Company sold 10.4 million barrels of oil from the Cusiana and Cupiagua fields in Colombia in a forward oil sale. Under the terms of the sale, the Company received approximately $87 million of the approximately $124 million net proceeds. In 1999, the Company received substantially all of the remaining proceeds totaling approximately $31.9 million. The Company has recorded the net proceeds as deferred income and recognizes such revenue when the barrels of oil are delivered during the five-year period that began in June 1995. Under the terms of the agreement, the Company must deliver to the buyer 58,425 barrels per month through March 1997 and 254,136 barrels per month from April 1997 to March 2000. At December 31, 1999 and 1998, $8.8 million and $35.3 million, respectively, were recorded as deferred income and included in current liabilities.

     During 1999, the Company acquired the Colombian entity of its former partner in the El Pinal field. In addition to the working interest in the El Pinal field, the acquired entity has tax basis and net operating loss carryforwards ("NOLs") totaling approximately $40 million, which the Company expects to utilize in 2000. At December 31, 1999, the tax affected amount of the tax basis and NOLs ($14.2 million) was included in current assets as a deferred tax asset. In addition, the Company recorded deferred income of $10.6 million, representing the difference between the value of the deferred tax asset and the purchase price. During 2000, the deferred tax asset and the deferred income will be reduced as the tax basis and NOLs are utilized.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

9. DEBT

     A summary of long-term debt follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Senior Notes due 2005.......................................  $200,000   $200,000
Senior Notes due 2002.......................................   199,947    199,924
Term credit facility maturing 2001..........................    13,540     22,568
Revolving credit facility maturing 1999.....................        --      5,000
                                                              --------   --------
                                                               413,487    427,492
Less current maturities.....................................     9,027     14,027
                                                              --------   --------
                                                              $404,460   $413,465
                                                              ========   ========

     In April 1997, the Company issued $400 million aggregate face value of senior indebtedness to refinance other indebtedness. The senior indebtedness consisted of $200 million face amount of 8 3/4% Senior Notes due April 15, 2002 (the "2002 Notes"), at 99.942% of the principal amount (resulting in $199.9 million aggregate net proceeds) and $200 million face amount of 9 1/4% Senior Notes due April 15, 2005 (the "2005 Notes" and, together with the 2002 Notes, the "Senior Notes"), at 100% of the principal amount, for total aggregate net proceeds of $399.9 million before deducting transaction costs of approximately $1 million.

     Interest on the Senior Notes is payable semi-annually on April 15 and October 15. The Senior Notes are redeemable at any time at the option of the Company, in whole or in part, and contain certain covenants limiting the incurrence of certain liens, sale/leaseback transactions, and mergers and consolidations.

     In November 1995, a subsidiary signed an unsecured term credit facility with a bank supported by a guarantee issued by the Export-Import Bank of the United States ("EXIM") for $45 million, which matures in January 2001. Principal and interest payments are due semi-annually on January 15 and July 15 and borrowings bear interest at LIBOR plus .25%, adjusted on a semi-annual basis. At December 31, 1999, the Company had outstanding borrowings of $13.5 million under the facility.

     In February 2000, the Company entered into an unsecured two-year revolving credit facility with a group of banks, which matures in February 2002. The credit facility gives the Company the right to borrow from time to time up to the amount of the borrowing base determined by the banks, not to exceed $150 million. As of February 2000, the borrowing base was $150 million. The credit facility contains various restrictive covenants, including covenants that require the Company to maintain a ratio of earnings before interest, depreciation, depletion, amortization and income taxes to net interest expense of at least 2.5 to 1, and that prohibit the Company from permitting net debt to exceed the product of 3.75 times the Company's earnings before interest, depreciation, depletion, amortization and income taxes, in each case, on a trailing four quarters basis.

     The Company capitalizes interest on qualifying assets, principally unevaluated oil and gas properties, major development projects in progress and investments accounted for by the equity method while the investee has activities in progress necessary to commence its principle operations. Capitalized interest amounted to $14.5 million, $23.2 million and $25.8 million in the years ended December 31, 1999, 1998 and 1997, respectively.

     The Company amortizes debt issue costs over the life of the borrowing using the interest method. Amortization related to the Company's debt issue costs was $.5 million, $2.9 million and $2 million in the years ended December 31, 1999, 1998 and 1997, respectively. The aggregate maturities of long-term debt

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
for the five years during the period ending December 31, 2004, are as follows:
2000 -- $9 million; 2001 -- $4.5 million; 2002 -- $199.9 million; 2003 -- nil;
and 2004 -- nil.

10. INCOME TAXES

     The components of earnings (loss) from continuing operations before income taxes and extraordinary item were as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1999       1998        1997
                                                      --------   ---------   --------
Cayman Islands......................................  $(35,907)  $  82,995   $(12,969)
United States.......................................    (7,810)    (24,003)   (31,694)
Foreign -- other....................................   119,894    (297,601)    61,559
                                                      --------   ---------   --------
                                                      $ 76,177   $(238,609)  $ 16,896
                                                      ========   =========   ========

     Pursuant to the Reorganization in March 1996, Triton, a Cayman Islands company, became the parent holding company of TEC, a Delaware corporation. As a result, the Company's corporate domicile became the Cayman Islands.

     The components of the provision for income taxes on continuing operations were as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1999       1998      1997
                                                         -------   --------   -------
Current:
  Cayman Islands.......................................  $    --   $     --   $    --
  United States........................................       --         --        (7)
  Foreign -- other.....................................   20,793      4,487     3,230
                                                         -------   --------   -------
          Total current................................   20,793      4,487     3,223
                                                         -------   --------   -------
Deferred:
  Cayman Islands.......................................       --         --        --
  United States........................................   (1,410)     1,457    (7,929)
  Foreign -- other.....................................    9,237    (57,049)   16,007
                                                         -------   --------   -------
          Total deferred...............................    7,827    (55,592)    8,078
                                                         -------   --------   -------
          Total........................................  $28,620   $(51,105)  $11,301
                                                         =======   ========   =======

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

     A reconciliation of the differences between the Company's applicable statutory tax rate and the Company's effective income tax rate follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                             1999     1998      1997
                                                             -----    -----    ------
Tax provision at statutory tax rate........................    0.0%     0.0%      0.0%
Increase (decrease) resulting from:
  Net change in valuation allowance........................  (15.7)     3.9     263.0
  Foreign items without tax benefit........................   18.9    (34.9)     77.8
  Income subject to tax in excess of statutory rate........   36.6     32.6      36.9
  Current year change in NOL/credit carryforwards..........   (7.6)    (4.8)   (356.7)
  Temporary differences:
     Oil and gas basis adjustments.........................    3.3     25.7      32.5
     Reimbursement of pre-commerciality costs..............    2.3     (1.1)     13.2
  Other....................................................   (0.2)      --       0.2
                                                             -----    -----    ------
                                                              37.6%    21.4%     66.9%
                                                             =====    =====    ======

     The components of the net deferred tax asset and liability were as follows:

                                                DECEMBER 31, 1999                DECEMBER 31, 1998
                                          ------------------------------   ------------------------------
                                                                 OTHER                            OTHER
                                            U.S.     COLOMBIA   FOREIGN      U.S.     COLOMBIA   FOREIGN
                                          --------   --------   --------   --------   --------   --------
Deferred tax asset:
  Net operating loss
    carryforwards.......................  $157,558   $20,090    $  9,832   $145,475   $  7,992   $  7,219
  Depreciable/depletable property.......     1,748     8,778          --      1,252     27,730         --
  Credit carryforwards..................     2,048        --          --      1,731      6,813         --
  Reserves..............................       819        --          --      2,502         --         --
  Other.................................       176        --          --      1,505         --         --
                                          --------   -------    --------   --------   --------   --------
Gross deferred tax asset................   162,349    28,868       9,832    152,465     42,535      7,219
Valuation allowances....................   (72,908)   (8,778)         --    (65,881)   (27,730)        --
                                          --------   -------    --------   --------   --------   --------
Net deferred tax asset..................    89,441    20,090       9,832     86,584     14,805      7,219
                                          --------   -------    --------   --------   --------   --------
Deferred tax liability:
  Depreciable/depletable property.......        --        --     (16,509)        --         --    (10,454)
  Other.................................    (1,213)       --          --       (473)        --         --
                                          --------   -------    --------   --------   --------   --------
Net deferred tax asset (liability)......    88,228    20,090      (6,677)    86,111     14,805     (3,235)
Less current deferred tax asset
  (liability)...........................        --    20,090          --         --         --         --
                                          --------   -------    --------   --------   --------   --------
Noncurrent deferred tax asset
  (liability)...........................  $ 88,228   $    --    $ (6,677)  $ 86,111   $ 14,805   $ (3,235)
                                          ========   =======    ========   ========   ========   ========

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

     At December 31, 1999, the Company had NOLs and depletion carryforwards for U.S. tax purposes of $450.2 million and $20.3 million, respectively. The U.S. NOLs expire from 2000 through 2020 as follows:

                                                              NOLS
                                                            EXPIRING
                                                            BY YEAR
                                                            --------
May 2000..................................................  $ 19,571
May 2001..................................................    30,389
May 2002..................................................    22,702
May 2003..................................................    20,566
May 2004..................................................     8,263
May 2005-May 2020.........................................   348,675
                                                            --------
                                                            $450,166
                                                            ========

     At December 31, 1999, the Company's Colombian operations and other foreign operations had NOLs and other credit carryforwards totaling $57.4 million and $40.7 million, respectively. The NOLs expire from 2001 through 2004.

     The deferred tax valuation allowance of $81.7 million at December 31, 1999, is primarily attributable to management's assessment of the utilization of NOLs in the U.S., the expectation that other tax credits will expire without being utilized, and certain temporary differences will reverse without a benefit to the Company. The minimum amount of future taxable income necessary to realize the deferred tax asset is approximately $252 million and $57 million in the U.S. and Colombia, respectively. Although there can be no assurance the Company will achieve such levels of income, management believes the deferred tax asset will be realized through income from its operations.

     If certain changes in the Company's ownership should occur, there would be an annual limitation on the amount of U.S. NOLs that can be utilized. To the extent a change in ownership does occur, the limitation is not expected to materially impact the utilization of such carryforwards.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

11. EMPLOYEE BENEFITS

  Pension Plans

     The Company has a defined benefit pension plan covering substantially all employees in the United States. The benefits are based on years of service and the employee's final average monthly compensation. Contributions are intended to provide for benefits attributed to past and future services. The Company also has a Supplemental Executive Retirement Plan ("SERP") that is unfunded and provides supplemental pension benefits to a select group of management and key employees.

     The funding status of the plans follows:

                                                              DECEMBER 31,
                                                  -------------------------------------
                                                        1999                1998
                                                  -----------------   -----------------
                                                  DEFINED             DEFINED
                                                  BENEFIT    SERP     BENEFIT    SERP
                                                   PLAN      PLAN      PLAN      PLAN
                                                  -------   -------   -------   -------
Change in benefit obligation:
  Benefit obligation at beginning of year.......  $ 6,435   $ 6,579   $6,008    $ 6,621
  Service cost..................................      392       537      560        799
  Interest cost.................................      421       435      438        607
  Amendments....................................       --        --       --        434
  Actuarial loss/(gain).........................     (750)    1,465      472        913
  Benefits paid.................................     (531)   (1,385)    (377)    (1,617)
  Curtailment gain..............................       --        --     (666)    (1,178)
                                                  -------   -------   ------    -------
  Benefit obligation at end of year.............    5,967     7,631    6,435      6,579
                                                  -------   -------   ------    -------
Change in plan assets:
  Fair value of plan assets at beginning of
     year.......................................    7,068        --    5,531         --
  Actual return on plan assets..................    1,971        --    1,446         --
  Company contribution..........................      480     1,385      468      1,617
  Benefits paid.................................     (531)   (1,385)    (377)    (1,617)
                                                  -------   -------   ------    -------
  Fair value of plan assets at end of year......    8,988        --    7,068         --
                                                  -------   -------   ------    -------
Reconciliation:
  Funded status.................................    3,021    (7,631)     633     (6,579)
  Unrecognized actuarial (gain)/loss............   (2,999)    1,945     (908)       480
  Unrecognized transition (asset)/obligation....       (6)      527       (8)       695
  Unrecognized prior service cost...............      317       226      373        253
                                                  -------   -------   ------    -------
  Prepaid/(accrued) pension cost................      333    (4,933)      90     (5,151)
                                                  -------   -------   ------    -------
  Adjustment for minimum liability..............       --    (1,255)      --         --
                                                  -------   -------   ------    -------
Adjusted prepaid/(accrued) pension cost.........  $   333   $(6,188)  $   90    $(5,151)
                                                  =======   =======   ======    =======

     The adjustment required to recognize the minimum liability for the SERP plan at December 31, 1999, resulted in the recognition of $.8 million as an intangible asset and $.5 million ($.3 million net of tax) as a charge to accumulated other non-owner changes in shareholder's equity.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

     A summary of the components of pension expense follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1999     1998     1997
                                                             ------   ------   ------
Components of net periodic pension cost:
  Service cost.............................................  $  929   $1,359   $  832
  Interest cost............................................     856    1,045      783
  Expected return on plan assets...........................    (618)    (481)    (416)
  Recognized net actuarial loss/(gain).....................     (12)      --       --
  Amortization of transition obligation....................     166      591      166
  Amortization of prior service cost.......................      83      538       67
                                                             ------   ------   ------
Net periodic pension cost..................................  $1,404   $3,052   $1,432
                                                             ======   ======   ======

     The projected benefit obligations at December 31, 1999 and 1998, assume a discount rate of 7.75% and 6.75%, respectively, and a rate of increase in compensation expense of 5%. The expected long-term rate of return on assets is 9% for the defined benefit plan. During 1998, work-force reductions resulted in the recognition of additional prior service cost of $.2 million each for the defined benefit plan and the SERP plan and additional transition obligation of $.4 million for the SERP plan.

  Employee Stock Ownership Plan

     Effective January 1, 1994, the Company amended and restated the employee stock ownership plan to form a 401(k) plan (the "Plan"). The Company recognizes expense based on actual amounts contributed to the Plan. The cost recognized for the Plan was $.2 million, $.6 million and $.6 million for the years ended December 31, 1999, 1998 and 1997, respectively.

12. SHAREHOLDERS' EQUITY

  5% Convertible Preference Shares

     In connection with the acquisition of the minority interest in Triton Europe in 1994, the Company designated a series of 550,000 preferred shares (522,460 shares issued) as 5% Preferred Stock, no par value, with a stated value of $34.41 per share. Pursuant to the Reorganization, Triton converted each share of 5% Preferred Stock into one 5% Convertible Preference Share, par value $.01. Each share of the Company's 5% Convertible Preference Shares is convertible into one Triton ordinary share and bears a cash dividend, which has priority over dividends on Triton's ordinary shares, equal to 5% per annum on the redemption price of $34.41 per share, payable semi-annually on March 30 and September 30 of each year. The 5% Convertible Preference Shares have priority over Triton ordinary shares upon liquidation, and may be redeemed at Triton's option at any time on or after March 30, 1998, for cash equal to the redemption price. Any shares that remain outstanding on March 30, 2004, must be redeemed at the redemption price, either for cash or, at the Company's option, for Triton ordinary shares. At December 31, 1999 and 1998, there were 209,639 5% Convertible Preference Shares outstanding and at December 31, 1997, there were 218,285 shares outstanding. (See note 24 -- Subsequent Events.)

  8% Convertible Preference Shares

     In August 1998, the Company and HM4 Triton, L.P., an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), entered into a stock purchase agreement (the "Stock Purchase Agreement") that provided for a $350 million equity investment in the Company. The investment was effected in two stages. At the closing of the first stage in September 1998 (the "First Closing"), the Company issued to HM4 Triton, L.P. 1,822,500 shares of 8% Convertible Preference Shares for $70 per

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
share (for proceeds of $116.8 million, net of transaction costs). Pursuant to the Stock Purchase Agreement, the second stage was effected through a rights offering for 3,177,500 shares of 8% Convertible Preference Shares at $70 per share, with HM4 Triton, L.P. being obligated to purchase any shares not subscribed. At the closing of the second stage, which occurred on January 4, 1999 (the "Second Closing"), the Company issued an additional 3,177,500 8% Convertible Preference Shares for proceeds totaling $217.8 million, net of closing costs (of which, HM4 Triton, L.P. purchased 3,114,863 shares).

     Each 8% Convertible Preference Share is convertible at any time at the option of the holder into four ordinary shares of the Company (subject to certain antidilution protections). Holders of 8% Convertible Preference Shares are entitled to receive, when and if declared by the Board of Directors, cumulative dividends at a rate per annum equal to 8% of the liquidation preference of $70 per share, payable for each semi-annual period ending June 30 and December 30 of each year. At the Company's option, dividends may be paid in cash or by the issuance of additional whole shares of 8% Convertible Preference Shares. If a dividend is to be paid in additional shares, the number of additional shares to be issued in payment of the dividend will be determined by dividing the amount of the dividend by $70, with amounts in respect of any fractional shares to be paid in cash. The first dividend period was the period from January 4, 1999, to June 30, 1999. The Company's Board of Directors elected to pay the dividend for that period in additional shares resulting in the issuance of 196,388 8% Convertible Preference Shares. The dividend for the period July 1, 1999 to December 31, 1999 was paid in cash. The declaration of a dividend in cash or additional shares for any period should not be considered an indication as to whether the Board will declare dividends in cash or additional shares in future periods. Holders of 8% Convertible Preference Shares are entitled to vote with the holders of ordinary shares on all matters submitted to the shareholders of the Company for a vote, with each 8% Convertible Preference Share entitling its holder to a number of votes equal to the number of ordinary shares into which it could be converted at that time. At December 31, 1999 and 1998, 5,193,643 and 1,822,500 8% Convertible Preference Shares were outstanding, respectively.

  Ordinary Shares

     Changes in issued ordinary shares were as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
Balance at beginning of year.....................  36,643,478   36,541,064   36,342,181
  Share repurchase...............................    (948,300)          --           --
  Issuances under stock plans....................      49,367       46,648       35,961
  Conversion of 8% preference shares.............      10,980           --           --
  Exercise of employee stock options.............       8,213       47,238       83,736
  Conversion of 5% preference shares.............          --        8,646       29,184
  Other, net.....................................         (10)        (118)      50,002
                                                   ----------   ----------   ----------
Balance at end of year...........................  35,763,728   36,643,478   36,541,064
                                                   ==========   ==========   ==========

     Changes in ordinary shares held in treasury were as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1998    1997
                                                              -----   -----
Balance at beginning of year................................    73     40
  Purchase of treasury shares...............................    64     33
  Retirement of treasury shares.............................  (137)    --
                                                              ----     --
Balance at end of year......................................    --     73
                                                              ====     ==

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

  Share Repurchase

     In April 1999, the Company's Board of Directors authorized a share repurchase program enabling the Company to repurchase up to ten percent of the Company's then outstanding 36.7 million ordinary shares. Purchases of ordinary shares by the Company began in April and may be made from time to time in the open market or through privately negotiated transactions at prevailing market prices depending on market conditions. The Company has no obligation to repurchase any of its outstanding shares and may discontinue the share repurchase program at management's discretion. As of December 31, 1999, the Company had purchased 948,300 ordinary shares for $11.3 million. The Company canceled and returned the repurchased ordinary shares to the status of authorized but unissued shares. The Company's revolving credit facility entered into in February 2000, generally does not permit the Company to repurchase its ordinary shares without the bank's consent.

  Shareholder Rights Plan

     The Company has adopted a Shareholder Rights Plan pursuant to which preference share rights attach to all ordinary shares at the rate of one right for each ordinary share. Each right entitles the registered holder to purchase from the Company one one-thousandth of a Series A Junior Participating Preference Share, par value $.01 per share ("Junior Preference Shares"), of the Company at a price of $120 per one one-thousandth of a share of such Junior Preference Shares, subject to adjustment. Generally, the rights only become distributable 10 days following public announcement that a person has acquired beneficial ownership of 15% or more of Triton's ordinary shares or 10 business days following commencement of a tender offer or exchange offer for 15% or more of the outstanding ordinary shares; provided that, pursuant to the terms of the plan, any acquisition of Triton shares by HM4 Triton, L.P. or its affiliates, including Hicks, Muse, Tate & Furst Incorporated, will not result in the distribution of rights unless and until HM4 Triton, L.P.'s ownership of Triton shares is reduced below certain levels.

     If, among other events, any person becomes the beneficial owner of 15% or more of Triton's ordinary shares (except as provided with respect to HM4 Triton, L.P.), each right not owned by such person generally becomes the right to purchase a number of ordinary shares of the Company equal to the number obtained by dividing the right's exercise price (currently $120) by 50% of the market price of the ordinary shares on the date of the first occurrence. In addition, if the Company is subsequently merged or certain other extraordinary business transactions are consummated, each right generally becomes a right to purchase a number of shares of common stock of the acquiring person equal to the number obtained by dividing the right's exercise price by 50% of the market price of the common stock on the date of the first occurrence.

     Under certain circumstances, the Company's directors may determine that a tender offer or merger is fair to all shareholders and prevent the rights from being exercised. At any time after a person or group acquires 15% or more of the ordinary shares outstanding (other than with respect to HM4 Triton, L.P.) and prior to the acquisition by such person or group of 50% or more of the outstanding ordinary shares or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the rights (other than rights owned by such person or group which will become void), in whole or in part, at an exchange ratio of one ordinary share, or one one-thousandth of a Junior Preference Share, per right (subject to adjustment). The Company has the ability to amend the rights (except the redemption price) in any manner prior to the public announcement that a 15% position has been acquired or a tender offer has been commenced. The Company will be entitled to redeem the rights at $0.01 a right at any time prior to the time that a 15% position has been acquired. The rights will expire on May 22, 2005, unless earlier redeemed by the Company.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

13. STOCK COMPENSATION PLANS

  Stock Option Plans

     Options to purchase ordinary shares of the Company may be granted to officers and employees under various stock option plans. The exercise price of each option is equal to or greater than the market price of the Company's ordinary shares on the date of grant. Grants generally become exercisable in 25% or 33% cumulative annual increments beginning one year from the date of issuance and generally expire during a period from 5 to 10 years after the date of grant, depending on terms of the grant. In addition, each non-employee director receives an option to purchase 15,000 shares each year. These grants become exercisable at the date of the grant and expire at the end of 10 years. At December 31, 1999 and 1998, shares available for grant were 1,019,021 and 2,521,133, respectively.

     A summary of the status of the Company's stock option plans is presented below:

                                              DECEMBER 31, 1999       DECEMBER 31, 1998      DECEMBER 31, 1997
                                             --------------------   ---------------------   --------------------
                                                         WEIGHTED                WEIGHTED               WEIGHTED
                                                         AVERAGE                 AVERAGE                AVERAGE
                                                         EXERCISE                EXERCISE               EXERCISE
                                              SHARES      PRICE       SHARES      PRICE      SHARES      PRICE
                                             ---------   --------   ----------   --------   ---------   --------
Outstanding at beginning of year...........  4,057,207    $26.51     4,449,435    $39.05    3,854,046    $38.81
Granted....................................  2,150,000     14.03     2,894,603     20.56      744,250     39.99
Exercised..................................     (8,213)    10.57       (47,238)    29.30      (83,736)    30.76
Canceled...................................   (351,138)    29.24    (3,239,593)    38.39      (65,125)    46.09
                                             ---------              ----------              ---------
Outstanding at end of year.................  5,847,856     21.78     4,057,207     26.51    4,449,435     39.05
                                             =========              ==========              =========
Options exercisable at year-end............  3,121,601               2,804,584              2,728,254
Weighted average fair value of options:
  Granted at market prices.................  $    2.71              $     6.12              $   16.37
  Granted at greater than market prices....       4.93                    2.84                     --

     On December 2, 1998, the Compensation Committee approved the grant of new stock options totaling 440,103 shares with an exercise price of $14.50 to substantially all of its employees. Each participating employee was granted options in an amount equal to one-half of any options then held by the employees with an exercise price greater than $30.00 per share and the options with an exercise price greater than $30.00 per share expired.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
              ---------------------------------------   -------------------------
                                WEIGHTED
   RANGE                         AVERAGE     WEIGHTED                    WEIGHTED
     OF           NUMBER        REMAINING    AVERAGE        NUMBER       AVERAGE
  EXERCISE    OUTSTANDING AT   CONTRACTUAL   EXERCISE   EXERCISABLE AT   EXERCISE
   PRICES     DEC. 31, 1999       LIFE        PRICE     DEC. 31, 1999     PRICE
------------  --------------   -----------   --------   --------------   --------
$ 6.94-14.50    2,904,852       4.9 years     $14.10        657,773       $12.75
 16.81-29.50    1,607,932       3.9 years      20.52      1,150,006        21.64
 31.75-39.63      667,072       2.4 years      34.10        667,072        34.10
 40.25-52.25      668,000       3.6 years      45.86        646,750        46.04
                ---------                                 ---------
                5,847,856                                 3,121,601
                =========                                 =========

  Employee Stock Purchase Plan

     The Company has an employee stock purchase plan that provides for the award of ordinary shares to officers and employees. Under the terms of the plan, employees can choose each semi-annual period to

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
have up to 15% of their annual gross or base compensation withheld to purchase the Company's ordinary shares. The purchase price of the stock is 85% of the lower of its beginning of period or end of period market price. Under the plan, the Company sold 49,367 shares and 46,648 shares to employees for the years ended December 31, 1999 and 1998, respectively.

  Fair Value of Stock Compensation

     The Company applies Opinion 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and stock purchase plan. Had the Company elected to recognize compensation expense consistent with the fair value-based methodology in SFAS 123, the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1999       1998        1997
                                                       -------   ---------   --------
Net earnings (loss) applicable to ordinary shares:
  As reported........................................  $18,886   $(190,565)  $ (9,296)
  Pro forma..........................................   12,579    (200,147)   (16,802)
Basic earnings (loss) per ordinary share:
  As reported........................................  $  0.52   $   (5.21)  $  (0.26)
  Pro forma..........................................     0.35       (5.47)     (0.46)
Diluted earnings (loss) per ordinary share:
  As reported........................................  $  0.52   $   (5.21)  $  (0.25)
  Pro forma..........................................     0.35       (5.47)     (0.46)

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997: dividend yield of 0%; expected volatility of approximately 54%, 40% and 26%, respectively; risk-free interest rates of approximately 6%, 5% and 6%, respectively; and an expected life of approximately three to seven years.

  Stock Appreciation Rights Plan

     The Company had a stock appreciation rights ("SARs") plan which granted SARs to non-employee directors of the Company. Upon exercise, SARs allow the holder to receive the difference between the SARs' exercise price and the fair market value of the ordinary shares covered by SARs on the exercise date and expire at the earlier of 10 years or a date based on the termination of the holder's membership on the board of directors. At December 31, 1999, SARs covering 20,000 ordinary shares, with an exercise price of $8.00 per share, were outstanding.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS, RISK MANAGEMENT AND CREDIT RISK CONCENTRATIONS

  Fair Value of Financial Instruments

     At December 31, 1999 and 1998, the Company's financial instruments included cash and equivalents, short-term receivables, long-term receivables, short-term and long-term debt, and financial market transactions. The fair value of cash, cash equivalents, short-term receivables and short-term debt approximated carrying values because of the short maturities of these instruments. The fair values of the Company's long-term receivables and financial market transactions, based on broker quotes and discounted cash flows, approximated the carrying values. The estimated fair value of long-term debt, based on quoted market prices and market data for similar instruments, was $416 million (carrying value -- $413 million) and $397 million (carrying value -- $428 million) at December 31, 1999 and 1998, respectively.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

  Risk Management

     Oil and natural gas sold by the Company are normally priced with reference to a defined benchmark, such as light, sweet crude oil traded on the New York Mercantile Exchange (WTI). Actual prices received vary from the benchmark depending on quality and location differentials. From time to time, it is the Company's policy to use financial market transactions, including swaps, collars and options, with creditworthy counterparties primarily to reduce risk associated with the pricing of a portion of the oil and natural gas that it sells. The policy is structured to underpin the Company's planned revenues and results of operations. The Company does not enter into financial market transactions for trading purposes. There can be no assurance that the use of financial market transactions will not result in losses.

     During the years ended December 31, 1999 and 1997, markets provided the Company the opportunity to realize WTI benchmark oil prices on average $6.37 per barrel and $2.35 per barrel, respectively, above the WTI benchmark oil price the Company set as part of its annual plan for the period. During the year ended December 31, 1998, the Company did not have any outstanding financial market transactions to hedge against oil price fluctuations. As a result of financial and commodity market transactions settled during the years ended December 31, 1999 and 1997, the Company's risk management program resulted in an average net realization of approximately $1.65 per barrel and $.11 per barrel, respectively, lower than if the Company had not entered into such transactions.

     In anticipation of entering into the forward oil sale, in 1995 the Company purchased WTI benchmark call options to retain the ability to benefit from WTI price increases above a weighted average price of $20.42 per barrel. The volumes and expiration dates on the call options coincide with the volumes and delivery dates of the forward oil sale which will be completed in March 2000. During the years ended December 31, 1999, 1998 and 1997, the Company recorded a gain (loss) of $6.1 million, $.4 million, and ($9.7 million), respectively, in other income (expense), net, related to the change in the fair market value of the call options. In November 1999, the Company sold WTI benchmark call options with the same notional quantities, strike price and contract period as the remaining call option contracts outstanding for a premium of $4.4 million for the purpose of realizing the fair value of the purchased call options. As a result, the Company has eliminated its exposure to future changes in value of the call options caused by fluctuations in oil prices.

  Concentration of Credit Risk

     Financial instruments that are potentially subject to concentrations of credit risk consist of cash equivalents, receivables and financial market transactions. The Company places its cash equivalents and financial market transactions with high credit-quality financial institutions. The Company believes the risk of incurring losses related to credit risk is remote.

     The Company sells its crude oil production from the Cusiana and Cupiagua fields through an agreement with a third party to approximately 10 to 15 buyers located primarily in the United States. The Company does not believe that the loss of any single customer or a termination of the agreement with the third party would have a long-term material, adverse effect on its operations.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

15. OTHER INCOME (EXPENSE), NET

     Other income (expense), net is summarized as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
Equity swap.............................................  $(6,858)  $(3,283)  $    --
Change in fair market value of WTI benchmark call
  options...............................................    6,150       366    (9,689)
Foreign exchange gain (loss)............................   (2,674)    2,113     9,549
Loss provisions.........................................   (2,250)     (750)       --
Gain on sale of corporate assets........................      443     7,593     1,414
Other...................................................    1,575     2,441     1,598
                                                          -------   -------   -------
                                                          $(3,614)  $ 8,480   $ 2,872
                                                          =======   =======   =======

     In 1999, 1998 and 1997, the Company recognized a net foreign exchange gain
(loss) of ($2.7 million), $2.1 million and $9.5 million, respectively, consisting primarily of noncash adjustments related to deferred taxes in Colombia associated with devaluation of the Colombian peso versus the U.S. dollar.

16. EARNINGS PER ORDINARY SHARE

     The following table reconciles the numerators and denominators of the basic and diluted six months ended June 30, 2000 (unaudited) and for the years ended December 31, 1999 and 1997.

                                                             INCOME         SHARES       PER-SHARE
                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                           -----------   -------------   ---------
SIX MONTHS ENDED JUNE 30, 2000:
  Net earnings...........................................   $ 55,317
  Less: Accumulated dividends on preference shares.......    (14,680)
                                                            --------
  Earnings available to ordinary shareholders............     40,637
     Basic earnings per ordinary share...................                   36,060         $1.13
                                                                                           =====
  Effect of dilutive securities:
     Stock options.......................................         --         2,075
     8% preference shares................................     14,519        20,753
     5% preference shares................................        161           196
                                                            --------        ------
  Earnings available to ordinary shareholders and assumed
     conversions.........................................   $ 55,317
                                                            ========
     Diluted earnings per ordinary share.................                   59,084         $0.94
                                                                            ======         =====

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                                                             INCOME         SHARES       PER-SHARE
                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                           -----------   -------------   ---------
YEAR ENDED DECEMBER 31, 1999:
  Net earnings...........................................   $ 47,557
  Less: Preference share dividends.......................    (28,671)
                                                            --------
  Earnings available to ordinary shareholders............     18,886
     Basic earnings per ordinary share...................                   36,135         $0.52
                                                                                           =====
  Effect of dilutive securities
     Stock options.......................................         --            62
                                                            --------        ------
  Earnings available to ordinary shareholders and assumed
     conversions.........................................   $ 18,886
                                                            ========
     Diluted earnings per ordinary share.................                   36,197         $0.52
                                                                            ======         =====
YEAR ENDED DECEMBER 31, 1997:
  Earnings before extraordinary item.....................   $  5,595
  Less: Preference share dividends.......................       (400)
                                                            --------
  Earnings available to ordinary shareholders............      5,195
     Basic earnings per ordinary share...................                   36,471         $0.14
                                                                                           =====
  Effect of dilutive securities
     Stock options.......................................         --           457
     Convertible debentures..............................         --            80
                                                            --------        ------
  Earnings available to ordinary shareholders and assumed
     conversions.........................................   $  5,195
                                                            ========
     Diluted earnings per ordinary share.................                   37,008         $0.14
                                                                            ======         =====

     For the six months ended June 30, 1999 (unaudited) and for the year ended December 31, 1998, the computation of diluted net loss per ordinary share was antidilutive, and therefore, the amounts reported for basic and diluted net loss per ordinary share were the same.

     At December 31, 1999, 5,193,643 shares of 8% Convertible Preference Shares and 209,639 shares of 5% Convertible Preference Shares were outstanding. Each 8% Convertible Preference Share is convertible any time into four ordinary shares, subject to adjustment in certain events. Each 5% Convertible Preference Share is convertible any time into one ordinary share, subject to adjustment in certain events. The 8% Convertible Preference Shares and 5% Convertible Preference Shares were not included in the computation of diluted earnings per ordinary share because the effect of assuming conversion was antidilutive.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

17. STATEMENTS OF CASH FLOWS

     Supplemental disclosures of cash payments and noncash investing and financing activities follow:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1999      1998       1997
                                                         -------   -------   --------
Cash paid during the year for:
  Interest (net of amount capitalized).................  $22,810   $24,517   $133,265
  Income taxes.........................................    5,564     4,339      4,666
Noncash financing activities:
  8% Convertible preference shares issued in lieu of
     cash dividend.....................................  $13,747   $    --   $     --
  Conversion of preference shares into ordinary
     shares............................................      192       297      1,004

     Cash paid for interest in 1997 included $124.8 million of interest accreted with respect to the Senior Subordinated Discount Notes due November 1, 1997 and the 9 3/4% Senior Subordinated Discount Notes due September 15, 2000 through the dates of retirement.

18. RELATED PARTY TRANSACTIONS

     Pursuant to a financial advisory agreement (the "Financial Advisory Agreement") between Triton and Hicks, Muse & Co. Partners L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse, the Company paid Hicks Muse Partners transaction fees aggregating approximately $9.6 million and $4.4 million for services as financial advisor to the Company in connection with the First Closing and Second Closing, respectively, contemplated by the Stock Purchase Agreement. In accordance with the terms of the Financial Advisory Agreement, the Company has retained Hicks Muse Partners as its exclusive financial advisor in connection with any Sale Transaction (defined below) unless Hicks Muse Partners and the Company agree to retain an additional financial advisor in connection with any particular Sale Transaction. The Financial Advisory Agreement requires the Company to pay a fee to Hicks Muse Partners in connection with any Sale Transaction (unless the Chief Executive Officer of the Company elects not to retain a financial advisor) in an amount equal to the lesser of (i) the amount of fees then charged by first-tier investment banking firms for similar advisory services rendered in similar transactions or (ii) 1.5% of the Transaction Value (as defined in the Financial Advisory Agreement); provided that such fee will be divided equally between Hicks Muse Partners and any additional financial advisor which the Company and Hicks Muse Partners agree will be retained by the Company with respect to any such transaction. A "Sale Transaction" is defined as any merger, sale of securities representing a majority of the combined voting power of the Company, sale of assets of the Company representing more than 50% of the total market value of the assets of the Company and its subsidiaries or other similar transaction. The Company is also required to reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses of Hicks Muse Partners incurred in connection with its advisory services.

     Pursuant to a monitoring agreement (the "Monitoring Agreement") between Triton and Hicks Muse Partners, Hicks Muse Partners will provide financial oversight and monitoring services as requested by the Company and the Company will pay to Hicks Muse Partners an annual fee of $.5 million. In addition, the Company will reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses incurred by Hicks Muse Partners or its affiliates for the account of the Company or in connection with the performance of its services. During the years ended December 31, 1999 and 1998, the Company paid Hicks Muse Partners $.6 million and $.1 million, respectively, under the terms of the Monitoring Agreement.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

     The Financial Advisory Agreement and the Monitoring Agreement will remain in effect until the earlier of (i) September 30, 2008, or (ii) the date on which HM4 Triton, L.P. and its affiliates cease to own beneficially, directly or indirectly, at least 5% of the Company's outstanding Ordinary Shares (determined after giving effect to the conversion of all 8% Convertible Preference Shares held by HM4 Triton, L.P. and its affiliates). The Company has agreed to indemnify Hicks Muse Partners with respect to liabilities incurred as a result of Hicks Muse Partners' performance of services for the Company pursuant to the Financial Advisory Agreement and the Monitoring Agreement.

     In 1999, the Company sold its hunting lease and related facilities to HMTF Operating, L.P., an affiliate of Hicks Muse, for proceeds of $.9 million and recognized a gain of $.4 million in other income (expense), net.

19. CERTAIN FACTORS THAT COULD AFFECT FUTURE OPERATIONS

     Certain information contained in this report, as well as written and oral statements made or incorporated by reference from time to time by the Company and its representatives in other reports, filings with the Securities and Exchange Commission, press releases, conferences, teleconferences, or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and are subject to the "Safe Harbor" provisions of that section. Forward-looking statements include statements concerning the Company's and management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying such forward-looking statements. When used in this document, the words "anticipates," "estimates," "expects," "believes," "intends," "plans," and similar expressions are intended to identify such forward-looking statements. These statements include information regarding:

     - drilling schedules;

     - expected or planned production capacity;

     - future production from the Cusiana and Cupiagua fields in Colombia, including from the Recetor license;

     - the completion of development and commencement of production in Malaysia-Thailand;

     - future production of the Ceiba field in Equatorial Guinea, including volumes and timing of first production;

     - the acceleration of the Company's exploration, appraisal and development activities in Equatorial Guinea;

     - the Company's capital budget and future capital requirements;

     - the Company's meeting its future capital needs;

     - the Company's utilization of net operating loss carryforwards and realization of its deferred tax asset;

     - the level of future expenditures for environmental costs;

     - the outcome of regulatory and litigation matters;

     - the estimated fair value of derivative instruments, including the equity swap; and

     - proven oil and gas reserves and discounted future net cash flows therefrom.

     These statements are based on current expectations and involve a number of risks and uncertainties, including those described in the context of such forward-looking statements, as well as those presented

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
below. Actual results and developments could differ materially from those expressed in or implied by such statements due to these and other factors.

  Certain Factors Relating to the Oil and Gas Industry

     The markets for oil and natural gas historically have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices have been subject to significant fluctuations during the past several decades in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in the Middle East and other production areas, the foreign supply of oil and natural gas, the price and availability of alternative fuels, and overall economic conditions. It is impossible to predict future oil and gas price movements with any certainty.

     The Company follows the full cost method of accounting for exploration and development of oil and gas reserves, whereby all acquisition, exploration and development costs are capitalized. Costs related to acquisition, holding and initial exploration of licenses in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. The Company's exploration licenses are periodically assessed for impairment on a country-by-country basis. If the Company's investment in exploration licenses within a country where no proved reserves are assigned is deemed to be impaired, the licenses are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. The Company's assessments of whether its investment within a country is impaired and whether exploration activities within a country will be abandoned are made from time to time based on its review and assessment of drilling results, seismic data and other information it deems relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty. Financial information concerning the Company's assets at December 31, 1999, including capitalized costs by geographic area, is set forth in note 21.

     The Company's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including, without limitation, blowouts, explosion, uncontrollable flows of oil, gas or well fluids, pollution, earthquakes, formations with abnormal pressures, labor disruptions and fires, each of which could result in substantial losses to the Company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, the Company maintains insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events would reduce revenues and increase costs to the Company. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

     The Company's oil and gas business is also subject to laws, rules and regulations in the countries where it operates, which generally pertain to production control, taxation, environmental and pricing concerns, and other matters relating to the petroleum industry. Many jurisdictions have at various times imposed limitations on the production of natural gas and oil by restricting the rate of flow for oil and natural gas wells below their actual capacity. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

     The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. In addition, the Company could be held liable for environmental damages caused by previous owners of its properties

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
or its predecessors. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws and regulations will not, in the future, adversely affect the Company's consolidated results of operations, cash flows or financial position. Pollution and similar environmental risks generally are not fully insurable.

  Certain Factors Relating to International Operations

     The Company derives substantially all of its consolidated revenues from international operations. Risks inherent in international operations include risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs; taxation policies, including royalty and tax increases and retroactive tax claims; exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over the Company's international operations; laws and policies of the United States affecting foreign trade, taxation and investment; and the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States. To date, the Company's international operations have not been materially affected by these risks.

  Certain Factors Relating to Colombia

     The Company is a participant in significant oil and gas discoveries in the Cusiana and Cupiagua fields, located approximately 160 kilometers (100 miles) northeast of Bogota, Colombia. Development of reserves in the Cusiana and Cupiagua fields is ongoing and will require additional drilling. Pipelines connect the major producing fields in Colombia to export facilities and to refineries.

     From time to time, guerrilla activity in Colombia has disrupted the operation of oil and gas projects. Such activity increased over the last year and appears to be increasing as political negotiations among government and various rebel groups proceed. In one recent case, a bomb planted near the pipeline caused OCENSA to halt shipments, which in turn caused the operator of the fields to curtail production for approximately two days. Although the Colombian government, the Company and its partners have taken steps to maintain security and favorable relations with the local population, there can be no assurance that attempts to reduce or prevent guerrilla activity will be successful or that guerrilla activity will not disrupt operations in the future.

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although the President granted Colombia certification in 1999, Colombia was denied certification the last two years and only received a national interest waiver for one of those years. There can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The consequences of the failure to receive certification or a national interest waiver generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia; U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes; and the President of the United States and Congress would retain the right to apply future trade sanctions. Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia. Any changes in the holders of significant government offices could have adverse consequences on the Company's relationship with the Colombian national oil company and the Colombian government's ability to control guerrilla activities and could exacerbate the factors relating to foreign operations discussed above.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

  Certain Factors Relating to Malaysia-Thailand

     The Company is a partner in a significant gas exploration project located in the Gulf of Thailand approximately 450 kilometers (280 miles) northeast of Kuala Lumpur and 750 kilometers (470 miles) south of Bangkok as a contractor under a production-sharing contract covering Block A-18 of the Malaysia-Thailand Joint Development Area. On October 30, 1999, the Company and the other parties to the production-sharing contract for Block A-18 executed a gas sales agreement providing for the sale of the first phase of gas. Under terms of the gas sales agreement, delivery of gas is scheduled to begin by the end of the second quarter of 2002, following timely completion and approval of an environmental impact assessment associated with the buyers' pipeline and processing facilities. No assurance can be given as to when such approval will be obtained. A lengthy approval process, or significant opposition to the project, could delay construction and the commencement of gas sales.

     In connection with the sale to ARCO of one-half of the shares through which the Company owned its interest in Block A-18, ARCO agreed to pay the future exploration and development costs attributable to the Company's and ARCO's collective interest in Block A-18, up to $377 million or until first production from a gas field, after which the Company and ARCO would each pay 50% of such costs. There can be no assurance that the Company's and ARCO's collective share of the cost of developing the project will not exceed $377 million. ARCO also agreed to pay the Company certain incentive payments if certain criteria were met. The first $65 million in incentive payments is conditioned upon having the production facilities for the sale of gas from Block A-18 completed by June 30, 2002. If the facilities are completed after June 30, 2002 but before June 30, 2003, the incentive payment would be reduced to $40 million. A lengthy environmental approval process, or unanticipated delays in construction of the facilities, could result in the Company's receiving a reduced incentive payment or possibly the complete loss of the first incentive payment. In addition, the Company has agreed to share with ARCO some of the risk that the environmental approval might be delayed by agreeing to pay to ARCO $1.25 million per month for each month, if applicable, that first gas sales are delayed beyond 30 months following the commitment to an engineering, procurement and construction contract for the project. The Company's obligation is capped at 24 months of these payments.

  Influence of Hicks Muse

     In connection with the issuance of 8% Convertible Preference Shares to HM4 Triton, L.P., the Company and HM4 Triton, L.P. entered into a shareholders agreement (the "Shareholders Agreement") pursuant to which, among other things, the size of the Company's Board of Directors was set at ten, and HM4 Triton, L.P. exercised its right to designate four out of such ten directors. The Shareholders Agreement provides that, in general, for so long as the entire Board of Directors consists of ten members, HM4 Triton, L.P. (and its designated transferees, collectively) may designate four nominees for election to the Board of Directors.

     The right of HM4 Triton, L.P. (and its designated transferees) to designate nominees for election to the Board will be reduced if the number of ordinary shares held by HM4 Triton, L.P. and its affiliates (assuming conversion of 8% Convertible Preference Shares into ordinary shares) represents less than certain specified percentages of the number of ordinary shares (assuming conversion of 8% Convertible Preference Shares into ordinary shares) purchased by HM4 Triton, L.P. pursuant to the Stock Purchase Agreement.

     The Shareholders Agreement provides that, for so long as HM4 Triton, L.P. and its affiliates continue to hold a certain minimum number of ordinary shares (assuming conversion of 8% Convertible Preference Shares into ordinary shares), the Company may not take certain actions without the consent of HM4 Triton, L.P., including (i) amending its Articles of Association or the terms of the 8% Convertible Preference Shares with respect to the voting powers, rights or preferences of the holders of 8% Convertible

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

Preference Shares, (ii) entering into a merger or similar business combination transaction, or effecting a reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding ordinary shares or any 8% Convertible Preference Shares are exchanged for securities, cash or other property, (iii) authorizing, creating or modifying the terms of any series of securities that would rank equal to or senior to the 8% Convertible Preference Shares, (iv) selling or otherwise disposing of assets comprising in excess of 50% of the market value of the Company, (v) paying dividends on ordinary shares or other shares ranking junior to the 8% Convertible Preference Shares, other than regular dividends on the Company's 5% Convertible Preference Shares, (vi) incurring or guaranteeing indebtedness (other than certain permitted indebtedness), or issuing preference shares, unless the Company's leverage ratio at the time, after giving pro forma effect to such incurrence or issuance and to the use of the proceeds, is less than 2.5 to 1, (vii) issuing additional shares of 8% Convertible Preference Shares, other than in payment of accumulated dividends on the outstanding 8% Convertible Preference Shares, (viii) issuing any shares of a class ranking equal or senior to the 8% Convertible Preference Shares, (ix) commencing a tender offer or exchange offer for all or any portion of the ordinary shares or (x) decreasing the number of shares designated as 8% Convertible Preference Shares.

     As a result of HM4 Triton, L.P.'s ownership of 8% Convertible Preference Shares and ordinary shares and the rights conferred upon HM4 Triton, L.P. and its designees pursuant to the Shareholder Agreement, HM4 Triton, L.P. has significant influence over the actions of the Company and will be able to influence, and in some cases determine, the outcome of matters submitted for approval of the shareholders. The existence of HM4 Triton, L.P. as a shareholder of the Company may make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, a majority of the outstanding ordinary shares. A third party would be required to negotiate any such transaction with HM4 Triton, L.P. and the interests of HM4 Triton, L.P. as a shareholder may be different from the interests of the other shareholders of the Company.

  Possible Future Acquisitions

     The Company's strategy includes the possible acquisition of additional reserves, including through possible future business combination transactions. There can be no assurance as to the terms upon which any such acquisitions would be consummated or as to the affect any such transactions would have on the Company's financial condition or results of operations. Such acquisitions, if any, could involve the use of the Company's cash, or the issuance of the Company's debt or equity securities, which could have a dilutive effect on the current shareholders.

  Competition

     The Company encounters strong competition from major oil companies (including government-owned companies), independent operators and other companies for favorable oil and gas concessions, licenses, production-sharing contracts and leases, drilling rights and markets. Additionally, the governments of certain countries in which the Company operates may, from time to time, give preferential treatment to their nationals. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers. The Company believes that the principal means of competition in the sale of oil and gas are product availability, price and quality.

  Markets

     Crude oil, natural gas, condensate, and other oil and gas products generally are sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that might be discovered by the Company and the prices obtained for such oil and gas depend on many factors beyond the Company's control, including the extent of local production and imports of oil and gas,

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
the proximity and capacity of pipelines and other transportation facilities, fluctuating demands for oil and gas, the marketing of competitive fuels, and the effects of governmental regulation of oil and gas production and sales. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil or gas might be delayed for extended periods until such facilities are constructed.

  Litigation

     The outcome of litigation and its impact on the Company are difficult to predict due to many uncertainties, such as jury verdicts, the application of laws to various factual situations, the actions that may or may not be taken by other parties and the availability of insurance. In addition, in certain situations, such as environmental claims, one defendant may be responsible for the liabilities of other parties. Moreover, circumstances could arise under which the Company may elect to settle claims at amounts that exceed the Company's expected liability for such claims in an attempt to avoid costly litigation. Judgments or settlements could, therefore, exceed any reserves.

20. COMMITMENTS AND CONTINGENCIES

     For internal planning purposes, the Company's capital spending program for the year ending December 31, 2000, is approximately $191 million, excluding capitalized interest and acquisitions, of which approximately $122 million relates to exploration and development activities in Equatorial Guinea, $58 million relates to the Cusiana and Cupiagua fields in Colombia and $11 million relates to the Company's exploration activities in other parts of the world. (See note 24 -- Subsequent Events.)

     During the normal course of business, the Company is subject to the terms of various operating agreements and capital commitments associated with the exploration and development of its oil and gas properties. It is management's belief that such commitments, including the capital requirements in Colombia, Equatorial Guinea and other parts of the world discussed above, will be met without any material adverse effect on the Company's operations or consolidated financial condition.

     The Company leases office space, other facilities and equipment under various operating leases expiring through 2005. Total rental expense was $1.3 million, $2.1 million and $2 million for the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, the minimum payments required under terms of the leases are as follows 2000 -- $1.5 million; 2001 -- $1.6 million; 2002 -- $1.6 million; 2003 -- $1.6 million; 2004 -- $1.6 million; and
thereafter $1 million.

  Guarantees

     At June 30, 2000 and December 31, 1999, the Company had guaranteed the performance of a total of $11.4 million (unaudited) and $16.4 million in future exploration expenditures to be incurred through September 2001 in various countries. A total of approximately $6 million of the exploration expenditures are included in the 2000 capital spending program related to a commitment for two onshore exploratory wells in Greece. These commitments are backed primarily by unsecured letters of credit. The Company also had guaranteed loans of approximately $1.4 million, which expire September 2000, for a Colombian pipeline company, ODC, in which the Company has an ownership interest.

  Environmental Matters

     The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. The Company believes that the level of future expenditures for environmental matters, including clean-up

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
obligations, is impracticable to determine with a precise and reliable degree of accuracy. Management believes that such costs, when finally determined, will not have a material adverse effect on the Company's operations or consolidated financial condition.

  Litigation

     In July through October 1998, eight lawsuits were filed against the Company and Thomas G. Finck and Peter Rugg, in their capacities as Chairman and Chief Executive Officer and Chief Financial Officer, respectively. The lawsuits were filed in the United States District Court for the Eastern District of Texas, Texarkana Division, and have been consolidated and are styled In re: Triton Energy Limited Securities Litigation. In November 1999, the plaintiffs filed a consolidated complaint. It alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, in connection with disclosures concerning the Company's properties, operations, and value relating to a prospective sale of the Company or of all or a part of its assets. The lawsuits seek recovery of an unspecified amount of compensatory damages, fees and costs. In the consolidated complaint, the plaintiffs abandoned a claim for negligent misrepresentation and punitive damages that had previously been asserted in one of the eight individual suits.

     In September 1999, the court granted the plaintiffs' motion for appointment as lead plaintiffs and for approval of selection of lead counsel. In October 1999, the defendants filed a motion to dismiss the claims alleged in the eight individual suits, and in December 1999, the defendants filed a supplement to their motion to dismiss to address the plaintiffs' consolidated complaint. The Company's motion, as supplemented, is currently pending.

     The Company believes its disclosures have been accurate and intends to vigorously defend these actions. There can be no assurance that the litigation will be resolved in the Company's favor. An adverse result could have a material adverse effect on the Company's financial position or results of operations.

     In November 1999, a lawsuit was filed against the Company, and one of its subsidiaries and Thomas G. Finck, Peter Rugg and Robert B. Holland, III, in their capacities as officers of the Company, in the District Court of the State of Texas for Dallas County. The lawsuit is styled Aaron Sherman, et al. vs. Triton Energy Corporation et al. and seeks an unspecified amount of compensatory and punitive damages and interest. The lawsuit alleges as causes of action fraud and negligent misrepresentation in connection with disclosures concerning the prospective sale by the Company of all or a substantial part of its assets announced in March 1998. The Company's date to answer has not yet run. Its subsidiary has filed various motions to dispose of the lawsuit on the grounds that the plaintiffs do not have standing. The Court has ordered the plaintiffs to replead and has stayed discovery pending its further orders. In August 1997, the Company was sued in the Superior Court of the State of California for the County of Los Angeles, by David A. Hite, Nordell International Resources Ltd., and International Veronex Resources, Ltd. The action has since been removed to the United States District Court for the Central District of California. The Company and the plaintiffs were adversaries in a 1990 arbitration proceeding in which the interest of Nordell International Resources Ltd. in the Enim oil field in Indonesia was awarded to the Company (subject to a 5% net profits interest for Nordell) and Nordell was ordered to pay the Company nearly $1 million. The arbitration award was followed by a series of legal actions by the parties in which the validity of the award and its enforcement were at issue. As a result of these proceedings, the award was ultimately upheld and enforced. The current suit alleges that the plaintiffs were damaged in amounts aggregating $13 million primarily because of the Company's prosecution of various claims against the plaintiffs as well as its alleged misrepresentations, infliction of emotional distress, and improper accounting practices. The suit seeks specific performance of the arbitration award, damages for alleged fraud and misrepresentation in accounting for Enim field operating results, an accounting for Nordell's 5% net profit interest, and damages for emotional distress and various other alleged torts. The suit seeks

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
interest, punitive damages and attorneys fees in addition to the alleged actual damages. In August 1998, the district court dismissed all claims asserted by the plaintiffs other than claims for malicious prosecution and abuse of the legal process, which the court held could not be subject to a motion to dismiss. The abuse of process claim was later withdrawn, and the damages sought were reduced to approximately $700,000 (not including punitive damages). The lawsuit was tried and the jury found in favor of the plaintiffs and assessed compensatory damages against the Company in the amount of approximately $700,000 and punitive damages in the amount of approximately $11 million. The Company believes it has acted appropriately and intends to appeal the verdict.

     The Company is subject to certain other litigation matters, none of which is expected to have a material, adverse effect on the Company's operations or consolidated financial condition.

21. GEOGRAPHIC INFORMATION

     Triton's operations are primarily related to crude oil and natural gas exploration and production. The Company's principal properties, operations and oil and gas reserves are located in Colombia, Malaysia-Thailand and Equatorial Guinea. The Company is exploring for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East. All sales are currently derived from oil and gas production in Colombia. Financial information about the Company's operations by geographic area is presented below:

                                                                                              CORPORATE
                                                       MALAYSIA-   EQUATORIAL                    AND
                                           COLOMBIA    THAILAND      GUINEA     EXPLORATION     OTHER       TOTAL
                                           ---------   ---------   ----------   -----------   ---------   ----------
YEAR ENDED DECEMBER 31, 1999:
  Sales and other operating revenues.....  $ 247,878   $     --     $    --      $     --     $     --    $  247,878
  Operating income (loss)................    115,877         --        (469)       (7,214)     (16,334)       91,860
  Depreciation, depletion and
    amortization.........................     59,728         --          16           144        1,455        61,343
  Capital expenditures and investments...     79,889      8,453      19,968        12,419          754       121,483
  Assets.................................    476,543     93,188      37,229        85,250      282,265       974,475
YEAR ENDED DECEMBER 31, 1998:
  Sales and other operating revenues.....  $ 160,881   $ 63,237     $    --      $  4,500     $     --    $  228,618
  Operating income (loss)................   (220,697)    62,538        (124)      (79,703)     (39,360)     (277,346)
  Depreciation, depletion and
    amortization.........................     53,641         49           1           175        4,945        58,811
  Writedown of assets....................    251,312         --          --        76,664          654       328,630
  Capital expenditures and investments...    106,624     25,319       5,913        41,603          756       180,215
  Assets.................................    468,533     84,735      10,766        78,086      112,160       754,280
YEAR ENDED DECEMBER 31, 1997:
  Sales and other operating revenues.....  $ 145,419   $     --     $    --      $  4,077     $     --    $  149,496
  Operating income (loss)................     59,719       (536)        (42)       (6,270)     (20,167)       32,704
  Depreciation, depletion and
    amortization.........................     31,186         60          --           505        5,077        36,828
  Capital expenditures and investments...    129,589     37,328       4,471        43,371        4,457       219,216
  Assets.................................    712,512    148,780       4,841       105,720      126,186     1,098,039

     During 1998, the Company sold one-half of the shares of the subsidiary through which the Company owned its 50% share of Block A-18 resulting in a gain of $63.2 million which is included in Malaysia-Thailand sales and other operating revenues and operating income (loss). See note 2 -- Asset Dispositions. After the sale, which resulted in a 50% ownership in the previously wholly owned subsidiary, the Company's remaining ownership is accounted for using the equity method. This investment in Block A-18 is presented in Malaysia-Thailand assets at December 31, 1999 and 1998.

     Colombia operating income (loss) for the year ended December 31, 1998, included a SEC full cost ceiling limitation writedown of $241 million. Additionally, Exploration operating income (loss) included

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
writedowns of oil and gas properties and other assets totaling $76.7 million for the year ended December 31, 1998.

     At December 31, 1999, corporate assets were principally cash and equivalents and the U.S. deferred tax asset. Exploration assets included $41.6 million, $17.6 million, $16.5 million and $8.4 million in Italy, Greece, Oman and Madagascar, respectively.

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         QUARTER
                                                        ------------------------------------------
                                                         FIRST     SECOND      THIRD      FOURTH
                                                        -------   ---------   --------   ---------
YEAR ENDED DECEMBER 31, 1999:
  Sales and other operating revenues..................  $49,170   $  59,622   $ 67,295   $  71,791
  Gross profit........................................   14,823      25,151     32,349      46,082
  Net earnings........................................    1,887      10,883     11,762      23,025
  Basic earnings (loss) per ordinary share............    (0.14)       0.11       0.12        0.44
  Diluted earnings (loss) per ordinary share..........    (0.14)       0.11       0.12        0.40
  Investment in affiliate.............................   86,704      88,179     91,008      93,188
YEAR ENDED DECEMBER 31, 1998:
  Sales and other operating revenues..................  $36,175   $  36,378   $105,862   $  50,203
  Gross profit (loss).................................    8,409    (180,179)    73,751    (134,350)
  Net earnings (loss).................................   42,912    (150,062)    47,208    (127,562)
  Basic earnings (loss) per ordinary share............     1.17       (4.10)      1.29        3.56
  Diluted earnings (loss) per ordinary share..........     1.16       (4.10)      1.28        3.56
  Investment in affiliate.............................       --          --     82,511      84,735

     Gross profit (loss) is comprised of sales and other operating revenues less operating expenses, depreciation, depletion and amortization, and writedowns pertaining to operating assets. Gross profit for the fourth quarter of 1999 included a non-recurring credit issued by OCENSA in February 2000 totaling $4.2 million. The credit to pipeline tariffs resulted from OCENSA's compliance with a Colombian government decree in December 1999 that reduced its 1999 noncash expenses.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

23. OIL AND GAS DATA (UNAUDITED)

     The following tables provide additional information about the Company's oil and gas exploration and production activities. The oil and gas data reflect the Company's proportionate interest in Block A-18 on an equity investment basis since the sale of one-half of the subsidiary through which the Company owned its 50% share of Block A-18 in August 1998.

  Results of Operations

     The results of operations for oil- and gas-producing activities, considering direct costs only, follow:

                                           COLOMBIA
                                           ---------
YEAR ENDED DECEMBER 31, 1999:
  Revenues...............................  $ 247,878
  Costs:
     Production costs....................     68,130
     General operating expenses..........      3,954
     Depletion...........................     59,512
     Income tax expense..................     42,083
                                           ---------
  Results of operations..................  $  74,199
                                           =========

                                                       MALAYSIA-                TOTAL
                                           COLOMBIA    THAILAND     OTHER     WORLDWIDE
                                           ---------   ---------   --------   ---------
YEAR ENDED DECEMBER 31, 1998:
  Revenues...............................  $ 160,881    $63,237    $  4,500   $ 228,618
  Costs:
     Production costs....................     73,546         --          --      73,546
     General operating expenses..........      2,460         --          --       2,460
     Depletion...........................     53,304         --          --      53,304
     Writedown of assets.................    251,312         --      76,664     327,976
     Income tax benefit..................    (76,048)        --     (22,527)    (98,575)
                                           ---------    -------    --------   ---------
  Results of operations..................  $(143,693)   $63,237    $(49,637)  $(130,093)
                                           =========    =======    ========   =========

                                                                     TOTAL
                                           COLOMBIA      OTHER     WORLDWIDE
                                           ---------   ---------   ---------
YEAR ENDED DECEMBER 31, 1997:
  Revenues...............................  $ 145,419    $ 4,077    $149,496
  Costs:
     Production costs....................     51,357         --      51,357
     General operating expenses..........      2,886         --       2,886
     Depletion...........................     30,729         --      30,729
     Income tax expense..................     22,167      1,223      23,390
                                           ---------    -------    --------
  Results of operations..................  $  38,280    $ 2,854    $ 41,134
                                           =========    =======    ========

     Malaysia-Thailand revenues for the year ended December 31, 1998, included a gain of $63.2 million from the sale of one-half of the shares of the subsidiary through which the Company owned its 50% share of Block A-18. Other revenues for the years ended December 31, 1998 and 1997, included gains of $4.5 million, and $4.1 million from the sale of the Company's Bangladesh subsidiary and Argentine subsidiary, respectively.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

     Depletion includes depreciation on support equipment and facilities calculated on the unit-of-production method.

  Costs Incurred and Capitalized Costs

     The costs incurred in oil and gas acquisition, exploration and development activities and related capitalized costs follow:

                                                              EQUATORIAL                  TOTAL
                                                   COLOMBIA     GUINEA       OTHER      WORLDWIDE
                                                   --------   ----------   ----------   ---------
DECEMBER 31, 1999:
  Costs incurred:
    Property acquisition.........................  $  6,400    $    --      $    20     $  6,420
    Exploration..................................       155     23,631       13,051       36,837
    Development..................................    80,782         --           --       80,782
  Depletion per equivalent barrel of
    production...................................      3.80         --           --         3.80
  Cost of properties at year-end:
    Unevaluated..................................  $     --    $ 5,772      $72,755     $ 78,527
                                                   ========    =======      =======     ========
    Evaluated....................................  $530,947    $28,613      $   680     $560,240
                                                   ========    =======      =======     ========
    Support equipment and facilities.............  $303,244    $   709      $    --     $303,953
                                                   ========    =======      =======     ========
  Accumulated depletion and depreciation at
    year-end.....................................  $419,651    $    --      $   680     $420,331
                                                   ========    =======      =======     ========

                                                              MALAYSIA-    EQUATORIAL                 TOTAL
                                                   COLOMBIA    THAILAND      GUINEA       OTHER     WORLDWIDE
                                                   --------   ----------   ----------   ---------   ---------
DECEMBER 31, 1998:
  Costs incurred:
    Property acquisition.........................  $     --    $    --      $    --      $   500    $    500
    Exploration..................................     2,886     17,739        5,913       43,153      69,691
    Development..................................    83,088      1,026           --           --      84,114
  Depletion per equivalent barrel of
    production...................................      4.07         --           --           --        4.07
  Cost of properties at year-end:
    Unevaluated..................................  $     --    $    --      $10,754      $60,082    $ 70,836
                                                   ========    =======      =======      =======    ========
    Evaluated....................................  $467,147    $    --      $    --      $76,367    $543,514
                                                   ========    =======      =======      =======    ========
    Support equipment and facilities.............  $289,659    $    --      $    --      $    --    $289,659
                                                   ========    =======      =======      =======    ========
  Accumulated depletion and depreciation at
    year-end.....................................  $360,324    $    --      $    --      $76,367    $436,691
                                                   ========    =======      =======      =======    ========

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                                                       MALAYSIA-   EQUATORIAL               TOTAL
                                            COLOMBIA   THAILAND      GUINEA      OTHER    WORLDWIDE
                                            --------   ---------   ----------   -------   ---------
DECEMBER 31, 1997:
  Costs incurred:
     Property acquisition.................  $     --   $     --      $1,500     $ 1,628   $  3,128
     Exploration..........................     7,583     36,373       2,971      44,893     91,820
     Development..........................    62,251        187          --          --     62,438
  Depletion per equivalent barrel of
     production...........................      3.67         --          --          --       3.67
  Cost of properties at year-end:
     Unevaluated..........................  $  2,172   $ 30,327      $4,841     $93,286   $130,626
                                            ========   ========      ======     =======   ========
     Evaluated............................  $396,774   $114,243      $   --     $ 7,563   $518,580
                                            ========   ========      ======     =======   ========
     Support equipment and facilities.....  $250,193   $     --      $   --     $    --   $250,193
                                            ========   ========      ======     =======   ========
  Accumulated depletion and depreciation
     at year-end..........................  $ 66,250   $     --      $   --     $ 7,563   $ 73,813
                                            ========   ========      ======     =======   ========

     A summary of costs excluded from depletion at December 31, 1999, by year incurred follows:

                                                                      DECEMBER 31,
                                                      --------------------------------------------
                                            TOTAL      1999      1998      1997     1996 AND PRIOR
                                           --------   -------   -------   -------   --------------
Property acquisition.....................  $  2,820   $    20   $   500   $ 1,700      $   600
Exploration..............................    93,258    29,697    34,394    16,008       13,159
Capitalized interest.....................    11,062     6,587     2,971     1,383          121
                                           --------   -------   -------   -------      -------
          Total worldwide................  $107,140   $36,304   $37,865   $19,091      $13,880
                                           ========   =======   =======   =======      =======

     The Company excludes from its depletion computation property acquisition and exploration costs of unevaluated properties and major development projects in progress. The excluded costs include $34.4 million ($28.6 million and $5.8 million classified as evaluated and unevaluated, respectively) which relate primarily to the Ceiba field in Equatorial Guinea that will become depletable once production begins, currently estimated for year end 2000. Additionally, excluded costs include exploration costs of $34.6 million, $16.8 million, $11.8 million and $8.4 million in Italy, Greece, Oman and Madagascar, respectively, where there are no proved reserves at December 31, 1999. At this time, the Company is unable to predict either the timing of the inclusion of these costs and any related oil and gas reserves in its depletion computation or their potential future impact on depletion rates. Drilling or other exploration activities are being conducted in each of these cost centers.

     The Company's share of costs incurred for Block A-18 were $8.2 million and $3.2 million for the years ended December 31, 1999 and 1998, respectively. Net capitalized costs were $90.2 million and $85.2 million at December 31, 1999 and 1998, respectively.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

  Oil and Gas Reserve Data (Oil reserves are stated in thousands of barrels and gas reserves are stated in millions of cubic feet.)

     The following tables present the Company's estimates of its proved oil and gas reserves. The estimates for the proved reserves in the Cusiana and Cupiagua fields in Colombia and the Ceiba field in Equatorial Guinea were prepared by the Company's independent petroleum engineers, DeGolyer and MacNaughton and Netherland, Sewell & Associates, Inc., respectively. The estimates for proved reserves in Malaysia-Thailand were prepared by the internal petroleum engineers of the operating company, Carigali-Triton Operating Company (CTOC). The estimates for the proved reserves in the Liebre field in Colombia were prepared by the Company's internal petroleum reservoir engineers. The Company emphasizes that reserve estimates are approximate and are expected to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the reserves set forth herein will ultimately be produced, and there can be no assurance that the proved undeveloped reserves will be developed within the periods anticipated. As of December 31, 1999, gas sales had not yet commenced from the Company's interest in the Malaysia-Thailand Joint Development Area. In estimating its reserves attributable to such interest, the Company assumed that production from the interest would be sold at the base price in the gas sales agreement of $2.30. The base price is subject to annual adjustments based on various indices. There can be no assurance as to what the actual price will be when gas sales commence.

                                                                                                           EQUITY
                                                                                                         INVESTMENT
                                                                   EQUATORIAL                            MALAYSIA-
                                                 COLOMBIA            GUINEA        TOTAL WORLDWIDE        THAILAND
                                             ----------------   ----------------   ----------------   ----------------
                                               OIL      GAS      OIL       GAS       OIL      GAS      OIL       GAS
                                             -------   ------   ------   -------   -------   ------   ------   -------
PROVED DEVELOPED AND UNDEVELOPED RESERVES
  AS OF DECEMBER 31, 1998..................  135,327   12,284       --        --   135,327   12,284    8,017   570,312
  Revisions................................     (567)    (259)      --        --      (567)    (259)   5,206   (16,450)
  Purchases................................    3,280       --       --        --     3,280       --       --        --
  Extensions and discoveries...............       --       --   32,033        --    32,033       --       --        --
  Production...............................  (12,469)    (459)      --        --   (12,469)    (459)      --        --
                                             -------   ------   ------   -------   -------   ------   ------   -------
AS OF DECEMBER 31, 1999....................  125,571   11,566   32,033        --   157,604   11,566   13,223   553,862
                                             =======   ======   ======   =======   =======   ======   ======   =======
PROVED DEVELOPED RESERVES AT DECEMBER 31,
  1999.....................................   91,859   11,566       --        --    91,859   11,566       --        --
                                             =======   ======   ======   =======   =======   ======   ======   =======

                                                                                                            EQUITY
                                                                                                          INVESTMENT
                                                                                                           MALAYSIA-
                                             COLOMBIA        MALAYSIA-THAILAND      TOTAL WORLDWIDE        THAILAND
                                         ----------------   -------------------   -------------------   ---------------
                                           OIL      GAS       OIL        GAS        OIL        GAS       OIL      GAS
                                         -------   ------   -------   ---------   -------   ---------   -----   -------
PROVED DEVELOPED AND UNDEVELOPED
  RESERVES AS OF DECEMBER 31, 1997.....  145,999   14,619    29,800   1,223,800   175,799   1,238,419      --        --
  Revisions............................     (693)  (1,832)   (6,583)    (41,588)   (7,276)    (43,420)     --        --
  Sales................................       --       --   (15,200)   (625,400)  (15,200)   (625,400)     --        --
  Equity investment....................       --       --    (8,017)   (570,312)   (8,017)   (570,312)  8,017   570,312
  Extensions and discoveries...........       --       --        --      13,500        --      13,500      --        --
  Production...........................   (9,979)    (503)       --          --    (9,979)       (503)     --        --
                                         -------   ------   -------   ---------   -------   ---------   -----   -------
AS OF DECEMBER 31, 1998................  135,327   12,284        --          --   135,327      12,284   8,017   570,312
                                         =======   ======   =======   =========   =======   =========   =====   =======
PROVED DEVELOPED RESERVES AT DECEMBER
  31, 1998.............................   86,039   12,284        --          --    86,039      12,284      --        --
                                         =======   ======   =======   =========   =======   =========   =====   =======

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

                                            COLOMBIA        MALAYSIA-THAILAND      TOTAL WORLDWIDE
                                        ----------------   -------------------   -------------------
                                          OIL      GAS       OIL        GAS        OIL        GAS
                                        -------   ------   -------   ---------   -------   ---------
PROVED DEVELOPED AND UNDEVELOPED
  RESERVES AS OF DECEMBER 31, 1996....  135,310   14,651    24,700     871,100   160,010     885,751
  Revisions...........................   14,157      770    (2,000)     (7,600)   12,157      (6,830)
  Extensions and discoveries..........    2,308       --     7,100     360,300     9,408     360,300
  Production..........................   (5,776)    (802)       --          --    (5,776)       (802)
                                        -------   ------   -------   ---------   -------   ---------
AS OF DECEMBER 31, 1997...............  145,999   14,619    29,800   1,223,800   175,799   1,238,419
                                        =======   ======   =======   =========   =======   =========
PROVED DEVELOPED RESERVES AT DECEMBER
  31, 1997............................   81,931   14,619        --          --    81,931      14,619
                                        =======   ======   =======   =========   =======   =========

  Standardized Measure of Discounted Future Net Cash Inflows and Changes Therein

     The following table presents for the net quantities of proved oil and gas reserves a standardized measure of discounted future net cash inflows discounted at an annual rate of 10%. The future net cash inflows were calculated in accordance with Securities and Exchange Commission guidelines. Future cash inflows were computed by applying year-end prices of oil and gas relating to the Company's proved reserves to the estimated year-end quantities of those reserves. The future cash inflow estimates for 1999 attributable to oil reserves were based on the year end WTI crude oil price of $25.60 per barrel for the Company's reserves in Colombia and Malaysia-Thailand, and the year end Brent crude oil price of $24.89 per barrel for the Company's reserves in Equatorial Guinea, in each case before adjustments for oil quality and transportation costs.

     In 1999, the Company and the other parties to the production-sharing contract for Block A-18 executed a gas sales agreement providing for the sale of the first phase of gas. In estimating discounted future net cash inflows attributable to such interest, the Company assumed that production from the interest would be sold at the base price in the gas sales agreement of $2.30. The base price is subject to annual adjustments based on various indices. There can be no assurance as to what the actual price will be when gas sales commence.

     Future production and development costs were computed by estimating those expenditures expected to occur in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs. The Company emphasizes that the future net cash inflows should not be construed as representative of the fair market value of the Company's proved reserves.
The meaningfulness of the estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual future cash inflows may vary materially.

     In connection with the sale to ARCO of one-half of the shares through which the Company owned its interest in Block A-18, ARCO agreed to pay the Company an additional $65 million each at July 1, 2002, and July 1, 2005, if certain specific development objectives are met by such dates, or $40 million each if the objectives are met within one year thereafter. For purposes of calculating future cash inflows for Malaysia-Thailand at December 31, 1999, the Company assumed that it would receive an incentive payment of $65 million in July 2002. There can be no assurances that the Company will receive any

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
incentive payments. See note 19, "Certain Factors that Could Affect Future Operations -- Certain Factors Related to Malaysia-Thailand."

                                                                                         EQUITY
                                                                                       INVESTMENT
                                                             EQUATORIAL     TOTAL      MALAYSIA-
                                                 COLOMBIA      GUINEA     WORLDWIDE     THAILAND
                                                ----------   ----------   ----------   ----------
DECEMBER 31, 1999:
  Future cash inflows.........................  $3,152,352    $765,275    $3,917,627   $1,649,881
  Future production and
     development costs........................     817,065     399,365     1,216,430      703,419
                                                ----------    --------    ----------   ----------
  Future net cash inflows before income
     taxes....................................  $2,335,287    $365,910    $2,701,197   $  946,462
                                                ==========    ========    ==========   ==========
  Future net cash inflows before income taxes
     discounted at 10% per annum..............  $1,414,433    $263,849    $1,678,282   $  266,631
  Future income taxes discounted at 10% per
     annum....................................     391,796      57,589       449,385       15,845
                                                ----------    --------    ----------   ----------
  Standardized measure of discounted future
     net cash inflows.........................  $1,022,637    $206,260    $1,228,897   $  250,786
                                                ==========    ========    ==========   ==========

                                                              EQUITY
                                                            INVESTMENT
                                                            MALAYSIA-
                                                COLOMBIA     THAILAND
                                               ----------   ----------
DECEMBER 31, 1998:
  Future cash inflows........................  $1,481,065   $1,555,929
  Future production and development
     costs...................................     734,025      695,575
                                               ----------   ----------
  Future net cash inflows before income
     taxes...................................  $  747,040   $  860,354
                                               ==========   ==========
  Future net cash inflows before income taxes
     discounted at 10% per annum.............  $  415,127   $  253,535
  Future income taxes discounted at 10% per
     annum...................................       3,909        8,917
                                               ----------   ----------
  Standardized measure of discounted future
     net cash inflows........................  $  411,218   $  244,618
                                               ==========   ==========

                                                            MALAYSIA-      TOTAL
                                                COLOMBIA     THAILAND    WORLDWIDE
                                               ----------   ----------   ----------
DECEMBER 31, 1997:
  Future cash inflows........................  $2,524,291   $4,078,609   $6,602,900
  Future production and
     development costs.......................   1,142,382    1,883,881    3,026,263
                                               ----------   ----------   ----------
  Future net cash inflows before income
     taxes...................................  $1,381,909   $2,194,728   $3,576,637
                                               ==========   ==========   ==========
  Future net cash inflows before income taxes
     discounted at 10% per annum.............  $  852,421   $  427,463   $1,279,884
  Future income taxes discounted at 10% per
     annum...................................     173,785       36,756      210,541
                                               ----------   ----------   ----------
  Standardized measure of discounted future
     net cash inflows........................  $  678,636   $  390,707   $1,069,343
                                               ==========   ==========   ==========

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

     Changes in the standardized measure of discounted future net cash inflows follow:

                                                               DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
Total worldwide:
  Beginning of year..............................  $  411,218   $1,069,343   $1,292,195
     Sales, net of production costs..............    (179,748)     (87,335)     (94,062)
     Sales of reserves...........................          --      (70,543)          --
     Equity investment...........................          --     (244,618)          --
     Revisions of quantity estimates.............      (6,546)     (29,321)      75,253
     Net change in prices and production costs...   1,105,963     (579,212)    (552,863)
     Extensions, discoveries and improved
       recovery..................................     206,260        6,516       42,918
     Change in future development costs..........     (61,728)     (46,633)      (5,936)
     Purchases of reserves.......................       6,400           --           --
     Development and facilities costs incurred...      70,828      105,808       53,199
     Accretion of discount.......................      74,704      120,270      160,406
     Changes in production rates and other.......     (10,567)     (30,772)      (3,089)
     Net change in income taxes..................    (387,887)     197,715      101,322
                                                   ----------   ----------   ----------
  End of year....................................  $1,228,897   $  411,218   $1,069,343
                                                   ==========   ==========   ==========

24. SUBSEQUENT EVENTS (SUBSEQUENT TO THE DATE OF THE AUDITOR'S REPORT AND UNAUDITED.)

  Acquisition of Triton Pipeline Colombia -- Investment in Affiliate

     In May 2000, the Company acquired from an unrelated third party, for $88.8 million in cash, 100% of the shares of Triton Pipeline Colombia, Inc. ("TPC"), a formerly wholly owned subsidiary up to its disposal on February 2, 1998. TPC's sole asset is its 9.6% equity interest in the Colombian pipeline company OCENSA. OCENSA owns and operates the pipeline and port facilities, which transport and handle crude oil from the Cusiana and Cupiagua fields to the Caribbean port of Covenas. Following the Company's acquisition of shares of TPC in 2000, the Company elected to cancel the dividend it would receive as an owner of the OCENSA shares to reduce its tariff. The investment in TPC is accounted for under the cost method.

  Trade Receivables and Inventories, Prepaid Expenses and Other

     Trade receivables were $3.4 million and $17.2 million at June 30, 2000 and December 31, 1999, respectively. June 2000 crude oil liftings occurred early in the month, resulting in the collection of substantially all of the trade receivables at June 30, 2000. Crude oil inventory was $13.6 million and $3.7 million at June 30, 2000 and December 31, 1999, respectively.

  Revised Capital Spending Program

     During 2000, the Company revised its capital spending program for the year ending December 31, 2000 to approximately $256 million, excluding capitalized interest and acquisitions. The $256 million comprises approximately $187 million for exploration and development activities in Equatorial Guinea, $58 million for the Cusiana and Cupiagua fields in Colombia and $11 million for the Company's exploration activities in other parts for the world.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES

  5% Preference Shares

     During September 2000, the Company called for redemption of the outstanding 5% preference shares. The redemption date is October 31, 2000, so that any 5% preference shares outstanding on that date will be redeemed for cash at the redemption price of $34.56 per share. The redemption price represents the stated value of $34.41 plus the amount of dividends that would accrue per share from September 30, 2000, through the redemption date of October 31, 2000.

     Each 5% preference share is convertible into one Triton ordinary share. Any holders of 5% preference shares who wish to convert their shares into Triton ordinary shares will have until the close of business on October 24, 2000. As of September 6, 2000, there were 185,276 5% preference shares outstanding.

  Writedown

     In September 2000, the Company announced it expects to take an approximate $19 million pre-tax (about $17 million after-tax) noncash writedown related to its operations in Greece. The Company relinquished its interest in the Aitoloakarnania license onshore Greece to the government after drilling two dry holes.

  8 7/8% Senior Notes due 2007

     In October 2000, the Company issued $300 million face value of 8 7/8% Senior Notes due October 1, 2007 (the "2007 Notes") for proceeds of $300 million before deducting transaction costs of approximately $6 million. Interest is payable semi-annually on April 1 and October 1, commencing April 1, 2001. The 2007 Notes are redeemable, in whole or in part, at any time on or after October 1, 2004 at the option of the Company, or up to $105 million may be redeemed using proceeds of future equity offerings completed before October 1, 2003. The 2007 Notes contain various restrictive covenants that limit the Company's ability to borrow money or guarantee other indebtedness, create liens, make investments, use assets as security in other transactions, pay dividends on stock, enter into sale and leaseback transactions, sell assets, sell capital stock of subsidiaries, enter into agreements that restrict dividends from subsidiaries, merge or consolidate, enter into transactions with affiliates and enter into different lines of business.

     Subject to certain exceptions, the Company may not incur additional indebtedness unless, at the time of the incurrence, the ratio of earnings before interest, income taxes, depreciation, depletion, amortization, and writedowns to the sum of interest expense and capitalized interest is not less than 2.5 to 1. One of the exceptions would permit the Company to incur additional indebtedness under certain credit arrangements with financial institutions, so long as the total amount of indebtedness outstanding under this exception does not exceed the greater of: (i) $250 million; or (ii) an amount equal to the sum of $100 million plus 20% of the adjusted net tangible assets as defined in the indenture agreement.

  Redemption of 2002 Notes

     The Company intends to use approximately $207 million of the net proceeds from the sale of the 2007 Notes to redeem all of the Company's outstanding 2002 Notes. The remaining net proceeds will be used to fund the Company's future capital expenditure plans as well as for general corporate purposes.

     In October 2000, the Company gave notice of redemption of the 2002 Notes at a price, including accrued interest, of $1,038.40 for each $1,000 note outstanding, with a redemption date of November 3, 2000. The Company expects its results of operations for the quarter ending December 31, 2000, will include an extraordinary expense of approximately $7 million associated with the extinguishment of the 2002 Notes.

                                  SCHEDULE II

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                               ADDITIONS
                                                        -----------------------
                                           BALANCE AT                CHARGED TO                BALANCE
                                           BEGINNING    CHARGED TO     OTHER                   AT CLOSE
CLASSIFICATIONS                             OF YEAR      EARNINGS     ACCOUNTS    DEDUCTIONS   OF YEAR
---------------                            ----------   ----------   ----------   ----------   --------
Year ended Dec. 31, 1997:
  Allowance for doubtful receivables.....  $       76    $     --       $--       $      (35)  $    41
                                           ==========    ========       ===       ==========   =======
  Allowance for deferred tax assets......  $   30,657    $ 44,435       $--       $       --   $75,092
                                           ==========    ========       ===       ==========   =======
Year ended Dec. 31, 1998:
  Allowance for doubtful receivables.....  $       41    $     --       $--       $      (41)  $    --
                                           ==========    ========       ===       ==========   =======
  Allowance for deferred tax asset.......  $   75,092    $ 18,519       $--       $       --   $93,611
                                           ==========    ========       ===       ==========   =======
Year ended Dec. 31, 1999:
  Allowance for deferred tax asset.......  $   93,611    $(11,925)      $--       $       --   $81,686
                                           ==========    ========       ===       ==========   =======

                                 [TRITON LOGO]

                             TRITON ENERGY LIMITED

                            OFFER TO EXCHANGE UP TO
                   $300,000,000 8 7/8% SENIOR NOTES DUE 2007

                                      FOR

                   $300,000,000 8 7/8% SENIOR NOTES DUE 2007
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Cayman Islands company. Article XXXIII of the Company's Articles of Association contains provisions with respect to indemnification of the Company's officers and directors. Such provisions provide that the Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. The Company shall also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Articles of Association also provide that except under certain circumstances, directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duties as a director.

     The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law, which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or willful default on the part of the officer or director or reckless disregard of his duties and obligations to the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.1            -- Memorandum of Association (previously filed as an exhibit to the Company's Registration Statement on Form S-3 (No
                            333-08005) and incorporated herein by reference).
          3.2            -- Articles of Association (previously filed as an exhibit to the Company's Registration Statement on Form S-3 (No
                            333-08005) and incorporated herein by reference).
          4.1            -- Specimen Share Certificate of Ordinary Shares, $.01 par
                            value, of the Company (previously filed as an exhibit to
                            the Company's Registration Statement on Form 8-A dated
                            March 25, 1996, and incorporated herein by reference).
          4.2            -- Rights Agreement dated as of March 25, 1996, between
                            Triton and The Chase Manhattan Bank, as Rights Agent,
                            including, as Exhibit A thereto, Resolutions establishing
                            the Junior Preference Shares (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            S-3 (No 333-08005) and incorporated herein by reference).
          4.3            -- Resolutions Authorizing the Company's 5% Convertible
                            Preference Shares (previously filed as an exhibit to the
                            Company's and Triton Energy Corporation's Registration
                            Statement on Form S-4 (No. 333-923) and incorporated
                            herein by reference).
          4.4            -- Amendment No. 1 to Rights Agreement dated as of August 2,
                            1996, between Triton Energy Limited and The Chase
                            Manhattan Bank, as Rights Agent (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            8-A/A (Amendment No. 1) dated August 14, 1996, and
                            incorporated herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.5            -- Amendment No. 2 to Rights Agreement dated as of August
                            30, 1998, between Triton Energy Limited and The Chase
                            Manhattan Bank, as Rights Agent (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            8-A/A (Amendment No. 2) dated October 2, 1998, and
                            incorporated herein by reference).
          4.6            -- Unanimous Written Consent of the Board of Directors
                            authorizing a Series of Preference Shares (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended September 30, 1998, and
                            incorporated herein by reference).
          4.7            -- Amendment No. 3 to Rights Agreement dated as of January
                            5, 1999, between Triton Energy Limited and The Chase
                            Manhattan Bank, as Rights Agent (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            8-A/A (Amendment No. 3) dated January 31, 1999, and
                            incorporated herein by reference).
          4.8            -- Indenture, dated October 4, 2000, between the Company and
                            The Chase Manhattan Bank, governing the Company's
                            outstanding 8 7/8% Senior Notes Due 2007.*
          4.9            -- Registration Rights Agreement, dated October 4, 2000, by and between the Company and Chase Securities, Inc.,
                            Merrill Lynch, Pierce, Fenner & Smith Incorporated,
                            Goldman, Sachs & Co., Banc of America Securities LLC,
                            Barclays Capital Inc., and Deutsche Bank Securities Inc.,
                            as the Initial Purchasers.*
          5.1            -- Opinion of Vinson & Elkins L.L.P.*
          5.2            -- Opinion of Walkers.*
         10.1            -- Amended and Restated Retirement Income Plan (previously filed as an exhibit to Triton Energy Corporation's
                            Quarterly Report on Form 10-Q for the quarter ended
                            November 30, 1993, and incorporated herein by reference).
         10.2            -- Amended and Restated Supplemental Executive Retirement
                            Income Plan (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1997, and incorporated herein by
                            reference).
         10.3            -- 1981 Employee Non-Qualified Stock Option Plan (previously filed as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended May 31,
                            1992, and incorporated herein by reference).
         10.4            -- Amendment No. 1 to the 1981 Employee Non-Qualified Stock
                            Option Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1989, and incorporated herein
                            by reference).
         10.5            -- Amendment No. 2 to the 1981 Employee Non-Qualified Stock
                            Option Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1992, and incorporated herein
                            by reference).
         10.6            -- Amendment No. 3 to the 1981 Employee Non-Qualified Stock
                            Option Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Quarterly Report on Form 10-Q for
                            the quarter ended November 30, 1993, and incorporated
                            herein by reference).
         10.7            -- 1985 Stock Option Plan (previously filed as an exhibit to
                            Triton Energy Corporation's Annual Report on Form 10-K
                            for the fiscal year ended May 31, 1990, and incorporated
                            herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.8            -- Amendment No. 1 to the 1985 Stock Option Plan (previously filed as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended May 31,
                            1992, and incorporated herein by reference).
         10.9            -- Amendment No. 2 to the 1985 Stock Option Plan (previously filed as an exhibit to Triton Energy Corporation's
                            Quarterly Report on Form 10-Q for the quarter ended
                            November 30, 1993, and incorporated herein by reference).
         10.10           -- 1989 Stock Option Plan (previously filed as an exhibit to
                            Triton Energy Corporation's Quarterly Report on Form 10-Q
                            for the quarter ended November 30, 1988, and incorporated
                            herein by reference).
         10.11           -- Amendment No. 1 to 1989 Stock Option Plan (previously
                            filed as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended May 31,
                            1992, and incorporated herein by reference).
         10.12           -- Amendment No. 2 to 1989 Stock Option Plan (previously
                            filed as an exhibit to Triton Energy Corporation's
                            Quarterly Report on Form 10-Q for the quarter ended
                            November 30, 1993, and incorporated herein by reference).
         10.13           -- Second Amended and Restated 1992 Stock Option
                            Plan(previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended March
                            31, 1996, and incorporated herein by reference).
         10.14           -- Form of Amended and Restated Employment Agreement with
                            Triton Energy Limited and certain officers, including
                            Messrs. Dunlevy, Garrett and Maxted, as amended and
                            restated June 28, 2000 (previously filed as an exhibit to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 2000, and incorporated herein by
                            reference).
         10.15           -- Amended and Restated Employment Agreement among Triton
                            Energy Limited, Triton Exploration Services, Inc. and
                            Robert B. Holland, III (previously filed as an exhibit to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 2000, and incorporated herein by
                            reference).
         10.16           -- Form of Amended and Restated Employment Agreement among
                            Triton Energy Limited, Triton Exploration Services, Inc.
                            and each of Peter Rugg and Al E. Turner (previously filed
                            as an exhibit to the Company's Quarterly Report on Form
                            10-Q for the quarter ended September 30, 1998, and
                            incorporated herein by reference).
         10.17           -- Letter Agreement among Triton Energy Limited, Triton
                            Exploration Services, Inc. and Robert B. Holland, III
                            dated December 17, 1998 (previously filed as an exhibit
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1998, and incorporated herein by
                            reference).
         10.18           -- Letter Agreement among Triton Energy Limited, Triton
                            Exploration Services, Inc. and Peter Rugg dated December
                            10, 1998 (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the year ended December
                            31, 1998, and incorporated herein by reference).
         10.19           -- Form of Bonus Agreement between Triton Exploration
                            Services, Inc. and each of Al E. Turner, Robert B.
                            Holland, III, and Peter Rugg dated July 15, 1998
                            (previously filed as an exhibit to the Company's Annual
                            Report on Form 10-K for the year ended December 31, 1998,
                            and incorporated herein by reference).
         10.20           -- Amended and Restated 1985 Restricted Stock Plan
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Quarterly Report on Form 10-Q for the
                            quarter ended November 30, 1993, and incorporated herein
                            by reference).
         10.21           -- First Amendment to Amended and Restated 1985 Restricted
                            Stock Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended December 31, 1995, and incorporated
                            herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.22           -- Second Amendment to Amended and Restated 1985 Restricted
                            Stock Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1996, and incorporated herein by
                            reference).
         10.23           -- Executive Life Insurance Plan (previously filed as an
                            exhibit to Triton Energy Corporation's Annual Report on
                            Form 10-K for the fiscal year ended May 31, 1991, and
                            incorporated herein by reference).
         10.24           -- Long Term Disability Income Plan (previously filed as an exhibit to Triton Energy Corporation's Annual Report on
                            Form 10-K for the fiscal year ended May 31, 1991, and
                            incorporated herein by reference).
         10.25           -- Amended and Restated Retirement Plan for Directors
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Annual Report on Form 10-K for the fiscal
                            year ended May 31, 1990, and incorporated herein by
                            reference).
         10.26           -- Contract for Exploration and Exploitation for Santiago de
                            Atalayas I with an effective date of July 1, 1982,
                            between Triton Colombia, Inc., and Empresa Colombiana De
                            Petroleos (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1990, and incorporated herein
                            by reference).
         10.27           -- Contract for Exploration and Exploitation for Tauramena
                            with an effective date of July 4, 1988, between Triton
                            Colombia, Inc., and Empresa Colombiana De Petroleos
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Annual Report on Form 10-K for the fiscal
                            year ended May 31, 1990, and incorporated herein by
                            reference).
         10.28           -- Summary of Assignment legalized by Public Instrument No.
                            1255 dated September 15, 1987 (Assignment is in Spanish
                            language) (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1993, and incorporated herein
                            by reference).
         10.29           -- Summary of Assignment legalized by Public Instrument No.
                            1602 dated June 11, 1990 (Assignment is in Spanish
                            language) (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1993, and incorporated herein
                            by reference).
         10.30           -- Summary of Assignment legalized by Public Instrument No.
                            2586 dated September 9, 1992 (Assignment is in Spanish
                            language) (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1993, and incorporated herein
                            by reference).
         10.31           -- Triton Exploration Services, Inc. 401(K) Savings Plan, as
                            amended and restated June 1, 2000 (previously filed as an
                            exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 2000, and incorporated
                            herein by reference).
         10.32           -- Contract between Malaysia-Thailand Joint Authority and
                            Petronas Carigali SDN.BHD. and Triton Oil Company of
                            Thailand relating to Exploration and Production of
                            Petroleum for Malaysia-Thailand Joint Development Area
                            Block A-18 (previously filed as an exhibit to Triton
                            Energy Corporation's Current Report on Form 8-K dated
                            April 21, 1994, and incorporated herein by reference).
         10.33           -- Credit Agreement among Triton Colombia, Inc., Triton
                            Energy Corporation, NationsBank, N.A. (Carolinas) and
                            Export-Import Bank of the United States (previously filed
                            as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1995, and incorporated herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.34           -- Amendment No. 1 to Credit Agreement among Triton
                            Colombia, Inc., Triton Energy Corporation, NationsBank,
                            N.A. (Carolinas) and Export-Import Bank of the United
                            States (previously filed as an exhibit to Triton Energy
                            Corporation's Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1995, and incorporated herein by
                            reference).
         10.35           -- Amendment No. 2 to Credit Agreement among Triton
                            Colombia, Inc., Triton Energy Corporation, NationsBank,
                            N.A. (Carolinas) and Export-Import Bank of the United
                            States (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended March
                            31, 1996, and incorporated herein by reference).
         10.36           -- Amendment No. 3 to Credit Agreement among Triton
                            Colombia, Inc., Triton Energy Corporation, NationsBank,
                            N.A. (Carolinas) and Export-Import Bank of the United
                            States (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended March
                            31, 1998, and incorporated herein by reference).
         10.37           -- Form of Indemnity Agreement entered into with each
                            director and officer of the Company (previously filed as
                            an exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended September 30, 1998, and
                            incorporated herein by reference).
         10.38           -- Description of Performance Goals for Executive Bonus
                            Compensation (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1996, and incorporated herein by
                            reference).
         10.39           -- Amended and Restated 1997 Share Compensation Plan
                            (previously filed as an exhibit to the Company's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1998, and incorporated herein by reference).
         10.40           -- First Amendment to Amended and Restated Retirement Plan
                            for Directors (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1997, and incorporated herein by
                            reference).
         10.41           -- First Amendment to Second Amended and Restated 1992 Stock
                            Option Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1997, and incorporated herein by
                            reference).
         10.42           -- Second Amendment to Second Amended and Restated 1992
                            Stock Option Plan (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1997, and incorporated herein by
                            reference).
         10.43           -- Amended and Restated Indenture dated July 25, 1997,
                            between Triton Energy Limited and The Chase Manhattan
                            Bank (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, and incorporated herein by reference).
         10.44           -- Amended and Restated First Supplemental Indenture dated
                            July 25, 1997, between Triton Energy Limited and The
                            Chase Manhattan Bank relating to the 8 3/4% Senior Notes
                            due 2002 (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, and incorporated herein by reference).
         10.45           -- Amended and Restated Second Supplemental Indenture dated
                            July 25, 1997, between Triton Energy Limited and The
                            Chase Manhattan Bank relating to the 9 1/4% Senior Notes
                            due 2005 (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, and incorporated herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.46           -- Share Purchase Agreement dated July 17, 1998, among
                            Triton Energy Limited, Triton Asia Holdings, Inc.,
                            Atlantic Richfield Company and BP JDA Limited (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 1998, and
                            incorporated herein by reference).
         10.47           -- Shareholders Agreement dated August 3, 1998, among Triton
                            Energy Limited, Triton Asia Holdings, Inc., Atlantic
                            Richfield Company, and BP JDA Limited (previously filed
                            as an exhibit to the Company's Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1998, and
                            incorporated herein by reference).
         10.48           -- Stock Purchase Agreement dated as of August 31, 1998,
                            between Triton Energy Limited and HM4 Triton, L.P.
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1998, and incorporated herein by
                            reference).
         10.49           -- Shareholders Agreement dated as of September 30, 1998,
                            between Triton Energy Limited and HM4 Triton, L.P.
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1998, and incorporated herein by
                            reference).
         10.50           -- Financial Advisory Agreement dated as of September 30,
                            1998, between Triton Energy Limited and Hicks, Muse & Co.
                            Partners, L.P. (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1998, and incorporated herein by
                            reference).
         10.51           -- Monitoring and Oversight Agreement dated as of September
                            30, 1998, between Triton Energy Limited and Hicks, Muse &
                            Co. Partners, L.P. (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1998, and incorporated herein by
                            reference).
         10.52           -- Severance Agreement dated April 9, 1999, made and entered into by and among Triton Energy Limited, Triton
                            Exploration Services, Inc. and Peter Rugg (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended March 31, 1999, and
                            incorporated herein by reference).
         10.53           -- Consulting and Non-Compete Agreement dated April 9, 1999, made and entered into by and between Triton Exploration
                            Services, Inc. and Peter Rugg (previously filed as an
                            exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended March 31, 1999, and incorporated
                            herein by reference).
         10.54           -- Third Amendment to Amended and Restated 1985 Restricted
                            Stock Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1999, and incorporated herein by
                            reference).
         10.55           -- Amendment to the Triton Exploration Services, Inc.
                            Supplemental Executive Retirement Plan (previously filed
                            as an exhibit to the Company's Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1999, and
                            incorporated herein by reference).
         10.56           -- Third Amendment to the Second Amended and Restated 1992
                            Stock Option Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.57           -- First Amendment to the Amended and Restated 1997 Share
                            Compensation Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.58           -- Amendment dated May 11, 1999, to Amended and Restated
                            Employment Agreement dated July 15, 1998 among Triton
                            Exploration Services, Inc., Triton Energy Limited and
                            A.E. Turner, III (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.59           -- Second Amendment to Retirement Plan for Directors
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1999, and incorporated herein by reference).
         10.60           -- Amendment No. 1 to Shareholders Agreement between Triton
                            Energy Limited and HM4 Triton, L.P. (previously filed as
                            an exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 1999, and incorporated
                            herein by reference).
         10.61           -- Amendment No. 4 to the 1981 Employee Nonqualified Stock
                            Option Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.62           -- Amendment No. 3 to the 1985 Stock Option Plan (previously filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 1999, and
                            incorporated herein by reference).
         10.63           -- Amendment No. 3 to the 1989 Stock Option Plan (previously filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 1999, and
                            incorporated herein by reference).
         10.64           -- Supplemental Letter Agreement dated October 28, 1999,
                            among Triton Energy Limited, Triton Asia Holdings, Inc.,
                            Atlantic Richfield Company, and BP JDA Limited
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1999, and incorporated herein by
                            reference).
         10.65           -- Gas Sales Agreement dated October 30, 1999 among the
                            Malaysia-Thailand Joint Authority, and Petronas Carigali
                            (JDA) Sdn Bhd, Triton Oil Company of Thailand, Triton Oil
                            Company of Thailand (JDA) Limited, as Sellers, and with
                            Petroleum Authority of Thailand and Petroliam Nasional
                            Berhad, as Buyers (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1999, and incorporated herein by
                            reference).
         10.66           -- Form of Stock Option Agreement between Triton Energy
                            Limited and its non-employee directors (previously filed
                            as an exhibit to the Company's Annual Report on Form 10-K
                            for the fiscal year ended December 31, 1999, and
                            incorporated herein by reference).
         10.67           -- Form of Stock Option Agreement between Triton Energy
                            Limited and its employees, including its executive
                            officers (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1999, and incorporated herein by reference).
         10.68           -- Amendment to Stock Options dated as of January 3, 2000, between Triton Energy Limited and A.E. Turner (previously
                            filed as an exhibit to the Company's Annual Report on
                            Form 10-K for the fiscal year ended December 31, 1999,
                            and incorporated herein by reference).
         10.69           -- Form of Amendment to Stock Options dated as of January 3,
                            2000, between Triton Energy Limited and its non-employee
                            directors (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1999, and incorporated herein by
                            reference).
         10.70           -- Production Sharing Contract between the Republic of
                            Equatorial Guinea and Triton Equatorial Guinea, Inc. for
                            Block F (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1999, and incorporated herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.71           -- Production Sharing Contract between the Republic of
                            Equatorial Guinea and Triton Equatorial Guinea, Inc. for
                            Block G (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1999, and incorporated herein by reference).
         10.72           -- Supplementary Contract (No. 1) to the Production Sharing
                            Contract for Block A-18 dated April 21, 1994 between
                            Malaysia-Thailand Joint Authority and Petronas Carigali
                            (JDA) SDN.BHD., Triton Oil Company of Thailand and Triton
                            Oil Company of Thailand (JDA) Limited (previously filed
                            as an exhibit to the Company's Annual Report on Form 10-K
                            for the fiscal year ended December 31, 1999, and
                            incorporated herein by reference).
         10.73           -- Supplementary Contract (No. 2) to the Production Sharing
                            Contract for Block A-18 dated April 21, 1994 between
                            Malaysia-Thailand Joint Authority and Petronas Carigali
                            (JDA) SDN.BHD., Triton Oil Company of Thailand and Triton
                            Oil Company of Thailand (JDA) Limited (previously filed
                            as an exhibit to the Company's Annual Report on Form 10-K
                            for the fiscal year ended December 31, 1999, and
                            incorporated herein by reference).
         10.74           -- Credit Agreement dated as of February 29, 2000, among
                            Triton Energy Limited, the Lenders party thereto and The
                            Chase Manhattan bank, as Administrative Agent (previously
                            filed as an exhibit to the Company's Annual Report on
                            Form 10-K for the fiscal year ended December 31, 1999,
                            and incorporated herein by reference).
         10.75           -- Share Purchase Agreement dated as of May 8, 2000 between
                            Triton International Petroleum, Inc. and The Strategic
                            Transaction Company (previously filed as an exhibit to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended March 31, 2000, and incorporated herein by
                            reference).
         10.76           -- Amendment to the Retirement Income Plan dated August 1,
                            1998 (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1998, and incorporated herein by reference).
         10.77           -- Amendment to Amended and Restated Retirement Income Plan
                            dated December 31, 1996 (previously filed as an exhibit
                            to the Company's Quarterly Report on Form 10-Q for the
                            quarter ended March 31, 1998, and incorporated herein by
                            reference).
         10.78           -- Amendment to Triton Exploration Services, Inc. Retirement
                            Income Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.79           -- Amendment Agreement to Credit Agreement dated as of
                            September 25, 2000, among Triton Energy Limited, the
                            Lenders party thereto and The Chase Manhattan Bank, as
                            Administrative Agent.*
         10.80           -- Triton Energy Limited 2000 Broad Based Share Compensation
                            Plan.*
         10.81           -- First Amendment to the Production Sharing Contract
                            between the Republic of Equatorial Guinea and Triton
                            Equatorial Guinea, Inc. for Block F.*
         10.82           -- Assignment of State Participating Interest in the
                            Production Sharing Contract for Block F, Offshore
                            Republic of Republic of Equatorial Guinea.*
         10.83           -- First Amendment to the Production Sharing Contract
                            between the Republic of Equatorial Guinea and Triton
                            Equatorial Guinea, Inc. for Block G.*
         10.84           -- Assignment of State Participating Interest in the
                            Production Sharing Contract for Block G, Offshore
                            Republic of Republic of Equatorial Guinea.*
         10.85           -- Second Amendment to the Amended and Restated 1997 Share
                            Compensation Plan.*

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         12.1            -- Computation of Ratio of Earnings to Fixed Charges
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 2000, and incorporated herein by reference).
         21.1            -- Significant Subsidiaries (previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1999, and incorporated herein by
                            reference).
         23.1            -- Consent of Vinson & Elkins L.L.P. (included in its
                            opinion filed as Exhibit 5.1 hereto).*
         23.2            -- Consent of PriceWaterhouseCoopers LLP.*
         23.3            -- Consent of DeGolyer and MacNaughton.*
         23.4            -- Consent of Netherland, Sewell & Associates, Inc.*
         23.5            -- Consent of Walkers (included in its opinion filed as
                            Exhibit 5.2 hereto).*
         24.1            -- Powers of Attorney (included on the first signature page of this Registration Statement).*
         25.1            -- Statement of Eligibility of The Chase Manhattan Bank, as
                            trustee.*
         99.1            -- Rio Chitamena Association Contract (previously filed as an exhibit to Triton Energy Corporation's Current Report
                            on Form 8-K/A dated July 15, 1994, and incorporated
                            herein by reference).
         99.2            -- Rio Chitamena Purchase and Sale Agreement (previously
                            filed as an exhibit to Triton Energy Corporation's
                            Current Report on Form 8-K/A dated July 15, 1994, and
                            incorporated herein by reference).
         99.3            -- Integral Plan -- Cusiana Oil Structure (previously filed as an exhibit to Triton Energy Corporation's Current
                            Report on Form 8-K/A dated July 15, 1994, and
                            incorporated herein by reference).
         99.4            -- Letter Agreements with co-investor in Colombia
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Current Report on Form 8-K/A dated July 15,
                            1994, and incorporated herein by reference).
         99.5            -- Amended and Restated Oleoducto Central S.A. Agreement
                            dated as of March 31, 1995 (previously filed as an
                            exhibit to Triton Energy Corporation's Quarterly Report
                            on Form 10-Q for the quarter ended June 30, 1995, and
                            incorporated herein by reference).
         99.6            -- Form of Letter of Transmittal.*
         99.7            -- Form of Notice of Guaranteed Delivery.*
         99.8            -- Form of Letter to Registered Holders and DTC
                            Participants.*
         99.9            -- Form of Letter to Clients.*

---------------

*  Filed herewith.

  (b) Financial Statement Schedules

     The following reports of independent accountants and financial statement schedules are included in this Registration Statement:

     - Report of Independent Accountants on Financial Statement Schedule of Triton Energy Limited.

     - Valuation and Qualifying Accounts of Triton Energy Limited for the year ended December 31, 1999.

     All other schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 25th day of October, 2000.

                                            TRITON ENERGY LIMITED

                                            By: /s/ JAMES C. MUSSELMAN
                                              ----------------------------------
                                                James C. Musselman
                                                President and Chief Executive
                                                Officer

     Each person whose signature appears below authorizes James C. Musselman, A.E. Turner, III, W. Greg Dunlevy and Thomas J. Murphy, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----
               /s/ JAMES C. MUSSELMAN                  President and Chief Executive   October 25, 2000
-----------------------------------------------------    Officer (Principal Executive
                 James C. Musselman                      Officer)

                 /s/ W. GREG DUNLEVY                   Senior Vice President and       October 25, 2000
-----------------------------------------------------    Chief Financial Officer
                   W. Greg Dunlevy                       (Principal Financial and
                                                         Accounting Officer)

                 /s/ THOMAS O. HICKS                   Chairman of the Board           October 25, 2000
-----------------------------------------------------
                   Thomas O. Hicks

                                                       Director                        October   , 2000
-----------------------------------------------------
                 Sheldon R. Erikson

                  /s/ JACK D. FURST                    Director                        October 25, 2000
-----------------------------------------------------
                    Jack D. Furst

              /s/ FITZGERALD S. HUDSON                 Director                        October 25, 2000
-----------------------------------------------------
                Fitzgerald S. Hudson

                                                       Director                        October   , 2000
-----------------------------------------------------
                    John R. Huff

                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----
               /s/ MICHAEL E. MCMAHON                  Director                        October 25, 2000
-----------------------------------------------------
                 Michael E. McMahon

               /s/ C. LAMAR NORSWORTHY                 Director                        October 25, 2000
-----------------------------------------------------
                 C. Lamar Norsworthy

              /s/ C. RICHARD VERMILLION                Director                        October 25, 2000
-----------------------------------------------------
                C. Richard Vermillion

                                                       Director                        October   , 2000
-----------------------------------------------------
                   J. Otis Winters

                                 EXHIBIT INDEX

EXHIBIT
NO.                                              DESCRIPTION
-------                                          -----------
          3.1            -- Memorandum of Association (previously filed as an exhibit to the Company's Registration Statement on Form S-3 (No
                            333-08005) and incorporated herein by reference).
          3.2            -- Articles of Association (previously filed as an exhibit to the Company's Registration Statement on Form S-3 (No
                            333-08005) and incorporated herein by reference).
          4.1            -- Specimen Share Certificate of Ordinary Shares, $.01 par
                            value, of the Company (previously filed as an exhibit to
                            the Company's Registration Statement on Form 8-A dated
                            March 25, 1996, and incorporated herein by reference).
          4.2            -- Rights Agreement dated as of March 25, 1996, between
                            Triton and The Chase Manhattan Bank, as Rights Agent,
                            including, as Exhibit A thereto, Resolutions establishing
                            the Junior Preference Shares (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            S-3 (No 333-08005) and incorporated herein by reference).
          4.3            -- Resolutions Authorizing the Company's 5% Convertible
                            Preference Shares (previously filed as an exhibit to the
                            Company's and Triton Energy Corporation's Registration
                            Statement on Form S-4 (No. 333-923) and incorporated
                            herein by reference).
          4.4            -- Amendment No. 1 to Rights Agreement dated as of August 2,
                            1996, between Triton Energy Limited and The Chase
                            Manhattan Bank, as Rights Agent (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            8-A/A (Amendment No. 1) dated August 14, 1996, and
                            incorporated herein by reference).
          4.5            -- Amendment No. 2 to Rights Agreement dated as of August
                            30, 1998, between Triton Energy Limited and The Chase
                            Manhattan Bank, as Rights Agent (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            8-A/A (Amendment No. 2) dated October 2, 1998, and
                            incorporated herein by reference).
          4.6            -- Unanimous Written Consent of the Board of Directors
                            authorizing a Series of Preference Shares (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended September 30, 1998, and
                            incorporated herein by reference).
          4.7            -- Amendment No. 3 to Rights Agreement dated as of January
                            5, 1999, between Triton Energy Limited and The Chase
                            Manhattan Bank, as Rights Agent (previously filed as an
                            exhibit to the Company's Registration Statement on Form
                            8-A/A (Amendment No. 3) dated January 31, 1999, and
                            incorporated herein by reference).
          4.8            -- Indenture, dated October 4, 2000, between the Company and
                            The Chase Manhattan Bank, governing the Company's
                            outstanding 8 7/8% Senior Notes Due 2007.*
          4.9            -- Registration Rights Agreement, dated October 4, 2000, by and between the Company and Chase Securities, Inc.,
                            Merrill Lynch, Pierce, Fenner & Smith Incorporated,
                            Goldman, Sachs & Co., Banc of America Securities LLC,
                            Barclays Capital Inc., and Deutsche Bank Securities Inc.,
                            as the Initial Purchasers.*
          5.1            -- Opinion of Vinson & Elkins L.L.P.*
          5.2            -- Opinion of Walkers.*

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.1            -- Amended and Restated Retirement Income Plan (previously filed as an exhibit to Triton Energy Corporation's
                            Quarterly Report on Form 10-Q for the quarter ended
                            November 30, 1993, and incorporated herein by reference).
         10.2            -- Amended and Restated Supplemental Executive Retirement
                            Income Plan (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1997, and incorporated herein by
                            reference).
         10.3            -- 1981 Employee Non-Qualified Stock Option Plan (previously filed as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended May 31,
                            1992, and incorporated herein by reference).
         10.4            -- Amendment No. 1 to the 1981 Employee Non-Qualified Stock
                            Option Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1989, and incorporated herein
                            by reference).
         10.5            -- Amendment No. 2 to the 1981 Employee Non-Qualified Stock
                            Option Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1992, and incorporated herein
                            by reference).
         10.6            -- Amendment No. 3 to the 1981 Employee Non-Qualified Stock
                            Option Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Quarterly Report on Form 10-Q for
                            the quarter ended November 30, 1993, and incorporated
                            herein by reference).
         10.7            -- 1985 Stock Option Plan (previously filed as an exhibit to
                            Triton Energy Corporation's Annual Report on Form 10-K
                            for the fiscal year ended May 31, 1990, and incorporated
                            herein by reference).
         10.8            -- Amendment No. 1 to the 1985 Stock Option Plan (previously filed as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended May 31,
                            1992, and incorporated herein by reference).
         10.9            -- Amendment No. 2 to the 1985 Stock Option Plan (previously filed as an exhibit to Triton Energy Corporation's
                            Quarterly Report on Form 10-Q for the quarter ended
                            November 30, 1993, and incorporated herein by reference).
         10.10           -- 1989 Stock Option Plan (previously filed as an exhibit to
                            Triton Energy Corporation's Quarterly Report on Form 10-Q
                            for the quarter ended November 30, 1988, and incorporated
                            herein by reference).
         10.11           -- Amendment No. 1 to 1989 Stock Option Plan (previously
                            filed as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended May 31,
                            1992, and incorporated herein by reference).
         10.12           -- Amendment No. 2 to 1989 Stock Option Plan (previously
                            filed as an exhibit to Triton Energy Corporation's
                            Quarterly Report on Form 10-Q for the quarter ended
                            November 30, 1993, and incorporated herein by reference).
         10.13           -- Second Amended and Restated 1992 Stock Option
                            Plan(previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended March
                            31, 1996, and incorporated herein by reference).
         10.14           -- Form of Amended and Restated Employment Agreement with
                            Triton Energy Limited and certain officers, including
                            Messrs. Dunlevy, Garrett and Maxted, as amended and
                            restated June 28, 2000 (previously filed as an exhibit to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 2000, and incorporated herein by
                            reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.15           -- Amended and Restated Employment Agreement among Triton
                            Energy Limited, Triton Exploration Services, Inc. and
                            Robert B. Holland, III (previously filed as an exhibit to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 2000, and incorporated herein by
                            reference).
         10.16           -- Form of Amended and Restated Employment Agreement among
                            Triton Energy Limited, Triton Exploration Services, Inc.
                            and each of Peter Rugg and Al E. Turner (previously filed
                            as an exhibit to the Company's Quarterly Report on Form
                            10-Q for the quarter ended September 30, 1998, and
                            incorporated herein by reference).
         10.17           -- Letter Agreement among Triton Energy Limited, Triton
                            Exploration Services, Inc. and Robert B. Holland, III
                            dated December 17, 1998 (previously filed as an exhibit
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1998, and incorporated herein by
                            reference).
         10.18           -- Letter Agreement among Triton Energy Limited, Triton
                            Exploration Services, Inc. and Peter Rugg dated December
                            10, 1998 (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the year ended December
                            31, 1998, and incorporated herein by reference).
         10.19           -- Form of Bonus Agreement between Triton Exploration
                            Services, Inc. and each of Al E. Turner, Robert B.
                            Holland, III, and Peter Rugg dated July 15, 1998
                            (previously filed as an exhibit to the Company's Annual
                            Report on Form 10-K for the year ended December 31, 1998,
                            and incorporated herein by reference).
         10.20           -- Amended and Restated 1985 Restricted Stock Plan
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Quarterly Report on Form 10-Q for the
                            quarter ended November 30, 1993, and incorporated herein
                            by reference).
         10.21           -- First Amendment to Amended and Restated 1985 Restricted
                            Stock Plan (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended December 31, 1995, and incorporated
                            herein by reference).
         10.22           -- Second Amendment to Amended and Restated 1985 Restricted
                            Stock Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1996, and incorporated herein by
                            reference).
         10.23           -- Executive Life Insurance Plan (previously filed as an
                            exhibit to Triton Energy Corporation's Annual Report on
                            Form 10-K for the fiscal year ended May 31, 1991, and
                            incorporated herein by reference).
         10.24           -- Long Term Disability Income Plan (previously filed as an exhibit to Triton Energy Corporation's Annual Report on
                            Form 10-K for the fiscal year ended May 31, 1991, and
                            incorporated herein by reference).
         10.25           -- Amended and Restated Retirement Plan for Directors
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Annual Report on Form 10-K for the fiscal
                            year ended May 31, 1990, and incorporated herein by
                            reference).
         10.26           -- Contract for Exploration and Exploitation for Santiago de
                            Atalayas I with an effective date of July 1, 1982,
                            between Triton Colombia, Inc., and Empresa Colombiana De
                            Petroleos (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1990, and incorporated herein
                            by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.27           -- Contract for Exploration and Exploitation for Tauramena
                            with an effective date of July 4, 1988, between Triton
                            Colombia, Inc., and Empresa Colombiana De Petroleos
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Annual Report on Form 10-K for the fiscal
                            year ended May 31, 1990, and incorporated herein by
                            reference).
         10.28           -- Summary of Assignment legalized by Public Instrument No.
                            1255 dated September 15, 1987 (Assignment is in Spanish
                            language) (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1993, and incorporated herein
                            by reference).
         10.29           -- Summary of Assignment legalized by Public Instrument No.
                            1602 dated June 11, 1990 (Assignment is in Spanish
                            language) (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1993, and incorporated herein
                            by reference).
         10.30           -- Summary of Assignment legalized by Public Instrument No.
                            2586 dated September 9, 1992 (Assignment is in Spanish
                            language) (previously filed as an exhibit to Triton
                            Energy Corporation's Annual Report on Form 10-K for the
                            fiscal year ended May 31, 1993, and incorporated herein
                            by reference).
         10.31           -- Triton Exploration Services, Inc. 401(K) Savings Plan, as
                            amended and restated June 1, 2000 (previously filed as an
                            exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 2000, and incorporated
                            herein by reference).
         10.32           -- Contract between Malaysia-Thailand Joint Authority and
                            Petronas Carigali SDN.BHD. and Triton Oil Company of
                            Thailand relating to Exploration and Production of
                            Petroleum for Malaysia-Thailand Joint Development Area
                            Block A-18 (previously filed as an exhibit to Triton
                            Energy Corporation's Current Report on Form 8-K dated
                            April 21, 1994, and incorporated herein by reference).
         10.33           -- Credit Agreement among Triton Colombia, Inc., Triton
                            Energy Corporation, NationsBank, N.A. (Carolinas) and
                            Export-Import Bank of the United States (previously filed
                            as an exhibit to Triton Energy Corporation's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1995, and incorporated herein by reference).
         10.34           -- Amendment No. 1 to Credit Agreement among Triton
                            Colombia, Inc., Triton Energy Corporation, NationsBank,
                            N.A. (Carolinas) and Export-Import Bank of the United
                            States (previously filed as an exhibit to Triton Energy
                            Corporation's Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1995, and incorporated herein by
                            reference).
         10.35           -- Amendment No. 2 to Credit Agreement among Triton
                            Colombia, Inc., Triton Energy Corporation, NationsBank,
                            N.A. (Carolinas) and Export-Import Bank of the United
                            States (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended March
                            31, 1996, and incorporated herein by reference).
         10.36           -- Amendment No. 3 to Credit Agreement among Triton
                            Colombia, Inc., Triton Energy Corporation, NationsBank,
                            N.A. (Carolinas) and Export-Import Bank of the United
                            States (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended March
                            31, 1998, and incorporated herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.37           -- Form of Indemnity Agreement entered into with each
                            director and officer of the Company (previously filed as
                            an exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended September 30, 1998, and
                            incorporated herein by reference).
         10.38           -- Description of Performance Goals for Executive Bonus
                            Compensation (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1996, and incorporated herein by
                            reference).
         10.39           -- Amended and Restated 1997 Share Compensation Plan
                            (previously filed as an exhibit to the Company's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1998, and incorporated herein by reference).
         10.40           -- First Amendment to Amended and Restated Retirement Plan
                            for Directors (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1997, and incorporated herein by
                            reference).
         10.41           -- First Amendment to Second Amended and Restated 1992 Stock
                            Option Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1997, and incorporated herein by
                            reference).
         10.42           -- Second Amendment to Second Amended and Restated 1992
                            Stock Option Plan (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1997, and incorporated herein by
                            reference).
         10.43           -- Amended and Restated Indenture dated July 25, 1997,
                            between Triton Energy Limited and The Chase Manhattan
                            Bank (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, and incorporated herein by reference).
         10.44           -- Amended and Restated First Supplemental Indenture dated
                            July 25, 1997, between Triton Energy Limited and The
                            Chase Manhattan Bank relating to the 8 3/4% Senior Notes
                            due 2002 (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, and incorporated herein by reference).
         10.45           -- Amended and Restated Second Supplemental Indenture dated
                            July 25, 1997, between Triton Energy Limited and The
                            Chase Manhattan Bank relating to the 9 1/4% Senior Notes
                            due 2005 (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, and incorporated herein by reference).
         10.46           -- Share Purchase Agreement dated July 17, 1998, among
                            Triton Energy Limited, Triton Asia Holdings, Inc.,
                            Atlantic Richfield Company and BP JDA Limited (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 1998, and
                            incorporated herein by reference).
         10.47           -- Shareholders Agreement dated August 3, 1998, among Triton
                            Energy Limited, Triton Asia Holdings, Inc., Atlantic
                            Richfield Company, and BP JDA Limited (previously filed
                            as an exhibit to the Company's Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1998, and
                            incorporated herein by reference).
         10.48           -- Stock Purchase Agreement dated as of August 31, 1998,
                            between Triton Energy Limited and HM4 Triton, L.P.
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1998, and incorporated herein by
                            reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.49           -- Shareholders Agreement dated as of September 30, 1998,
                            between Triton Energy Limited and HM4 Triton, L.P.
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1998, and incorporated herein by
                            reference).
         10.50           -- Financial Advisory Agreement dated as of September 30,
                            1998, between Triton Energy Limited and Hicks, Muse & Co.
                            Partners, L.P. (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1998, and incorporated herein by
                            reference).
         10.51           -- Monitoring and Oversight Agreement dated as of September
                            30, 1998, between Triton Energy Limited and Hicks, Muse &
                            Co. Partners, L.P. (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1998, and incorporated herein by
                            reference).
         10.52           -- Severance Agreement dated April 9, 1999, made and entered into by and among Triton Energy Limited, Triton
                            Exploration Services, Inc. and Peter Rugg (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended March 31, 1999, and
                            incorporated herein by reference).
         10.53           -- Consulting and Non-Compete Agreement dated April 9, 1999, made and entered into by and between Triton Exploration
                            Services, Inc. and Peter Rugg (previously filed as an
                            exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended March 31, 1999, and incorporated
                            herein by reference).
         10.54           -- Third Amendment to Amended and Restated 1985 Restricted
                            Stock Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1999, and incorporated herein by
                            reference).
         10.55           -- Amendment to the Triton Exploration Services, Inc.
                            Supplemental Executive Retirement Plan (previously filed
                            as an exhibit to the Company's Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1999, and
                            incorporated herein by reference).
         10.56           -- Third Amendment to the Second Amended and Restated 1992
                            Stock Option Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.57           -- First Amendment to the Amended and Restated 1997 Share
                            Compensation Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.58           -- Amendment dated May 11, 1999, to Amended and Restated
                            Employment Agreement dated July 15, 1998 among Triton
                            Exploration Services, Inc., Triton Energy Limited and
                            A.E. Turner, III (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.59           -- Second Amendment to Retirement Plan for Directors
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1999, and incorporated herein by reference).
         10.60           -- Amendment No. 1 to Shareholders Agreement between Triton
                            Energy Limited and HM4 Triton, L.P. (previously filed as
                            an exhibit to the Company's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 1999, and incorporated
                            herein by reference).
         10.61           -- Amendment No. 4 to the 1981 Employee Nonqualified Stock
                            Option Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.62           -- Amendment No. 3 to the 1985 Stock Option Plan (previously filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 1999, and
                            incorporated herein by reference).
         10.63           -- Amendment No. 3 to the 1989 Stock Option Plan (previously filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 1999, and
                            incorporated herein by reference).
         10.64           -- Supplemental Letter Agreement dated October 28, 1999,
                            among Triton Energy Limited, Triton Asia Holdings, Inc.,
                            Atlantic Richfield Company, and BP JDA Limited
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1999, and incorporated herein by
                            reference).
         10.65           -- Gas Sales Agreement dated October 30, 1999 among the
                            Malaysia-Thailand Joint Authority, and Petronas Carigali
                            (JDA) Sdn Bhd, Triton Oil Company of Thailand, Triton Oil
                            Company of Thailand (JDA) Limited, as Sellers, and with
                            Petroleum Authority of Thailand and Petroliam Nasional
                            Berhad, as Buyers (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1999, and incorporated herein by
                            reference).
         10.66           -- Form of Stock Option Agreement between Triton Energy
                            Limited and its non-employee directors (previously filed
                            as an exhibit to the Company's Annual Report on Form 10-K
                            for the fiscal year ended December 31, 1999, and
                            incorporated herein by reference).
         10.67           -- Form of Stock Option Agreement between Triton Energy
                            Limited and its employees, including its executive
                            officers (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1999, and incorporated herein by reference).
         10.68           -- Amendment to Stock Options dated as of January 3, 2000, between Triton Energy Limited and A.E. Turner (previously
                            filed as an exhibit to the Company's Annual Report on
                            Form 10-K for the fiscal year ended December 31, 1999,
                            and incorporated herein by reference).
         10.69           -- Form of Amendment to Stock Options dated as of January 3,
                            2000, between Triton Energy Limited and its non-employee
                            directors (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1999, and incorporated herein by
                            reference).
         10.70           -- Production Sharing Contract between the Republic of
                            Equatorial Guinea and Triton Equatorial Guinea, Inc. for
                            Block F (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1999, and incorporated herein by reference).
         10.71           -- Production Sharing Contract between the Republic of
                            Equatorial Guinea and Triton Equatorial Guinea, Inc. for
                            Block G (previously filed as an exhibit to the Company's
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1999, and incorporated herein by reference).
         10.72           -- Supplementary Contract (No. 1) to the Production Sharing
                            Contract for Block A-18 dated April 21, 1994 between
                            Malaysia-Thailand Joint Authority and Petronas Carigali
                            (JDA) SDN.BHD., Triton Oil Company of Thailand and Triton
                            Oil Company of Thailand (JDA) Limited (previously filed
                            as an exhibit to the Company's Annual Report on Form 10-K
                            for the fiscal year ended December 31, 1999, and
                            incorporated herein by reference).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.73           -- Supplementary Contract (No. 2) to the Production Sharing
                            Contract for Block A-18 dated April 21, 1994 between
                            Malaysia-Thailand Joint Authority and Petronas Carigali
                            (JDA) SDN.BHD., Triton Oil Company of Thailand and Triton
                            Oil Company of Thailand (JDA) Limited (previously filed
                            as an exhibit to the Company's Annual Report on Form 10-K
                            for the fiscal year ended December 31, 1999, and
                            incorporated herein by reference).
         10.74           -- Credit Agreement dated as of February 29, 2000, among
                            Triton Energy Limited, the Lenders party thereto and The
                            Chase Manhattan bank, as Administrative Agent (previously
                            filed as an exhibit to the Company's Annual Report on
                            Form 10-K for the fiscal year ended December 31, 1999,
                            and incorporated herein by reference).
         10.75           -- Share Purchase Agreement dated as of May 8, 2000 between
                            Triton International Petroleum, Inc. and The Strategic
                            Transaction Company (previously filed as an exhibit to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended March 31, 2000, and incorporated herein by
                            reference).
         10.76           -- Amendment to the Retirement Income Plan dated August 1,
                            1998 (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1998, and incorporated herein by reference).
         10.77           -- Amendment to Amended and Restated Retirement Income Plan
                            dated December 31, 1996 (previously filed as an exhibit
                            to the Company's Quarterly Report on Form 10-Q for the
                            quarter ended March 31, 1998, and incorporated herein by
                            reference).
         10.78           -- Amendment to Triton Exploration Services, Inc. Retirement
                            Income Plan (previously filed as an exhibit to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended June 30, 1999, and incorporated herein by
                            reference).
         10.79           -- Amendment Agreement to Credit Agreement dated as of
                            September 25, 2000, among Triton Energy Limited, the
                            Lenders party thereto and The Chase Manhattan Bank, as
                            Administrative Agent.*
         10.80           -- Triton Energy Limited 2000 Broad Based Share Compensation
                            Plan.*
         10.81           -- First Amendment to the Production Sharing Contract
                            between the Republic of Equatorial Guinea and Triton
                            Equatorial Guinea, Inc. for Block F.*
         10.82           -- Assignment of State Participating Interest in the
                            Production Sharing Contract for Block F, Offshore
                            Republic of Republic of Equatorial Guinea.*
         10.83           -- First Amendment to the Production Sharing Contract
                            between the Republic of Equatorial Guinea and Triton
                            Equatorial Guinea, Inc. for Block G.*
         10.84           -- Assignment of State Participating Interest in the
                            Production Sharing Contract for Block G, Offshore
                            Republic of Republic of Equatorial Guinea.*
         10.85           -- Second Amendment to the Amended and Restated 1997 Share
                            Compensation Plan.*
         12.1            -- Computation of Ratio of Earnings to Fixed Charges
                            (previously filed as an exhibit to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 2000, and incorporated herein by reference).
         21.1            -- Significant Subsidiaries (previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1999, and incorporated herein by
                            reference).
         23.1            -- Consent of Vinson & Elkins L.L.P. (included in its
                            opinion filed as Exhibit 5.1 hereto).*
         23.2            -- Consent of PriceWaterhouseCoopers LLP.*

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         23.3            -- Consent of DeGolyer and MacNaughton.*
         23.4            -- Consent of Netherland, Sewell & Associates, Inc.*
         23.5            -- Consent of Walkers (included in its opinion filed as
                            Exhibit 5.2 hereto).*
         24.1            -- Powers of Attorney (included on the first signature page of this Registration Statement).*
         25.1            -- Statement of Eligibility of The Chase Manhattan Bank, as
                            trustee.*
         99.1            -- Rio Chitamena Association Contract (previously filed as an exhibit to Triton Energy Corporation's Current Report
                            on Form 8-K/A dated July 15, 1994, and incorporated
                            herein by reference).
         99.2            -- Rio Chitamena Purchase and Sale Agreement (previously
                            filed as an exhibit to Triton Energy Corporation's
                            Current Report on Form 8-K/A dated July 15, 1994, and
                            incorporated herein by reference).
         99.3            -- Integral Plan -- Cusiana Oil Structure (previously filed as an exhibit to Triton Energy Corporation's Current
                            Report on Form 8-K/A dated July 15, 1994, and
                            incorporated herein by reference).
         99.4            -- Letter Agreements with co-investor in Colombia
                            (previously filed as an exhibit to Triton Energy
                            Corporation's Current Report on Form 8-K/A dated July 15,
                            1994, and incorporated herein by reference).
         99.5            -- Amended and Restated Oleoducto Central S.A. Agreement
                            dated as of March 31, 1995 (previously filed as an
                            exhibit to Triton Energy Corporation's Quarterly Report
                            on Form 10-Q for the quarter ended June 30, 1995, and
                            incorporated herein by reference).
         99.6            -- Form of Letter of Transmittal.*
         99.7            -- Form of Notice of Guaranteed Delivery.*
         99.8            -- Form of Letter to Registered Holders and DTC
                            Participants.*
         99.9            -- Form of Letter to Clients.*

---------------

*  Filed herewith.